Exhibit 10.1

FIRST LIEN CREDIT AGREEMENT

dated as of

June 29, 2012

Among

FULL HOUSE RESORTS, INC.
as Borrower,

THE LENDERS NAMED HEREIN

and

CAPITAL ONE, NATIONAL ASSOCIATION,
as Administrative Agent

TABLE OF CONTENTS

ARTICLE I. INTERPRETATION		1

1.01.	Definitions	1
1.02.	GAAP	33
1.03.	Headings	34
1.04.	Plural Terms	34
1.05.	Time	34
1.06.	Governing Law	34
1.07.	Construction	34
1.08.	Entire Agreement	34
1.09.	Calculation of Interest and Fees	35
1.10.	References	35
1.11.	Other Interpretive Provisions	35
1.12.	Rounding	35

ARTICLE II. CREDIT FACILITIES		36

2.01.	Loan Facilities	36
2.02.	Letters of Credit	43
2.03.	The Swing Line	52
2.04.	Amount Limitations, Commitment Reductions, Etc	55
2.05.	Fees	56
2.06.	Prepayments	57
2.07.	Other Payment Terms	60
2.08.	Loan Accounts; Notes	62
2.09.	Loan Funding	63
2.10.	Pro Rata Treatment	64
2.11.	Change of Circumstances	65
2.12.	Taxes on Payments	67
2.13.	Funding Loss Indemnification	69
2.14.	Security	70
2.15.	Replacement of the Lenders	70

ARTICLE III. CONDITIONS PRECEDENT		71

3.01.	Conditions Precedent to Effectiveness	71
3.02.	Conditions Precedent to Initial Funding Date	73
3.03.	Conditions Precedent to each Credit Event	82

ARTICLE IV. REPRESENTATIONS AND WARRANTIES		82

4.01.	Representations and Warranties of the Borrower	82
4.02.	Reaffirmation of Borrower’s Representations and Warranties	91
4.03.	Representations and Warranties of each Lender	91

i

ARTICLE V. COVENANTS		91

5.01.	Affirmative Covenants	91
5.02.	Negative Covenants	98
5.03.	Financial Covenants	108

ARTICLE VI. EVENTS OF DEFAULT		109

6.01.	Events of Default	109
6.02.	Remedies	113
6.03.	Right to Cure	115

ARTICLE VII. ADMINISTRATIVE AGENT, COLLATERAL TRUSTEE AND RELATIONS AMONG LENDERS		116

7.01.	Appointment, Powers and Immunities	116
7.02.	Reliance by the Administrative Agent, Collateral Trustee, L/C Issuer and Swing Line Lender	118
7.03.	Defaults	118
7.04.	Indemnification	118
7.05.	Non-Reliance	119
7.06.	Resignation of the Administrative Agent or Collateral Trustee	120
7.07.	Collateral Matters	120
7.08.	Performance of Conditions	121
7.09.	The Administrative Agent and the Collateral Trustee in their Individual Capacities	121
7.10.	Collateral Matters/Lender Rate Contracts	122
7.11.	Administrative Agent May File Proofs of Claim	122
7.12.	Application of Gaming Laws	122

ARTICLE VIII. MISCELLANEOUS		123

8.01.	Notices	123
8.02.	Expenses	125
8.03.	Indemnification	126
8.04.	Waivers; Amendments	128
8.05.	Successors and Assigns	130
8.06.	Setoff; Security Interest	135
8.07.	No Third Party Rights	135
8.08.	Partial Invalidity	136
8.09.	Jury Trial	136
8.10.	Confidentiality	136
8.11.	Counterparts	136
8.12.	Consent to Jurisdiction	136
8.13.	Relationship of Parties	137
8.14.	Time	138
8.15.	Waiver of Punitive Damages	138
8.16.	USA PATRIOT Act	138
8.17.	Clarification	138
8.18.	Intercreditor Agreement	138

ii

SCHEDULES

SCHEDULE I	-	THE LENDERS
SCHEDULE 1.01(a)	-	REAL PROPERTY SECURITY DOCUMENTS
SCHEDULE 4.01(e)(iv)		GOVERNMENTAL AUTHORIZATIONS
SCHEDULE 4.01(g)	-	LITIGATION
SCHEDULE 4.01(h)	-	REAL PROPERTY
SCHEDULE 4.01(o)	-	SUBSIDIARIES
SCHEDULE 4.01(v)	-	AGREEMENTS WITH AFFILIATES
SCHEDULE 5.02(a)	-	EXISTING INDEBTEDNESS
SCHEDULE 5.02(b)	-	EXISTING LIENS
SCHEDULE 5.02(e)	-	EXISTING INVESTMENTS

EXHIBITS

EXHIBIT A		NOTICE OF LOAN BORROWING
EXHIBIT B		NOTICE OF CONVERSION
EXHIBIT C		NOTICE OF INTEREST PERIOD SELECTION
EXHIBIT D		NOTICE OF SWING LINE BORROWING
EXHIBIT E		ASSIGNMENT AGREEMENT
EXHIBIT F		COMPLIANCE CERTIFICATE
EXHIBIT G		NON-BANK CERTIFICATE
EXHIBIT H		RISING STAR EXCESS LAND

iii

FIRST LIEN CREDIT AGREEMENT

THIS FIRST LIEN CREDIT AGREEMENT, dated as of June 29, 2012, is entered into by and among: (1) FULL HOUSE RESORTS, INC., a Delaware corporation (the “Borrower”); (2) each of the financial institutions from time to time listed in Schedule I hereto, as amended, restated, supplemented or otherwise modified from time to time (collectively, the “Lenders”); and (3) CAPITAL ONE, NATIONAL ASSOCIATION (“Capital One”), as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), as L/C Issuer and as Swing Line Lender (as such terms are defined below).  Macquarie Capital (USA), Inc. has been given the titles of lead arranger, lead bookrunner and syndication agent in connection with this Agreement.

RECITALS

A.          The Borrower has requested that the Lenders provide certain credit facilities to the Borrower.

B.          The Lenders are willing to provide such credit facilities upon the terms and subject to the conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the above Recitals and the mutual covenants herein contained, the parties hereto hereby agree as follows:

ARTICLE I. INTERPRETATION.

1.01.      Definitions.  Unless otherwise indicated in this Agreement or any other Credit Document, each term set forth below, when used in this Agreement or any other Credit Document, shall have the respective meaning given to that term below or in the provision of this Agreement or other document, instrument or agreement referenced below.

“Acquired Person” shall mean a Proposed Target that is the subject of a Permitted Acquisition after the Closing Date.

“Acquisition” shall mean the acquisition by the Borrower of all of the outstanding Equity Securities of Silver Slipper.

“Acquisition Agreement” shall mean that certain Membership Interest Purchase Agreement, dated as of March 30, 2012, by and between the Borrower, as purchaser, and all of the existing members of Silver Slipper.

“Acquisition Documents” shall mean, collectively, the Acquisition Agreement and all documents executed in connection therewith and any other document(s) evidencing the Acquisition.

“Adjusted EBITDA” shall mean, for any period, (a) Net Income for such period, plus (b) to the extent deducted in determining Net Income of the Borrower Parties for such period, the sum of the following for such period (without duplication): (i) Interest Expense, (ii) provisions for income taxes, (iii) depreciation and amortization expenses, (iv) extraordinary losses (including non-cash impairment charges), (v) acquisition costs related to the Silver Slipper required to be expensed in accordance with GAAP for any quarter in fiscal years 2012 and 2013 in an aggregate amount not to exceed $2,500,000 during the term of this Agreement, (vi) Sarbanes-Oxley implementation costs related to the acquisition of the Silver Slipper in an aggregate amount not to exceed $100,000 during the term of this Agreement, and (vii) stock compensation expense, minus (c) to the extent added in determining Net Income of the Borrower Parties for such period, extraordinary gains, minus (d) the portion of Net Income for such period attributable to any Joint Venture or any other Person (other than a Subsidiary) in which any Borrower Party has ownership interest, except to the extent that any such Net Income has been actually received by such Borrower Party in the form of cash dividends or distributions; provided, that Adjusted EBITDA for any period that includes any fiscal quarter ending prior to the Initial Funding Date shall be deemed to include the Adjusted EBITDA of Silver Slipper.

Pro forma credit shall be given for an Acquired Person’s Adjusted EBITDA as if owned on the first day of the applicable period; companies (or identifiable business units or divisions) sold, transferred or otherwise disposed of during any period will be treated as if not owned during the entire applicable period.

Notwithstanding the foregoing, Adjusted EBITDA for the fiscal quarter ended on (i) December 31, 2011 shall be deemed to be $5,000,000 and (ii) March 31, 2012 shall be deemed to be $6,400,000.

“Administrative Agent” shall mean Capital One, in its capacity as administrative agent hereunder, and any successor appointed in accordance with the provisions hereof.

“Affiliate” shall mean, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially or as a trustee, guardian or other fiduciary, ten percent (10%) or more of any class of Equity Securities of such Person, (b) each Person that controls, is controlled by or is under common control with such Person or any Affiliate of such Person or (c) each of such Person’s officers, directors, managers, joint venturers and partners; provided, however, that in no case shall the Administrative Agent or any Lender be deemed to be an Affiliate of any Loan Party for purposes of this Agreement.  For the purpose of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

“Affiliated Lender” shall have the meaning given to that term in the definition of “Eligible Assignee.”

“Agreement” shall mean this First Lien Credit Agreement, as supplemented, modified, amended, extended or restated.

“Anti-Terrorism Law” shall mean each of: (a) the Executive Order; (b) the Patriot Act; (c) the Money Laundering Control Act of 1986, 18 U.S.C. Sect. 1956; and (d) any other Governmental Rule now or hereafter enacted to monitor, deter or otherwise prevent terrorism or the funding or support of terrorism.

“Applicable Lending Office” shall mean, with respect to any Lender, (a) in the case of its Base Rate Loans and Base Rate Portions, its Domestic Lending Office, and (b) in the case of its LIBOR Loans and LIBOR Portions, its Euro-Dollar Lending Office.

“Applicable Margin” shall mean, with respect to each Loan and Portion (and with respect to the calculation of Standby Letter of Credit fees pursuant to Section 2.02(i)(i)), the per annum margin which is determined pursuant to the Pricing Grid.  The Applicable Margin shall be determined as provided in the Pricing Grid and may change as set forth in the definition of Pricing Grid.

“Approved Fund” shall mean any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignee Lender” shall have the meaning given to that term in Section 8.05(c).

“Assignment” shall have the meaning given to that term in Section 8.05(c).

“Assignment Agreement” shall have the meaning given to that term in Section 8.05(c).

“Assignment Closing Date” shall have, with respect to each Assignment Agreement, the meaning set forth therein.

“Assignor Lender” shall have the meaning given to that term in Section 8.05(c).

“Banking Services” means each and any of the treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts, foreign currency exchange and interstate depository network services) and other bank products provided to Borrower Parties by any Lender or any of its Affiliates.

“Banking Services Obligations” of the Borrower Parties means any and all obligations of the such party, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Base Rate” shall mean, on any day, the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on the Business Day prior to such day plus one-half percent (0.50%) and (c) the One Month LIBOR for such day (determined on a daily basis as set forth below) plus one percent (1.00%).  As used in this definition, “One Month LIBOR” shall mean, with respect to any interest rate calculation for a Loan, Portion or other Obligation bearing interest at the Base Rate, a rate per annum equal to the quotient (rounded upward if necessary to the nearest 1/16 of one percent) of (i) the greater of (A) 1.00% and (B) rate per annum referred to as the BBA (British Bankers Association) LIBOR as reported on Reuters Screen LIBOR01, or if not reported by Reuters, as reported by any service selected by the Administrative Agent, on the applicable day (provided that if such day is not a Business Day for which LIBOR is quoted, the next preceding Business Day for which a LIBOR is quoted) at or about 11:00 a.m., London time (or as soon thereafter as practicable), for Dollar deposits being delivered in the London interbank eurodollar currency market for a term of one month commencing on such date of determination, divided by (ii) one minus the Reserve Requirement in effect on such day.  If for any reason rates are not available as provided in clause (i)(B) of the preceding sentence, the rate to be used in clause (i)(B) shall be, at the Administrative Agent’s discretion (in each case, rounded upward if necessary to the nearest 1/16 of one percent), (A) the rate per annum at which Dollar deposits are offered to the Administrative Agent in the London interbank eurodollar currency market or (B) the rate at which Dollar deposits are offered to the Administrative Agent in, or by the Administrative Agent to major banks in, any offshore interbank eurodollar market selected by the Administrative Agent, in each case on the applicable day (provided that if such day is not a Business Day for which Dollar deposits are offered to the Administrative Agent in the London or such offshore interbank eurodollar currency market, the next preceding Business Day for which Dollar deposits are offered to the Administrative Agent in the London or such offshore interbank eurodollar currency market) at or about 11:00 a.m., London time (or as soon thereafter as practicable) (for delivery on such date of determination) for a one month term.

“Base Rate Loan” shall mean, at any time, a Revolving Loan which then bears interest as provided in Section 2.01(d)(i).

“Base Rate Portion” shall mean, at any time, a Portion of a Term Loan Borrowing, or a Term Loan, as the case may be, which then bears interest at a rate specified in Section 2.01(d)(i).

“Borrower” shall mean Full House Resorts, Inc.

“Borrower Materials” shall have the meaning given to that term in Section 5.01(a).

“Borrower Parties” shall mean, collectively, the Borrower and its Restricted Subsidiaries.

“Borrowing” shall mean a Revolving Loan Borrowing, a Term Loan Borrowing or a Swing Line Borrowing, as the context may require.

“Business Day” shall mean any day on which (a) commercial banks are not authorized or required to close in New Orleans, Louisiana or New York, New York and (b) if such Business Day is related to a LIBOR Loan or a LIBOR Portion, dealings in Dollar deposits are carried out in the London interbank market.

“Capital Adequacy Requirement” shall have the meaning given to that term in Section 2.11(d).

“Capital Asset” shall mean, with respect to any Person, any tangible fixed or capital asset owned or leased (in the case of a Capital Lease) by such Person, or any expense incurred by such Person that is required by GAAP to be reported as a non-current asset on such Person’s balance sheet.

“Capital Expenditures” shall mean, with respect to any Person and any period, all amounts expended by such Person during such period to acquire or to construct Capital Assets (including renewals, improvements and replacements, but excluding repairs in the ordinary course) computed in accordance with GAAP (including all amounts paid or accrued on Capital Leases and other Indebtedness incurred or assumed to acquire Capital Assets).

“Capital Leases” shall mean any and all lease obligations that, in accordance with GAAP, are required to be capitalized on the books of a lessee.

“Capital One” shall mean Capital One, National Association.

“Cash Collateralize” shall mean to pledge and deposit with or deliver to the Administrative Agent, for its own benefit and for the benefit of the L/C Issuer and/or the Lenders, as applicable, as collateral subject to a first priority, perfected security interest securing the Obligations or the obligations of a Deteriorating Lender, as applicable, cash or deposit account balances in an amount equal to the L/C Obligations, obligations in respect of Swing Line Loans or obligations of a Deteriorating Lender, as applicable, pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer or the Swing Line Lender, as applicable (which documents are hereby consented to by the Lenders).  Derivatives of such term shall have a corresponding meaning.

 “Cash Equivalents” shall mean:

(a)         Direct obligations of, or obligations the principal and interest on which are unconditionally guaranteed by, the United States or obligations of any agency of the United States to the extent such obligations are backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;

(b)         Certificates of deposit maturing within six months from the date of acquisition thereof issued by a commercial bank or trust company organized under the laws of the United States or a state thereof or that is a Lender; provided that (i) such deposits are denominated in Dollars, (ii) such bank or trust company has capital, surplus and undivided profits of not less than $500,000,000 and (iii) such bank or trust company has certificates of deposit or other debt obligations rated at least A-1 (or its equivalent) by Standard and Poor’s Ratings Services or P-1 (or its equivalent) by Moody’s Investors Service, Inc.;

(c)         Open market commercial paper maturing within 270 days from the date of acquisition thereof issued by a corporation organized under the laws of the United States or a state thereof; provided such commercial paper is rated at least A-1 (or its equivalent) by Standard and Poor’s Ratings Services or P-1 (or its equivalent) by Moody’s Investors Service, Inc.; and

Any repurchase agreement entered into with a commercial bank or trust company organized under the laws of the United States or a state thereof or that is a Lender; provided that (i) such bank or trust company has capital, surplus and undivided profits of not less than $500,000,000, (ii) such bank or trust company has certificates of deposit or other debt obligations rated at least A-1 (or its equivalent) by Standard and Poor’s Ratings Services or P-1 (or its equivalent) by Moody’s Investors Service, Inc., (iii) the repurchase obligations of such bank or trust company under such repurchase agreement are fully secured by a perfected security interest in a security or instrument of the type described in clause (a), (b) or (c) above and (iv) such security or instrument so securing the repurchase obligations has a fair market value at the time such repurchase agreement is entered into of not less than 100% of such repurchase obligations.  Notwithstanding the foregoing, in no event shall “Cash Equivalents” include auction rate securities.

“Change of Control” shall mean the occurrence of any one or more of the following:

(a)         The Borrower shall cease to beneficially own and control, directly or indirectly, one hundred percent (100%) of the Equity Securities of each Loan Party (other than the Borrower),

(b)         The acquisition after the Closing Date of ownership, directly or indirectly, beneficially or of record, by any person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Commission thereunder as in effect on the date hereof), of Equity Securities representing more than 15% of the aggregate ordinary voting power represented by the issued and outstanding Equity Securities of the Borrower or any such person or group acquires control of the Borrower, or

(c)         The occupation after the Closing Date of a majority of the seats (other than vacant seats) on the board of directors or other governing body of the Borrower by persons who were neither (i) nominated by the board of directors or other governing body of the Borrower nor (ii) appointed by directors or members of such other or other governing body so nominated, or

(d)         A “change of control” or “change in control” or any similar term as defined in any document governing Indebtedness of any Borrower Party which gives the holders of such Indebtedness the right to accelerate or otherwise require payment of such Indebtedness prior to the maturity date thereof or the right to require such Borrower Party to redeem, purchase or otherwise defease, or offer to redeem, purchase or otherwise defease, all or any portion of such Indebtedness.

For the purpose of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

“Change of Law” means (a) the adoption of any law, rule, regulation or treaty (including any rules or regulations issued under or implementing any existing law) after the date of this Agreement, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or any L/C Issuer with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, shall in each case be deemed to be a “Change of Law,” regardless of the date enacted, adopted, issued or implemented.

“Closing Date” shall mean the date of this Agreement as set forth in the introductory paragraph hereof.

“Collateral” shall mean all Property in which the Administrative Agent, the Collateral Trustee or any Lender has a Lien to secure the Obligations or the Guaranty.

“Collateral Certificate” shall mean a Collateral Certificate in substantially the form of Exhibit J, appropriately completed and duly executed by the Borrower.

“Collateral Trustee” shall mean Capital One in its capacity as collateral trustee for the Lenders pursuant to the Credit Documents, and any successor appointed in accordance with the provisions hereof.

“Commercial Letter of Credit” shall mean any documentary letter of credit issued by the L/C Issuer under this Agreement, either as originally issued or as the same may be supplemented, modified, amended, extended, restated or supplanted.

“Commitment Fee Percentage” shall mean 0.50% per annum.

“Commitment Fees” shall have the meaning given to that term in Section 2.05(c).

“Commitments” shall mean, collectively, the Revolving Loan Commitments and the Term Loan Commitments.

“Communications” shall have the meaning given to that term in Section 8.01(b).

“Compliance Certificate” shall have the meaning given to that term in Section 5.01(a)(iii).

“Confidential Information” shall mean information delivered to any Lender or the Administrative Agent by or on behalf of any Loan Party pursuant to the Credit Documents that is proprietary in nature and that is clearly marked or labeled as being confidential information of such Loan Party; provided; however, that such term does not include information that (a) was publicly known or otherwise known to the receiving party prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by the receiving party or any person acting on its behalf, (c) otherwise becomes known to the receiving party other than through disclosure by any Loan Party or (d) constitutes financial statements delivered to the Lenders and the Administrative Agent under Section 5.01(a) that are otherwise publicly available.

“Contingent Obligation” shall mean, with respect to any Person, (a) any Guaranty Obligation of that Person; and (b) any direct or indirect obligation or liability, contingent or otherwise, of that Person (i) in respect of any Surety Instrument issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or payments, (ii) as a partner or joint venturer in any partnership or joint venture, (iii) to purchase any materials, supplies or other Property from, or to obtain the services of, another Person if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other Property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other Property is ever made or tendered, or such services are ever performed or tendered, or (iv) in respect to any Rate Contract that is not entered into in connection with a bona fide hedging operation that provides offsetting benefits to such Person.  The amount of any Contingent Obligation shall (subject, in the case of Guaranty Obligations, to the last sentence of the definition of “Guaranty Obligation”) be deemed equal to the maximum reasonably anticipated liability in respect thereof, and shall, with respect to item (b)(iv) of this definition be marked to market on a current basis.

“Contractual Obligation” of any Person shall mean, any indenture, note, lease, loan agreement, security, deed of trust, mortgage, security agreement, guaranty, instrument, contract, agreement or other form of contractual obligation or undertaking to which such Person is a party or by which such Person or any of its Property is bound.

“Control Agreement” shall mean a control agreement among the Borrower or a Guarantor, a depository bank, a securities intermediary or a commodity intermediary, as the case may be, and the Collateral Trustee, in form and substance reasonably acceptable to the Collateral Trustee.

“Credit Documents” shall mean and include this Agreement, the Notes, the Guaranty, the Security Documents, the Intercreditor Agreement, each Letter of Credit Application, each Notice of Borrowing, each Notice of Interest Period Selection, each Notice of Conversion, all Lender Rate Contracts, the Collateral Certificate, the Fee Letter, all other documents, instruments and agreements delivered to the Administrative Agent, the Collateral Trustee, or any Lender pursuant to Sections 3.01 or 3.02 and all other documents, instruments and agreements delivered by any Loan Party to the Administrative Agent, the Collateral Trustee or any Lender in connection with this Agreement or any other Credit Document on or after the date of this Agreement, including, without limitation, any amendments, consents or waivers, as the same may be amended, restated, supplemented or modified from time to time.

“Credit Event” shall mean the making of any Loan (including a Swing Line Loan) or the making of an L/C Credit Extension.

“Cure Amount” shall have the meaning given to that term in Section 6.03(a).

“Cure Expiration Date” shall have the meaning given to that term in Section 6.03(a).

“Current Assets” shall mean, at any time, the consolidated current assets (other than cash and Cash Equivalents and current deferred tax assets) of the Borrower Parties.

“Current Liabilities” shall mean, at any time, the consolidated current liabilities of the Borrower Parties at such time, but excluding, without duplication, (a) the current portion of any long-term Indebtedness, (b) outstanding Revolving Loans and Swingline Loans and (c) current deferred tax liabilities.

“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States, and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Governmental Rules from time to time in effect affecting the rights of creditors generally.

“Default” shall mean an Event of Default or any event or circumstance not yet constituting an Event of Default which, with the giving of any notice or the lapse of any period of time or both, would become an Event of Default.

“Default Rate” shall have the meaning given to that term in Section 2.07(c).

“Defaulting Lender” shall mean a Lender which (a) has failed to fund its portion of any Borrowing, any participations in Letters of Credit or participations in Swing Line Loans required to be funded by it under this Agreement within three (3) Business Days of the date when due, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a receivership, bankruptcy or insolvency proceeding.

“Designated Person” shall mean any Person who (i) is named on the list of Specially Designated Nationals or Blocked Persons maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control and/or any other similar lists maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control pursuant to authorizing statute, executive order or regulation, (ii) (A) is a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of the Executive Order or any related legislation or any other similar executive order(s) or (B) engages in any dealings or transactions prohibited by Section 2 of the Executive Order or is otherwise associated with any such Person in any manner violative of Section 2 of the Executive Order or (iii)(X) is an agency of the government of a country, (Y) an organization controlled by a country, or (Z) a Person resident in a country that is subject to a sanctions program identified on the list maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or as otherwise published from time to time, as such program may be applicable to such agency, organization or Person.

“Deteriorating Lender” shall mean (a) a Defaulting Lender or (b) a Lender as to which (i) the L/C Issuer or Swing Line Lender (as applicable) has been informed that such Lender has defaulted in fulfilling its monetary or other material obligations under one or more other syndicated credit facilities or (ii) an entity that controls such Lender has been deemed insolvent or becomes subject to a receivership, bankruptcy or other similar proceeding.  For the purpose of this definition, “control” of a Lender shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

“Disqualified Securities” shall mean any Equity Security which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is one year following the date of payment and satisfaction in full by the Loan Parties of the Obligations, (b) is convertible into or exchangeable for (i) debt securities or (ii) any Equity Security referred to in (a) above, in each case at any time on or prior to the date that is one year following the date of payment and satisfaction in full by the Loan Parties of the Obligations, or (c) is entitled to receive a cash Distribution (other than for taxes attributable to the operations of the business) or a Distribution of Disqualified Securities on or prior to the date that is one year following the date of payment and satisfaction in full by the Loan Parties of the Obligations.

 “Distributions” shall mean the declaration or (without duplication) payment of any distributions or dividends (in cash, Property or obligations) on, or other payments on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, repurchase, redemption, retirement or other acquisition of, any Equity Securities of any Person or of any warrants, options or other rights to acquire the same (or to make any payments to any Person, such as “phantom membership” or “phantom stock” payments or similar payments, where the amount is calculated with reference to the fair market or equity value of any Person), but excluding distributions or dividends payable by a Person solely in membership interests or shares of common stock of such Person.

 “Dollars” and “$” shall mean the lawful currency of the United States and, in relation to any payment under this Agreement, same day or immediately available funds.

“Domestic Lending Office” shall mean, with respect to any Lender, (a) initially, its office designated as such in Schedule I (or, in the case of any Lender which becomes a Lender pursuant to Section 2.01(h) or by an assignment pursuant to Section 8.05(c), its office designated as such in the applicable Assignment Agreement) and (b) subsequently, such other office or offices as such Lender may designate to the Administrative Agent as the office at which such Lender’s Base Rate Loans and Base Rate Portions will thereafter be maintained and for the account of which all payments of principal of, and interest on, such Lender’s Base Rate Loans and Base Rate Portions will thereafter be made.

 “Effective Amount” shall mean (i) with respect to Revolving Loans, Term Loans, and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to (A) any borrowings and prepayments or repayments of Revolving Loans, Term Loans, and Swing Line Loans and (B) with respect to Swing Line Loans, any risk participation amongst the Lenders, as the case may be, occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

 “Eligible Assignee” shall mean (a) any Lender, any Affiliate of any Lender and any Approved Fund of any Lender; and (b) a Person that is (i) a commercial bank, savings and loan association or savings bank organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $100,000,000, (ii) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the “OECD”), or a political subdivision of any such country, and having a combined capital and surplus of at least $100,000,000; provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD, (iii) a finance company, insurance company or other financial institution that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and having total assets in excess of $100,000,000, or (iv) a Person that is primarily engaged in the business of commercial lending and that is (x) a Subsidiary of a Lender, (y) a Subsidiary of a Person of which a Lender is a Subsidiary, or (z) a Person of which a Lender is a Subsidiary; provided that in no event shall any person or entity that has been found “unsuitable” in any gaming jurisdiction, been denied a Gaming License or otherwise been disqualified as a lender to a gaming company be permitted to be a Lender hereunder. Assignments of the Loan to Affiliates of the Borrower (other than the Borrower and its Subsidiaries) (each, an “Affiliated Lender”) shall be permitted subject to the following limitations: (i) Affiliated Lenders will not receive information provided solely to Lenders by the Administrative Agent or any Lender and will not be permitted to attend or participate in “lender-only” meetings not attended by the Borrower; (ii) for purposes of any amendment, waiver or modification of the Credit Documents or any plan of reorganization that in either case does not require the consent of each Lender or each affected Lender or does not adversely affect such Affiliated Lender in any material respect as compared to other Lenders, Affiliated Lenders will be deemed to have voted in the same proportion as non-affiliated Lenders voting on such matter; (iii) Affiliated Lenders may not purchase Revolving Credit Loans or commitments under the Revolving Credit Facility; and (iv) the amount of Term Loans purchased by Affiliated Lenders may not exceed 15% of the aggregate principal amount of the Term Loans.

“Environmental Damages” shall mean all claims, judgments, damages, losses, penalties, liabilities (including strict liability), costs and expenses (including costs of investigation, remediation, defense, settlement and reasonable attorneys’ fees and consultants’ fees and any diminution in the value of the security afforded to the Lenders with respect to any real property owned or leased by any Borrower Party), that are incurred at any time (a) as a result of the existence of any Hazardous Materials upon, about or beneath any real property Collateral owned, leased, managed or otherwise operated by any Borrower Party or migrating or threatening to migrate to or from any such real property Collateral regardless of whether or not caused by or within the control of any Borrower Party, (b) arising from any investigation, proceeding or remediation of such real property Collateral at which any Borrower Party or any predecessors are alleged to have directly or indirectly disposed, or arranged for the disposal, of Hazardous Materials or (c) arising in any manner whatsoever out of any violation of Environmental Laws by any Borrower Party or with respect to the Rising Star Vessel or any real property Collateral owned, leased, managed or otherwise operated by any Borrower Party or (d) as a result of the existence of any Hazardous Material upon, about or released from the Rising Star Vessel.

“Environmental Laws” shall mean all federal, state and local Governmental Rules relating to the protection of human health and safety or the environment, including, without limitation, the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq.; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901 et seq.; the Comprehensive Environment Response, Compensation and Liability Act of 1980 (including the Superfund Amendments and Reauthorization Act of 1986, “CERCLA”), 42 U.S.C. Section 9601 et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Occupational Safety and Health Act, 29 U.S.C. Section 651; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Section 11001 et seq.; the Mine Safety and Health Act of 1977, 30 U.S.C. Section 801 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; the Rivers and Harbors Act of 1899, 33 U.S.C. Section 303; the National Environmental Policy Act, 42 U.S.C. Section 4321 et seq.; all state and local counterparts or analogues to the foregoing statutes; and all other Governmental Rules pertaining to the reporting, licensing, permitting, transportation, storage, disposal, investigation or remediation of emissions, discharges, releases, or threatened releases of Hazardous Materials into the air, surface water, groundwater or land, relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation or handling of Hazardous Materials, relating to the placement or discharge of fill or dredged material into water bodies or wetlands, or relating to the construction or operation of buildings, piers, docks or other structures within water bodies that are navigable or otherwise subject to the public trust.

“Equity Securities” of any Person shall mean (a) all common stock, preferred stock, participations, shares, partnership interests, limited liability company interests or other equity interests in and of such Person (regardless of how designated and whether or not voting or nonvoting) and (b) all warrants, options and other rights to acquire any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” shall mean any Person which is treated as a single employer with any Borrower Party under Sections 414(b) and (c) of the IRC (and Sections 414(m) and (o) of the IRC for purposes of the provisions relating to Section 412 of the IRC).

“ERISA Event” shall mean (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Borrower Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA which could reasonably be expected to give rise to any liability with respect to such withdrawal; (c) a complete or partial withdrawal by a Borrower Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan or Multiemployer Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon a Borrower Party or any ERISA Affiliate.

“Euro-Dollar Lending Office” shall mean, with respect to any Lender, (a) initially, its office designated as such in Schedule I (or, in the case of any Lender which becomes a Lender pursuant to Section 2.01(h) or  by an assignment pursuant to Section 8.05(c), its office designated as such in the applicable Assignment Agreement) and (b) subsequently, such other office or offices as such Lender may designate to the Administrative Agent as the office at which such Lender’s LIBOR Loans and LIBOR Portions will thereafter be maintained and for the account of which all payments of principal of, and interest on, such Lender’s LIBOR Loans and LIBOR Portions will thereafter be made.

“Event of Default” shall have the meaning given to that term in Section 6.01.

“Evergreen Letter of Credit” shall have the meaning given to that term in Section 2.02(b)(iii).

“Excess Cash Flow” shall mean, for any fiscal year of the Borrower, the excess of (a) the sum, without duplication, (i) Adjusted EBITDA for such fiscal year, and (ii) the decrease if any, in Current Assets minus Current Liabilities from the beginning to the end of such fiscal year, over (b) the sum of

(i)  the amount of any income taxes paid or payable in cash by the Borrower Parties with respect to such fiscal year;

(ii)  Interest Expense paid in cash in such fiscal year;

(iii) scheduled principal payments paid on the Obligations, the Second Lien Obligations and any other Permitted Indebtedness in such fiscal year;

(iv)  payments on Capital Leases in such fiscal year;

(v)  amount of Capital Expenditures (excluding any Capital Expenditures related to the development and opening of a hotel adjacent to the Silver Slipper Casino to the extent funded with the proceeds of Term Loans incurred pursuant to Section 2.01(h)) in such fiscal year;

(vi) all extraordinary cash charges and all non-recurring cash charges, in each case to the extent adding back in calculating Adjusted EBITDA; and

(vii) the increase, if any, in Current Assets minus Current Liabilities from the beginning to the end of such fiscal year.

“Excluded Subsidiary” means (a) any Subsidiary that is a Non-Wholly-Owned Subsidiary and (b) any Unrestricted Subsidiary.

“Executive Order” shall mean Executive Order No. 13224 on Terrorist Financings: - Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten To Commit, or Support Terrorism issued on 23rd September, 2001.

“Exempted Equity Issuance” shall mean any of the following:  (a) the issuance of Equity Securities by any Loan Party to another Loan Party, (b) the contribution of capital by any Loan Party to another Loan Party, (c) the issuance by the Borrower of its Equity Securities to any of its officers, directors or employees pursuant to customary compensation arrangements, or (d) any issuance of Equity Securities or contributions of capital designated as a Cure Amount in accordance with Section 6.03.

“FASB ASC” shall mean the Accounting Standards Codification of the Financial Accounting Standards Board.

“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided, that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Capital One on such day on such transactions as determined by the Administrative Agent.

“Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System.

“Fee Letter” shall mean the letter agreement dated as of January 10, 2012, as amended on March 1, 2012, between the Borrower and the Lead Arranger regarding certain fees payable by the Borrower as expressly indicated therein.

“Financial Statements” shall mean, with respect to any accounting period for any Person, statements of income and cash flows (and, in the case of financial statements in respect of a fiscal year, statements of retained earnings, or stockholders’ equity or members’ equity or partners’ capital) of such Person for such period, and a balance sheet of such Person as of the end of such period, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year if such period is less than a full fiscal year or, if such period is a full fiscal year, corresponding figures from the preceding annual audited financial statements and, in each case, corresponding figures from the comparable budgeted and projected figures for such period, all prepared in reasonable detail and in accordance with GAAP.

“First Lien Leverage Ratio” shall mean as of any date of determination, the ratio of (a) Total Debt secured  by first priority Liens as of such date to (b) Adjusted EBITDA for the four consecutive fiscal quarter periods most recently ended for which Financial Statements are available.

“Fixed Charge Coverage Ratio” shall mean, as at any date of determination, with respect to the Borrower Parties for the period of four consecutive fiscal quarters ending on or most recently ended prior to such date, (a) Adjusted EBITDA, plus (i) Rent Expense, minus (ii) the aggregate amount of non-financed Capital Expenditures made during such period, minus (iii) the aggregate amount of Distributions made during such period, minus (iv) cash taxes required to be paid during such period divided by (b) Fixed Charges for such period.

“Fixed Charges” shall mean, for any four fiscal quarter period, the sum, for the Borrower Parties (determined on a consolidated basis without duplication), of the following items: (a) Interest Expense for such period, (b) Rent Expense for such period, (c) scheduled principal payments of Indebtedness actually paid in cash during such period, including any optional prepayments during such period that reduce otherwise scheduled principal payments for such period, and (d) the portion of payments under Capital Leases that should be treated as payment of principal in accordance with GAAP scheduled to be paid during such period, provided, however, that for each of the four fiscal quarter periods ending with the first full fiscal quarter after the Initial Funding Date, the second full fiscal quarter after the Initial Funding Date and the third full fiscal quarter after the Initial Funding Date, Fixed Charges for each such four fiscal quarter period shall be deemed equal to the sum of clauses (a) through (d) above for the full fiscal quarters after the Initial Funding Date ending thereon multiplied by 4, by 2 and by 4/3rds, respectively.

“Foreign Plan” shall mean any employee benefit plan maintained or contributed to by any Loan Party which is mandated or governed by any Governmental Rule of any Governmental Authority other than the United States.

“Fund” shall mean any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” shall mean generally accepted accounting principles and practices as in effect in the United States from time to time, consistently applied.

“Gaming Approvals” shall mean all licenses, permits, approvals, authorizations, registrations, findings of suitability, franchises, entitlements, waivers and exemptions issued by any Gaming Board necessary for or relating to the conduct of activities by any Loan Party, including, without limitation, the ownership, operation, management and development of Stockman’s Casino, the Rising Star Casino, and Silver Slipper Casino.

“Gaming Board” shall mean, in any jurisdiction in which any Loan Party manages or conducts any casino, racing, gaming business, or activity, the applicable gaming board, commission or other or Governmental Authority that holds licensing or permit authority over gambling, gaming or casino activities conducted by any Loan Party within its jurisdiction or is responsible for interpreting, administering and enforcing the Gaming Laws, including, without limitation, the Mississippi Gaming Commission, the Nevada Gaming Control Board, the Nevada Gaming Commission and the Indiana Gaming Commission.

 “Gaming Laws” shall mean all laws, statutes, ordinances, rules or regulations pursuant to which any Gaming Board possesses licensing or permit authority over gambling, gaming, or casino activities conducted by any Loan Party within its jurisdiction.

“Gaming License” shall mean, in any jurisdiction in which any Loan Party conducts any casino and gaming business or activities, any license, permit or other authorization to conduct gaming activities that is granted or issued by the applicable Gaming Board.

“Governmental Authority” shall mean any international, domestic, tribal or foreign national, state or local government, any political subdivision thereof, any department, agency, authority or bureau of any of the foregoing, or any other entity exercising executive, legislative, judicial, regulatory, tax or administrative functions of or pertaining to government, including, without limitation, the Federal Trade Commission, Federal Deposit Insurance Corporation, the Federal Reserve Board, the Comptroller of the Currency, any central bank or any comparable authority and any supra-national bodies such as the European Union.

“Governmental Authorization” shall mean any permit, license, registration, approval, finding of suitability or licensing, authorization, plan, directive, order, consent, exemption, waiver, consent order or consent decree of or from, or notice to, action by or filing with, any Governmental Authority (including any Gaming Board).

“Governmental Charges” shall mean, with respect to any Person, all levies, assessments, fees, claims or other charges imposed by any Governmental Authority upon such Person or any of its Property or otherwise payable by such Person.

“Governmental Rule” shall mean any law, rule, regulation, ordinance, order, code interpretation, judgment, decree, directive, Governmental Authorization, guidelines, policy or similar form of decision of any Governmental Authority.

“Guarantor” shall mean each now existing or hereafter acquired or created direct or indirect Restricted Subsidiary of the Borrower which becomes a party to the Guaranty.

“Guaranty” shall mean the Guaranty Agreement by each Guarantor from time to time party thereto in favor of the Administrative Agent and the Lender Parties, as supplemented, modified, amended, extended or restated from time to time.

“Guaranty Obligation” shall mean, with respect to any Person, any direct or indirect liability of that Person with respect to any Indebtedness, lease, dividend, letter of credit or other obligation (the “primary obligations”) of another Person (the “primary obligor”), including any obligation of that Person, whether or not contingent, (a) to purchase, repurchase or otherwise acquire such primary obligations or any Property constituting direct or indirect security therefor, or (b) to advance or provide funds (i) for the payment or discharge of any such primary obligation, or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, or (c) to purchase Property, securities or services primarily for the purpose of assuring the beneficiary of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof, provided that the term “Guaranty Obligation” shall not include endorsements for collection or deposit in the ordinary course of business.  The amount of any Guaranty Obligation shall be deemed equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made or, if not stated or if indeterminable, the maximum liability in respect thereof.

“Hazardous Materials” shall mean all pollutants, contaminants and other materials, substances and wastes which are hazardous, toxic or caustic to the environment, including petroleum and petroleum products and byproducts, radioactive materials, asbestos, polychlorinated biphenyls and all materials, substances and wastes which are classified or regulated as “hazardous,” “toxic” or similar descriptions under any Environmental Law.

“Honor Date” shall have the meaning given to that term in Section 2.02(c)(i).

“IGRA” means the Federal Indian Gaming Regulatory Act of 1988, codified at 25 U.S.C. §2701, et seq., as amended.

“Indebtedness” of any Person shall mean, without duplication:

(a)          All Obligations;

(b)         All Second Lien Obligations;

(c)         All obligations of such Person evidenced by notes, bonds, debentures or other similar instruments and all other obligations of such Person for borrowed money (including obligations to repurchase receivables and other assets sold with recourse);

(d)         All obligations of such Person for the deferred purchase price of property or services (including obligations under letters of credit and other credit facilities which secure or finance such purchase price), except for (i) trade accounts payable, provided that (A) such trade accounts payable arise in the ordinary course of business and (B) no material part of any such account is more than sixty (60) days past due and (ii) time-based licenses;

(e)         All obligations of such Person under conditional sale or other title retention agreements with respect to property acquired by such Person (to the extent of the value of such property if the rights and remedies of the seller or the lender under such agreement in the event of default are limited solely to repossession or sale of such property);

(f)          All obligations of such Person as lessee under or with respect to Capital Leases and synthetic leases and all other off-balance sheet financing;

(g)         All obligations of such Person, contingent or otherwise, under or with respect to Surety Instruments;

(h)         All Unfunded Pension Liabilities of such Person;

(i)          All obligations of such Person arising under acceptance facilities or under facilities for the discount of accounts receivable of such Person;

(j)          All Contingent Obligations of such Person;

(k)         All Disqualified Securities of such Person;

(l)          With respect to any Rate Contracts, the Termination Value thereof;

(m)        All obligations of such Person with respect to letters of credit, whether drawn or undrawn, contingent or otherwise;

(n)         All Guaranty Obligations of such Person with respect to the obligations of other Persons of the types described in clauses (a) - (m) above; and

(o)         All obligations of other Persons (“primary obligors”) of the types described in clauses (a) - (m) above to the extent secured by (or for which any holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property (including accounts and contract rights) of such Person, even though such Person has not assumed or become liable for the payment of such obligations (and, for purposes of this clause (o), the amount of the Indebtedness of such Person shall be deemed to be the lesser of (x) the amount of all obligations of such primary obligors so secured by (or for which any holder of such obligations has an existing right, contingent or otherwise, to be secured by) the property of such Person and (y) the value of such property).

“Indemnifiable Taxes” shall have the meaning given to that term in Section 2.12(a).

“Indemnitees” shall have the meaning given to that term in Section 8.03.

“Initial Funding Date” shall mean the time and Business Day on which the satisfaction of all conditions precedent and the consummation of all of the transactions contemplated in Section 3.02 occur.

“Insurance Disclosure Statement” shall have the meaning given to that term in Section 3.02(j)(vi).

 “Intercreditor Agreement” shall mean the Intercreditor Agreement among the Borrower and Guarantors party thereto, the Collateral Trustee and the Second Lien Collateral Agent.

“Interest Expense” shall mean, for any period, the sum, for the Borrower Parties (determined on a consolidated basis without duplication in accordance with GAAP), of the following: (a) all interest, fees, charges and related expenses payable during such period to any Person in connection with Indebtedness or the deferred purchase price of assets that are treated as interest in accordance with GAAP, (b) the portion of rent actually paid during such period under Capital Leases that should be treated as interest in accordance with GAAP and (c) the net amounts payable (or minus the net amounts receivable) under Rate Contracts accrued during such period (whether or not actually paid or received during such period).

“Interest Period” shall mean, with respect to any LIBOR Loan or LIBOR Portion, the time periods (one, two, three, six, nine or twelve months) selected by the Borrower pursuant to Section 2.01(c) or Section 2.01(e) which commences on the first day of such Loan or Portion or the effective date of any conversion and ends on the last day of such time period, and thereafter, each subsequent time period selected by the Borrower pursuant to Section 2.01(f) which commences on the last day of the immediately preceding time period and ends on the last day of that time period.

“Investment” of any Person shall mean any loan or advance of funds by such Person to any other Person (other than advances to employees of such Person for moving and travel expenses, drawing accounts and similar expenditures in the ordinary course of business consistent with past practice), any purchase or other acquisition of any Equity Securities or Indebtedness of any other Person, any capital contribution by such Person to or any other investment by such Person in any other Person (including (x) any Guaranty Obligations of such Person with respect to any obligations of any other Person and (y) any payments made by such Person on account of obligations of any other Person); provided, however, that Investments shall not include (a) accounts receivable or other indebtedness owed by customers of such Person (other than any Borrower Party) which are Current Assets and arose from sales or rentals of inventory in the ordinary course of such Person’s business consistent with past practice or (b) prepaid expenses of such Person incurred and prepaid in the ordinary course of business consistent with past practice.

“IRC” shall mean the U.S. Internal Revenue Code of 1986.

“ISP” shall have the meaning given to that term in Section 2.02(h).

“Joint Venture” shall mean a joint venture, limited liability company, corporation, partnership, other entity or other legal arrangement (whether created pursuant to a contract or conducted through a separate legal entity) formed by a Loan Party and one or more other Persons who are not Loan Parties.

“Landlord” shall mean any landlord with respect to real property leased by the Borrower or any of its Affiliates.

 “L/C Advance” shall mean, with respect to each Revolving Lender, such Revolving Lender’s payment or participation in any L/C Borrowing in accordance with its Revolving Proportionate Share.

“L/C Borrowing” shall mean an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Loan Borrowing.

“L/C Credit Extension” shall mean, with respect to any Letter of Credit, the issuance thereof, the amendment thereof, the extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Issuer” shall mean Capital One in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” shall mean, as at any date of determination, the aggregate undrawn face amount of all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.

“Lead Arranger” shall mean Macquarie Capital (USA), Inc. in its capacity as lead arranger, lead bookrunner and syndication agent with respect to this Agreement.  Except as expressly set forth in Sections 8.02 and 8.03, the capacity of the Lead Arranger is titular in nature, and the Lead Arranger shall have no special rights or obligations over those of a Lender by reason thereof.

“Lender Parties” shall mean, collectively, the Lenders and the Persons who are counterparties to the Borrower under Lender Rate Contracts.

“Lender Rate Contract(s)” shall mean one or more Rate Contracts with respect to the Indebtedness evidenced by this Agreement between the Borrower and any Person who, at the time it enters into such Rate Contract, is a Lender or an Affiliate of a Lender  (in each case, only so long as such Person remains a Lender or an Affiliate of a Person that remains a Lender), on terms acceptable to the Borrower and such Person.  Each Lender Rate Contract shall be a Credit Document and shall be secured by the Liens created by the Security Documents to the extent set forth in Section 2.14(a).

“Lenders” shall have the meaning given to that term in clause (2) of the introductory paragraph hereof and includes the L/C Issuer and the Swing Line Lender (unless the context otherwise requires).

“Letter of Credit” shall mean any letter of credit issued hereunder.  A Letter of Credit may be a Commercial Letter of Credit or a Standby Letter of Credit.

“Letter of Credit Application” shall mean an application and agreement (including any master letter of credit agreement) for the issuance or amendment of a letter of credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” shall mean the earlier of the date that is five (5) Business Days prior to the Maturity Date (or, if such day is not a Business Day, the next preceding Business Day), or twelve (12) months after the issuance or last renewal of the Letter of Credit.

“Letter of Credit Sublimit” shall mean an amount equal to the lesser of (a) $2,500,000 and (b) the Total Revolving Loan Commitment.  The Letter of Credit Sublimit is part of, and not in addition to, the Total Revolving Loan Commitment.

 “LIBOR” shall mean, with respect to any Interest Period for LIBOR Loans in any Revolving Loan Borrowing consisting of LIBOR Loans or any LIBOR Portion of a Term Loan Borrowing, a rate per annum equal to the quotient (rounded upward if necessary to the nearest 1/16 of one percent) of (a) the greater of (1) 1.00% and (2) the rate per annum referred to as the BBA (British Bankers Association) LIBOR as reported on Reuters Screen LIBOR01, or if not reported by Reuters, as reported by any service selected by the Administrative Agent, on the first day of such Interest Period at or about 11:00 a.m., London time (or as soon thereafter as practicable), for delivery on the second Business Day prior to the first day of such Interest Period for a term comparable to such Interest Period, divided by (b) one minus the Reserve Requirement for such Loans or Portion in effect from time to time.  If for any reason rates are not available as provided in clause (a)(2) of the preceding sentence, the rate to be used in clause (a)(2) shall be, at the Administrative Agent’s discretion (in each case, rounded upward if necessary to the nearest 1/16 of one percent), (i) the rate per annum at which Dollar deposits are offered to the Administrative Agent in the London interbank eurodollar currency market or (ii) the rate at which Dollar deposits are offered to the Administrative Agent in, or by the Administrative Agent to major banks in, any offshore interbank eurodollar market selected by the Administrative Agent, in each case on the second Business Day prior to the commencement of such Interest Period at or about 10:00 a.m. (for delivery on the first day of such Interest Period) for a term comparable to such Interest Period and in an amount approximately equal to the amount of the Loan or Portion to be made or funded by the Administrative Agent as part of such Borrowing.  LIBOR shall be adjusted automatically as to all LIBOR Loans and LIBOR Portions then outstanding as of the effective date of any change in the Reserve Requirement.

“LIBOR Loan” shall mean, at any time, a Revolving Loan which then bears interest as provided in Section 2.01(d)(ii).

 “LIBOR Portion” shall mean, at any time, a Portion of a Term Loan Borrowing, or a Term Loan, as the case may be, which then bears interest at a rate specified in Section 2.01(d)(ii).

“Lien” shall mean, with respect to any Property, any security interest, mortgage, pledge, lien, charge or other encumbrance in, of, or on such Property or the income therefrom, including the interest of a vendor or lessor under a conditional sale agreement, Capital Lease or other title retention agreement, or any agreement to provide any of the foregoing, and the filing of any financing statement or similar instrument under the Uniform Commercial Code or comparable law of any jurisdiction.

“Liquor Approvals” means all licenses, permits, approvals, authorizations, registrations, findings of suitability, franchises, entitlements, waivers and exemptions issued by any Liquor Authority necessary for or relating to the conduct of activities by any Borrower Party, including, without limitation, the ownership, operation, management and development of Stockman’s Casino, Rising Star Casino and Silver Slipper Casino.

“Liquor Authorities” shall mean, in any jurisdiction in which any Borrower Party sells or distributes liquor, the applicable alcoholic beverage commission or other Governmental Authority responsible for interpreting, administering and enforcing the Liquor Laws, including, without limitation, the Alcoholic Beverage Control Division of the Mississippi Department of Revenue, the City of Fallon, County of Washoe, Nevada and the Indiana Alcohol & Tobacco Commission.

“Liquor Laws” shall mean all Governmental Rules applicable to or involving the sale and distribution of liquor by any Borrower Party in any jurisdiction, as in effect from time to time, including the policies, interpretations and administration thereof by the applicable Liquor Authorities.

“Liquor License” shall mean, in any jurisdiction in which any Borrower Party sells and distributes liquor, any license, permit or other authorization to sell and distribution liquor that is granted or issued by the applicable Liquor Authority.

“Loan” shall mean a Revolving Loan, a Term Loan or a Swing Line Loan.

“Loan Account” shall have the meaning given to that term in Section 2.08(a).

“Loan Parties” shall mean, collectively, the Borrower and the Guarantors.

“Margin Stock” shall have the meaning given to that term in Regulation U issued by the Federal Reserve Board but shall in any case include the treasury stock of the Borrower.

“Material Adverse Effect” shall mean any event or circumstance that has or could reasonably be expected to have a material adverse effect on (a) the business, operations, condition (financial or otherwise), assets or liabilities (whether actual or contingent) of the Borrower Parties taken as a whole, (b) the material ability of the Borrower to pay or perform the Obligations in accordance with the terms of this Agreement and the other Credit Documents or the ability of the Guarantors, collectively, to pay or perform any portion of their obligations in accordance with the terms of the Guaranty and the other Credit Documents; (c) the rights and remedies of the Administrative Agent, the Collateral Trustee or any Lender under this Agreement, the other Credit Documents or any related document, instrument or agreement; (d) the value of the Collateral, the Administrative Agent’s, the Collateral Trustee’s or any Lender’s security interest in the Collateral or the perfection or priority of such security interests; or (e) the material validity or enforceability of any of the Credit Documents.

“Material Contract” shall mean any agreement or arrangement to which any Borrower Party is a party (other than the Credit Documents) with respect to which breach, termination, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect.

“Material Documents” shall mean (i) the Organizational Documents of the Loan Parties, (ii) all Acquisition Documents and (iii) the Material Contracts.

“Maturity” or “maturity” shall mean, with respect to any Loan, interest, fee or other amount payable by the Borrower under this Agreement or the other Credit Documents, the date such Loan, interest, fee or other amount becomes due, whether upon the stated maturity or due date, upon acceleration or otherwise.

“Maturity Date” shall mean the third anniversary of the Closing Date.

“Multiemployer Plan” shall mean any multiemployer plan within the meaning of Section 3(37) of ERISA maintained or contributed to by any Loan Party or any ERISA Affiliate.

“Negative Pledge” shall mean a Contractual Obligation which contains a covenant binding on any Loan Party that prohibits Liens on any of its Property, other than (a) any such covenant contained in a Contractual Obligation granting or relating to a particular Permitted Lien which affects only the Property that is the subject of such Permitted Lien and (b) any such covenant that does not apply to Liens securing the Obligations.

“Net Condemnation Proceeds” shall mean an amount equal to: (a) any cash payments or proceeds received by a Loan Party, the Administrative Agent or the Collateral Trustee as a result of any condemnation or other taking or temporary or permanent requisition of any Property of a Loan Party, any interest therein or right appurtenant thereto, or any change of grade affecting such Property, as the result of the exercise of any right of condemnation or eminent domain by a Governmental Authority (including a transfer to a Governmental Authority in lieu or anticipation of a condemnation), minus (b) (i) any actual and reasonable costs incurred by a Loan Party in connection with any such condemnation or taking (including reasonable fees and expenses of counsel), and (ii) provisions for all taxes payable as a result of such condemnation, without regard to the consolidated results of operations of the Loan Parties, taken as a whole.

“Net Income” shall mean with respect to any fiscal period, the net income of or attributable to the Borrower Parties for such period determined on a consolidated basis in accordance with GAAP, consistently applied; provided, that Net Income for any period that includes any fiscal quarter ending prior to the Initial Funding Date shall be deemed to include the Net Income of or attributable to the Silver Slipper

“Net Insurance Proceeds” shall mean an amount equal to: (a) any cash payments or proceeds received by a Loan Party, the Administrative Agent or the Collateral Trustee under any key man life insurance policy or any casualty policy in respect of a covered loss thereunder with respect to any property, minus (b) (i) any actual and reasonable costs incurred by a Loan Party in connection with the adjustment or settlement of any claims of a Loan Party in respect thereof (including reasonable fees and expenses of counsel), (ii)  provisions for all taxes payable as a result of such event without regard to the consolidated results of operations of Loan Parties, taken as a whole, and (iii) with respect to cash payments or proceeds from any key man life insurance policies, reasonable and customary amounts paid by the applicable Loan Party to (A) an executive recruiting firm related to hiring a replacement executive officer, and (B) the replacement executive officer as a signing bonus and relocation expenses.

“Net Proceeds” shall mean:

(a)           With respect to any sale of any asset or property by any Person, the aggregate consideration received by such Person from such sale less the sum of (i) the actual amount of the reasonable fees and commissions payable by such Person other than to any of its Affiliates, (ii) the reasonable legal expenses and other costs and expenses directly related to such sale that are to be paid by such Person other than to any of its Affiliates (including, without limitation, transfer, sale, use and other similar taxes payable in connection with such sale), income taxes reasonably estimated to be payable by such Person as a result of such sale, and (iii) the amount of any Indebtedness (other than the Obligations) which is secured by such asset and is required to be repaid or prepaid by such Person as a result of such sale; and

(b)           With respect to any issuance or incurrence of any Indebtedness by any Person, the aggregate consideration received by such Person from such issuance or incurrence less the sum of (i) the actual amount of the reasonable fees and commissions payable by such Person other than to any of its Affiliates and (ii) the reasonable legal expenses and the other reasonable costs and expenses directly related to such issuance or incurrence that are to be paid by such Person other than to any of its Affiliates; and

(c)           With respect to any issuance of Equity Securities by any Person, the aggregate consideration received by such Person from such issuance less the sum of (i) the actual amount of the reasonable fees and commissions payable by such Person other than to any of its Affiliates and (ii) the reasonable legal expenses and the other reasonable costs and expenses directly related to such issuance that are to be paid by such Person other than to any of its Affiliates.

“New Lender” shall have the meaning given to that term in Section 2.01(h)(i)(F).

“NFIP” shall have the meaning given to that term in Section 3.01(m).

“Non-Bank Certificate” shall have the meaning given to that term in Section 2.12(e).

“Non-Bank Lender” shall have the meaning given to that term in Section 2.12(e).

“Non-Consenting Lender” shall have the meaning given to that term in Section 8.04.

“Non-Defaulting Lender” shall mean any Lender other than a Defaulting Lender.

“Nonrenewal Notice Date” shall have the meaning given to that term in Section 2.02(b)(iii).

“Non-Wholly-Owned Subsidiary” shall mean a direct or indirect Subsidiary of the Borrower that is not a Wholly-Owned Subsidiary.

“Note” shall mean a Revolving Loan Note, a Term Loan Note or a Swing Line Note.

“Notice of Borrowing” shall mean a Notice of Loan Borrowing or a Notice of Swing Line Borrowing.

“Notice of Conversion” shall have the meaning given to that term in Section 2.01(e).

“Notice of Intent to Cure” shall have the meaning given to that term in Section 6.03.

“Notice of Interest Period Selection” shall have the meaning given to that term in Section 2.01(f)(ii).

“Notice of Lender Cure” shall have the meaning given to that term in Section 6.03.

“Notice of Loan Borrowing” shall have the meaning given to that term in Section 2.01(c).

“Notice of Swing Line Borrowing” shall have the meaning given to that term in Section 2.03(b).

“Obligations” shall mean and include (i) all loans, advances, debts, liabilities and obligations, howsoever arising, owed or owing by the Loan Parties of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising pursuant to the terms of this Agreement or any of the other Credit Documents, including without limitation the Revolving Loans, the Term Loans, Letters of Credit, interest (including interest that accrues after the commencement of any bankruptcy or other insolvency proceeding by or against any the Borrower, whether or not allowed or allowable), fees, charges, expenses, attorneys’ fees and accountants’ fees chargeable to and payable by the Borrower hereunder and thereunder; and (ii) all obligations of the Loan Parties to one or more Lenders (or their Affiliates) under Rate Contracts and Banking Services Obligations.

“Organizational Documents” shall mean, with respect to any Person, collectively, (a) such Person’s articles or certificate of incorporation, articles or certificate of organization, certificate of limited partnership, certificate of formation, or comparable documents filed or recorded with the applicable Governmental Authority of such Person’s jurisdiction of formation and (b) such Person’s, bylaws, limited liability company agreement, partnership agreement or other comparable organizational or governing documents.

“Participant” shall have the meaning given to that term in Section 8.05(b).

“Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (commonly known as the USA Patriot Act).

“PBGC” shall mean the Pension Benefit Guaranty Corporation.

“Pension Plan” shall mean any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan and a Foreign Plan, that is subject to Title IV of ERISA and is sponsored or maintained by a Loan Party or any ERISA Affiliate or to which a Loan Party or any ERISA Affiliate contributes or has an obligation to contribute.

“Permitted Acquisition” shall mean any acquisition permitted under Section 5.02(d)(iv).

“Permitted Indebtedness” shall have the meaning given to that term in Section 5.02(a).

“Permitted Liens” shall have the meaning given to that term in Section 5.02(b).

“Person” shall mean and include an individual, a partnership, a corporation (including a business trust), a joint stock company, an unincorporated association, a limited liability company, a joint venture, a trust or other entity or a Governmental Authority.

“Platform” shall have the meaning given to that term in Section 8.01(b).

“Pledged Intercompany Notes” shall have the meaning given to that term in Section 3.02(a)(v).

“Portion” shall mean a portion of the principal amount of a Term Loan Borrowing or a Term Loan, as applicable.  A Term Loan Borrowing shall consist of one or more Portions, and each Term Loan comprising a Term Loan Borrowing shall consist of the same number of Portions, with each such Term Loan Portion corresponding pro rata to a Term Loan Borrowing Portion.  Any reference to a Portion of a Term Loan Borrowing shall include the corresponding Portion of each Term Loan comprising a Term Loan Borrowing.

“Pricing Grid” shall mean,

Tier	First Lien leverage Ratio	Applicable Margin for LIBOR Loans	Applicable Margin for Base Rate Loans
I	Greater than 1.00: 1.00	4.75%	3.75%
II	Equal to or less than 1.00 : 1.00	4.00%	3.00%

Any increase or decrease in the Applicable Margin resulting from a change in the First Lien Leverage Ratio shall become effective as of the fifth (5th) Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 5.01(a)(iii) with respect to any fiscal quarter; provided, however, that if no Compliance Certificate is delivered when due in accordance with such Section, then Tier I shall apply as of the date of the failure to deliver such Compliance Certificate until such date as the Borrower delivers such Compliance Certificate in form and substance reasonably acceptable to the Administrative Agent and thereafter the Applicable Margin shall be based on the First Lien Leverage Ratio indicated on such Compliance Certificate until such time as the Applicable Margin is further adjusted as set forth in this definition.  Notwithstanding anything to the contrary herein, the Applicable Margin in effect as of the Initial Funding Date shall be based on Tier I until adjusted in the manner set forth in this definition following the date a Compliance Certificate is delivered pursuant to Section 5.01(a)(iii) with respect to the first full fiscal quarter following the Initial Funding Date. If the First Lien Leverage Ratio reported in any Compliance Certificate shall be determined to have been incorrectly reported and if correctly reported would have resulted in a higher Applicable Margin, then the Applicable Margin shall be retroactively adjusted to reflect the higher rate that would have been applicable had the First Lien Leverage Ratio been correctly reported in such Compliance Certificate and the additional amounts resulting therefrom shall be due and payable upon demand from the Administrative Agent or any Lender (the Borrower’s obligations to pay such additional amounts shall survive the payment and performance of all other Obligations and the termination of this Agreement).

“Prime Rate” shall mean the per annum rate of interest most recently published by the Wall Street Journal as the prime rate (defined on the Closing Date as the base rate posted by 70% of the United States’ 70 largest banks).  Any change in the Base Rate resulting from a change in the Prime Rate shall become effective on the Business Day on which each such change in the Prime Rate occurs.

“Property” shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Proportionate Share” shall mean a Revolving Proportionate Share or a Term Proportionate Share, as the context may require.

“Proposed Change” shall have the meaning given to that term in Section 8.04.

“Proposed Target” shall have the meaning given to that term in Section 5.02(d)(iv).

“Qualified Equity Securities” means Equity Securities of the Borrower other than Disqualified Equity Securities.

“Rate Contract” shall mean any agreement with respect to any swap, cap, collar, hedge, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“Real Property Security Documents” shall mean (a) each document listed on Schedule 1.01(a) and (b) each deed of trust or mortgage delivered from time to time in accordance with Section 5.01(k) or otherwise in connection with the Credit Documents.

“Receipt Date” shall have the meaning given to that term in Section 2.06(c)(vii).

“Reduction Notice” shall have the meaning given to that term in Section 2.04(a).

“Register” shall have the meaning given to that term in Section 8.05(d).

“Relevant Sale” shall have the meaning given to that term in Section 2.06(c)(iii).

“Rent Expense” shall mean rent expense in accordance with GAAP.

“Reportable Event” shall mean any of the events set forth in Section 4043(c) of ERISA and applicable regulations thereunder (other than events for which the thirty (30) day notice period has been waived).

“Required Lenders” shall mean, at any time, Lenders whose total Proportionate Shares then exceed sixty-six and two-thirds percent (66 2/3%) of the total Proportionate Shares of all Lenders; provided that at any time any Lender is a Defaulting Lender, such Defaulting Lender shall be excluded in determining “Required Lenders”, and “Required Lenders” shall mean at such time Non-Defaulting Lenders having total Proportionate Shares exceeding sixty-six and two-thirds percent (66 2/3%) of the total Proportionate Shares of all Non-Defaulting Lenders.  If at any time there are five (5) or more Non-Defaulting Lenders, “Required Lenders” shall also require at least three (3) Non-Defaulting Lenders; and if at any time there are only four (4) or three (3) Non-Defaulting Lenders, “Required Lenders” shall require at least two (2) Non-Defaulting Lenders.

“Requirement of Law” applicable to any Person shall mean (a) such Person’s Organizational Documents, (b) any Governmental Rule applicable to such Person, (c) any Governmental Authorization granted by or obtained from any Governmental Authority or under any Governmental Rule for the benefit of such Person or (d) any judgment, decision, award, decree, writ or determination of any Governmental Authority or arbitrator, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserve Requirement” shall mean, with respect to any day in an Interest Period for a LIBOR Loan or LIBOR Portion and for any calculation of the One Month LIBOR, the aggregate of the maximum of the reserve requirement rates (expressed as a decimal) in effect on such day for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of the Federal Reserve Board) maintained by a member bank of the Federal Reserve System.  As used herein, the term “reserve requirement” shall include, without limitation, any basic, supplemental or emergency reserve requirements imposed on any Lender by any Governmental Authority.

“Responsible Officer” shall mean, with respect to a Loan Party, the chief executive officer, president, chief operating officer, chief financial officer, vice president or treasurer of such Loan Party.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party and any request or other communication conveyed telephonically or otherwise by a Responsible Officer of a Loan Party (or any Person reasonably believed by the Administrative Agent or the Collateral Trustee to be a Responsible Officer of a Loan Party) shall be conclusively presumed to have been authorized by all necessary corporate, company, partnership and/or other action on the part of such Loan Party and such Responsible Officer (or such Person reasonably believed by the Administrative Agent or the Collateral Trustee to be a Responsible Officer) shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Subsidiary” means any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Revolving Lender” shall mean (a) on the Initial Funding Date, the Lenders having Revolving Loan Commitments as specified on Part A of Schedule I hereto and (b) thereafter, the Lenders from time to time holding Revolving Loans, L/C Obligations and Swing Line Loans and Revolving Commitments after giving effect to any assignments permitted by Section 8.05(c).

“Revolving Loan” shall have the meaning given to that term in Section 2.01(b).

“Revolving Loan Borrowing” shall mean a borrowing by the Borrower consisting of the Revolving Loans made by each of the Revolving Lenders to the Borrower on the same date and of the same Type pursuant to a single Notice of Loan Borrowing for Revolving Loans.

“Revolving Loan Commitment” shall mean, with respect to each Lender, the Dollar amount set forth under the caption “Revolving Loan Commitment” opposite such Lender’s name on Part A of Schedule I, or, if changed, such Dollar amount as may be set forth for such Lender in the Register.

“Revolving Loan Note” shall have the meaning given to that term in Section 2.08(b).

“Revolving Proportionate Share” shall mean:

(a)           With respect to any Lender so long as the Revolving Loan Commitments are in effect, the ratio (expressed as a percentage rounded to the eighth digit to the right of the decimal point) of (i) such Lender’s Revolving Loan Commitment at such time to (ii) the Total Revolving Loan Commitment at such time; and

(b)           With respect to any Lender at any other time, the ratio (expressed as a percentage rounded to the eighth digit to the right of the decimal point) of (i) the sum of (A) the aggregate Effective Amount of such Lender’s Revolving Loans, (B) such Lender’s Proportionate Share of the Effective Amount of all L/C Obligations, and (C) such Lender’s Proportionate Share of the aggregate Effective Amount of all Swing Line Loans to (ii) the sum of (A) the aggregate Effective Amount of all Revolving Loans and Swing Line Loans and (B) the Effective Amount of all L/C Obligations.

The initial Revolving Proportionate Share of each Lender is set forth under the caption “Revolving Proportionate Share” opposite such Lender’s name on Schedule I.

“Rising Star Casino” shall mean the Rising Star Casino Resort in Rising Sun, Indiana.

“Rising Star Vessel” shall mean the vessel known as the Grand Victoria II, official number 1027644.

“Rising Star Vessel Security Document” shall mean the first preferred ship mortgage on the Rising Star Vessel made or to be made by Gaming Entertainment (Indiana), LLC in favor of the Collateral Trustee.

“Sale and Leaseback” shall mean, with respect to any Person, the sale of Property owned by such Person (the “Seller”) to another Person (the “Buyer”), together with the substantially concurrent leasing of such Property by the Buyer to the Seller.

“Second Lien Administrative Agent” shall mean ABC Funding, LLC in its capacity as administrative agent pursuant to the Second Lien Credit Agreement, and any successor appointed in accordance with the provisions thereof.

“Second Lien Collateral Agent” shall mean ABC Funding, LLC in its capacity as collateral agent pursuant to the Second Lien Credit Documents, and any successor appointed in accordance with the provisions thereof.

“Second Lien Credit Agreement” shall mean the Second Lien Credit Agreement between the Borrower, the Second Lien Administrative Agent and the Second Lien Lenders, as supplemented, modified, amended, extended or restated.

“Second Lien Credit Documents” shall mean and include the Second Lien Credit Agreement, the notes, guaranty agreement, security documents, and all other documents, instruments and agreements delivered to the Second Lien Lenders and Collateral Trustee, evidencing, securing or otherwise relating to the Second Lien Obligations.

“Second Lien Lenders” shall mean lenders from time to time holding the Second Lien Obligations.

“Second Lien Obligations” shall mean and include all loans, advances, debts, liabilities and obligations, howsoever arising, owed or owing by the Borrower of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising pursuant to the terms of the Second Lien Credit Agreement or any of the other Second Lien Credit Documents, including without limitation all interest (including interest that accrues after the commencement of any bankruptcy or other insolvency proceeding by or against any the Borrower, whether or not allowed or allowable), fees, charges, expenses, attorneys’ fees and accountants’ fees chargeable to and payable by the Borrower hereunder and thereunder.

“Secured Parties” shall mean, collectively, the Administrative Agent, the Collateral Trustee and the Lender Parties.

“Security Agreement” shall mean that certain Security Agreement among the Borrower, each Guarantor party thereto and the Collateral Trustee, as supplemented, modified, amended, extended or restated from time to time.

“Security Documents” shall mean and include the Security Agreement, each Real Property Security Document, the Rising Star Vessel Security Document, each Control Agreement and each other pledge agreement, assignment or security agreement from time to time delivered in accordance with Section 5.01, and all other instruments, agreements, certificates, opinions and documents (including Uniform Commercial Code financing statements and fixture filings) delivered to the Administrative Agent, the Collateral Trustee or any Lender in connection with any Collateral or to secure the Obligations or the obligation of a Guarantor under the Credit Documents.

“SFHA” shall have the meaning given to that term in Section 3.01(m).

 “Ship Mortgage Act” means Chapter 313 of Title 46 of the United States Code.

“Silver Slipper” shall mean Silver Slipper Casino Venture, LLC, a Delaware limited liability company.

“Silver Slipper Casino” shall mean the Silver Slipper Casino, Bay St. Louis, Mississippi, to be acquired by the Borrower pursuant to the Acquisition.

“Solvent” shall mean, with respect to any Person on any date, that on such date (a) the fair value of the Property of such Person is greater than the fair value of the liabilities (including contingent, subordinated, matured and unliquidated liabilities) of such Person, (b) the present fair saleable value of the assets of such Person is greater than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature and (d) such Person is not engaged in or about to engage in business or transactions for which such Person’s Property would constitute an unreasonably small capital.

“Standby Letter of Credit” shall mean any of the standby letters of credit issued by the L/C Issuer under this Agreement, either as originally issued or as the same may be supplemented, modified, amended, extended, restated or supplanted.

“Stockman’s Casino” shall mean Stockman’s Casino, Fallon, Nevada.

“Subordinated Obligations” shall mean, as of any date of determination, any Indebtedness of the Loan Parties on that date which has been subordinated in right of payment to the Obligations in a manner satisfactory to the Required Lenders and contains such other protective terms with respect to senior debt, including the Obligations (such as amount, maturity, amortization, interest rate, covenants, defaults, remedies, payment blockage and terms of subordination) as the Required Lenders may require.

“Subsidiary” of any Person shall mean (a) any corporation of which more than 50% of the issued and outstanding Equity Securities having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries, (b) any partnership, joint venture, limited liability company or other association of which more than 50% of the Equity Securities having the power to vote, direct or control the management of such partnership, joint venture or other association is at the time owned and controlled by such Person, by such Person and one or more of the other Subsidiaries or by one or more of such Person’s other Subsidiaries or (c) any other Person included in the Financial Statements of such Person on a consolidated basis.  Unless otherwise indicated in this Agreement, “Subsidiary” shall mean a Subsidiary of the Borrower.

“Surety Instruments” shall mean all letters of credit (including standby and commercial), banker’s acceptances, bank guaranties, shipside bonds, surety bonds and similar instruments.

“Swing Line” shall mean the revolving credit facility made available by the Swing Line Lender pursuant to Section 2.03.

“Swing Line Borrowing” shall mean a borrowing of a Swing Line Loan.

“Swing Line Lender” shall mean Capital One in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” shall mean the meaning specified in Section 2.03(a).

“Swing Line Note” shall have the meaning given to that term in Section 2.08(d).

“Swing Line Settlement Date” shall mean the sooner of the fifteenth day of each month or the earlier date requested by the Administrative Agent.

“Swing Line Sublimit” shall mean an amount equal to the lesser of (a) $1,000,000 and (b) the Total Revolving Loan Commitment.  The Swing Line Sublimit is part of, and not in addition to, the Total Revolving Loan Commitment.

“Tax Return” shall mean all tax returns, statements, forms and reports (including elections, declarations, disclosures, schedules, estimates and information returns) for Taxes.

“Taxes” shall mean all taxes, assessments, charges, duties, fees, levies or other governmental charges, including, without limitation, all U.S. federal, state, local, foreign and other income, franchise, profits, gross receipts, capital gains, capital stock, transfer, property, sales, use, value-added, occupation, property, excise, severance, windfall profits, stamp, license, payroll, social security, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest and shall include any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or affiliated group or of a contractual obligation to indemnify any person or other entity.

“Term Lender” shall mean (a) prior to the Initial Funding Date, the Lenders having Term Loan Commitments as specified on Part A of Schedule I and (b) from and after the Initial Funding Date, the Lenders from time to time holding Term Loans after giving effect to any assignments permitted by Section 8.05(c).

“Term Loan” shall mean each loan made by a Term Lender pursuant to Section 2.01(a).

“Term Loan Borrowing” shall mean the borrowing by the Borrower consisting of the Term Loans made by the applicable Term Lenders to the Borrower.

“Term Loan Commitment” shall mean, with respect to each Lender, the Dollar amount set forth under the caption “Term Loan Commitment” opposite such Lender’s name on Part A of Schedule I, or, if changed, such Dollar amount as may be set forth for such Lender in the Register.

“Term Loan Increase” shall have the meaning given to that term in Section 2.01(a)(ii).

“Term Loan Installment Date” shall mean the first Business Day in each January, April, July and October of each year, commencing the first Business Day of the second full fiscal quarter after the Initial Funding Date.

“Term Loan Note” shall have the meaning given to that term in Section 2.08(c).

“Term Proportionate Share” shall mean:

(a)           With respect to any Lender at any time prior to the Initial Funding Date, the ratio (expressed as a percentage rounded to the eighth digit to the right of the decimal point) of (i) such Lender’s Term Loan Commitment at such time to (ii) the Total Term Loan Commitment at such time; and

(b)           With respect to any Lender at any time after the Initial Funding Date, the ratio (expressed as a percentage rounded to the eighth digit to the right of the decimal point) of (i) the Effective Amount of such Lender’s Term Loan outstanding at such time to (ii) the Effective Amount of all Term Loans outstanding at such time.

The initial Term Proportionate Share of each Lender is set forth under the caption “Term Proportionate Share” opposite such Lender’s name on Schedule I.

“Termination Value” shall mean, in respect of any one or more Rate Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Rate Contracts, (a) for any date on or after the date such Rate Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Rate Contracts, as determined by the Administrative Agent based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Rate Contracts which may include any Lender.

“Total Debt” shall mean, as of any date of determination, without duplication (a) the aggregate principal amount of Indebtedness of the Borrower Parties outstanding on such date, in an amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP consisting of Indebtedness for borrowed money, obligations of the Borrower Parties as lessee under or with respect to Capital Leases, debt obligations evidenced by promissory notes or similar instruments plus (b) obligations with respect to letters of credit, whether drawn or undrawn, contingent or otherwise; provided that Total Debt shall not include Indebtedness in respect of Unrestricted Subsidiaries.

“Total Leverage Ratio” shall mean, as of any date of determination, the ratio of (a) Total Debt as of such date to (b) Adjusted EBITDA for the four consecutive fiscal quarter period most recently ended for which Financial Statements are available.

“Total Revolving Loan Commitment” shall mean, at any time, Five Million Dollars ($5,000,000) or, if such amount is reduced pursuant to Section 2.04(a) or (b), the amount to which so reduced and in effect at such time, or, if such amount is increased pursuant to Section 2.01(h), the amount to which so increased and in effect at such time.

“Total Term Loan Commitment” shall mean, at any time, Fifty Million Dollars ($50,000,000) or, when such amount is reduced pursuant to Section 2.04(b), the amount to which so reduced and in effect at such time or, if such amount is increased pursuant to Section 2.01(h), the amount to which so increased and in effect at such time.

“Transactions” shall mean, collectively (a) the transactions contemplated under the Acquisition Agreement, including the Acquisition, (b) the initial Borrowings of the Loans on the Initial Funding Date and (c) the payment of fees, commissions and expenses in connection with the foregoing.

“Type” shall mean, with respect to any Loan, Borrowing or Portion at any time, the classification of such Loan, Borrowing or Portion by the type of interest rate it then bears, whether an interest rate based upon the Base Rate or LIBOR.

“UCP” shall have the meaning given to that term in Section 2.02(h).

“Unfunded Pension Liability” shall mean the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the IRC for the applicable plan year.

“Unreimbursed Amount” has the meaning set forth in Section 2.02(c)(i).

“Unused Revolving Commitment” shall mean, at any time, the remainder of (a) the Total Revolving Loan Commitment at such time minus (b) the sum of the Effective Amount of all Revolving Loans and the Effective Amount of all L/C Obligations outstanding at such time.  For the avoidance of doubt, Swing Line Loans shall not be counted as Revolving Loans for purposes of determining the amount of Unused Revolving Commitment.

“United States” and “U.S.” shall mean the United States of America.

“Unrestricted Subsidiary” means any Subsidiary of the Borrower designated by the board of directors of the Borrower as an Unrestricted Subsidiary pursuant to Section 5.01(n) subsequent to the Closing Date.

“Wholly-Owned Subsidiary” shall mean any Person in which 100% of the Equity Securities of each class having ordinary voting power, and 100% of the Equity Securities of every other class, in each case, at the time as of which any determination is being made, is owned, beneficially and of record, by the Borrower, or by one or more Wholly-Owned Subsidiaries of the Borrower, or both.

1.02.        GAAP.  Unless otherwise indicated in this Agreement or any other Credit Document, all accounting terms used in this Agreement or any other Credit Document shall be construed, and all accounting and financial computations hereunder or thereunder shall be computed, in accordance with GAAP applied in a consistent manner with the principles used in the preparation of the Financial Statements of the Borrower Parties for the fiscal year ending December 31, 2011.  Notwithstanding the other provisions of this Section 1.02, for purposes of determining compliance with any covenant, including any financial covenant, Indebtedness of the Borrower and its Restricted Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 (and FASB ASC 470-20, if applicable) on financial liabilities shall be disregarded.  If GAAP changes, as applicable, during the term of this Agreement such that any covenants contained herein would then be calculated in a different manner or with different components, the Borrower, the Lenders and the Administrative Agent agree to negotiate in good faith to amend this Agreement in such respects as are necessary to conform those covenants as criteria for evaluating the Loan Parties’ financial condition to substantially the same criteria as were effective prior to such change in GAAP; provided, however, that, until the Borrower, the Lenders and the Administrative Agent so amend this Agreement, all such covenants shall be calculated in accordance with GAAP, as in effect immediately prior to such change in GAAP.

1.03.        Headings.  The table of contents, captions and section headings appearing in this Agreement are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

1.04.        Plural Terms.  All terms defined in this Agreement or any other Credit Document in the singular form shall have comparable meanings when used in the plural form and vice versa.

1.05.        Time.  All references in this Agreement and each of the other Credit Documents to a time of day shall mean New Orleans, Louisiana time, unless otherwise indicated.

1.06.        Governing Law.  This Agreement and, unless otherwise expressly provided in any such Credit Document, each of the other Credit Documents shall be governed by and construed in accordance with the laws of the State of New York without reference to conflicts of law rules other than Section 5-1401 of the General Obligations Law of the State of New York.  The scope of the foregoing governing law provision is intended to be all-encompassing of any and all disputes that may be brought in any court or any mediation or arbitration proceeding and that relate to the subject matter of the Credit Documents, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims.

1.07.        Construction.  This Agreement is the result of negotiations among, and has been reviewed by, the Borrower, the Lenders and the Administrative Agent and their respective counsel.  Accordingly, this Agreement shall be deemed to be the product of all parties hereto, and no ambiguity shall be construed in favor of or against the Borrower, the Administrative Agent or any Lender.

1.08.        Entire Agreement.  This Agreement and each of the other Credit Documents, taken together, constitute and contain the entire agreement of the Borrower, the Lenders and the Administrative Agent, and supersede any and all prior agreements, negotiations, correspondence, understandings and communications among the parties, whether written or oral, respecting the subject matter hereof including, except to the extent expressly set forth in the Fee Letter.

1.09.        Calculation of Interest and Fees.  All calculations of interest and fees under this Agreement and the other Credit Documents for any period (a) shall include the first day of such period and exclude the last day of such period; provided that any Loan or Portion that is repaid on the same day on which it is made shall bear interest for one day and (b) shall be calculated on the basis of a year of 360 days for actual days elapsed, except that during any period any Loan or Portion bears interest based upon the Base Rate or based on the Prime Rate, such interest shall be calculated on the basis of a year of 365 or 366 days, as appropriate, for actual days elapsed.

1.10.        References.

(a)           References in this Agreement to “Recitals,” “Sections,” “Paragraphs,” “Exhibits” and “Schedules” are to recitals, sections, paragraphs, exhibits and schedules herein and hereto unless otherwise indicated.

(b)           References in this Agreement or any other Credit Document to any document, instrument or agreement (i) shall include all exhibits, schedules and other attachments hereto or thereto, (ii) shall include all documents, instruments or agreements issued or executed in replacement thereof if such replacement is permitted hereby or thereby, and (iii) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, restated, modified and supplemented from time to time and in effect at any given time if such amendment, restatement, modification or supplement is permitted hereby or thereby.

(c)           References in this Agreement or any other Credit Document to any Governmental Rule (i) shall include any successor Governmental Rule, (ii) shall include all rules and regulations promulgated under such Governmental Rule (or any successor Governmental Rule), and (iii) shall mean such Governmental Rule (or successor Governmental Rule) and such rules and regulations, as amended, modified, codified or reenacted from time to time and in effect at any given time.

(d)           References in this Agreement or any other Credit Document to any Person in a particular capacity (i) shall include any successors to and permitted assigns of such Person in that capacity and (ii) shall exclude such Person individually or in any other capacity.

1.11.        Other Interpretive Provisions.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement or any other Credit Document shall refer to this Agreement or such other Credit Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Credit Document, as the case may be.  The words “include” and “including” and words of similar import when used in this Agreement or any other Credit Document shall not be construed to be limiting or exclusive.  In the event of any inconsistency between the terms of this Agreement and the terms of any other Credit Document, the terms of this Agreement shall govern.

1.12.        Rounding.  Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed in this Agreement and rounding the result up or down to the nearest number (with a round-up if there is no nearest number) to the number of places by which such ratio is expressed in this Agreement.

ARTICLE II. CREDIT FACILITIES.

2.01.        Loan Facilities.

(a)           Term Loan Availability.

(i)            On the Initial Funding Date.  On the terms and subject to the conditions of this Agreement, each Term Lender severally agrees to advance to the Borrower in a single advance on the Initial Funding Date a loan in Dollars under this Section 2.01(a)(i); provided, however, that (i) the principal amount of the Term Loan made by such Term Lender shall not exceed such Term Lender’s Term Loan Commitment on the Initial Funding Date and (ii) the aggregate principal amount of all Term Loans made by all Term Lenders shall not exceed the Total Term Loan Commitment on the Initial Funding Date.  The Term Loans made on the Initial Funding Date shall be made on a pro rata basis by the Term Lenders in accordance with their respective Term Proportionate Shares, with the Term Loan Borrowing to be comprised of a Term Loan by each Term Lender equal to such Term Lender’s Term Proportionate Share of such Term Loan Borrowing.

(ii)           After the Initial Funding Date.  On the terms and subject to the conditions of this Agreement, after the Initial Funding Date, if there is to be an increase in the aggregate principal amount of the Term Loans pursuant to Section 2.01(h) (the “Term Loan Increase”), each Term Lender that has agreed to advance the Term Loan Increase pursuant to Section 2.01(h) hereby agrees to advance to the Borrower in a single advance on the date specified for such Term Loan Increase pursuant to Section 2.01(h) a loan in Dollars under this Section 2.01(a)(ii); provided, however, that the principal amount of the Term Loan made by such Lender shall not exceed the amount such Lender has agreed to advance pursuant to Section 2.01(h) with respect to such Term Loan Increase.  The Term Loan Borrowing made in respect of the Term Loan Increase shall be comprised of a Term Loan made by such Lender in an amount equal to such Term Loan Increase.

(iii)           No Reborrowings.  The Borrower may not reborrow the principal amount of any Term Loan after repayment or prepayment thereof.

(b)           Revolving Loan Availability.  On the terms and subject to the conditions of this Agreement, each Revolving Lender severally agrees to advance to the Borrower from time to time during the period beginning on the Initial Funding Date up to, but not including the Maturity Date such loans in Dollars as the Borrower may request under this Section 2.01(b) (individually, a “Revolving Loan”); provided, however, that (i) the sum of (A) the Effective Amount of all Revolving Loans made by such Revolving Lender at any time outstanding and (B) such Revolving Lender’s Revolving Proportionate Share of the Effective Amount of all L/C Obligations and all Swing Line Loans at any time outstanding shall not exceed such Revolving Lender’s Revolving Loan Commitment at such time and (ii) the sum of (A) the Effective Amount of all Revolving Loans made by all the Revolving Lenders at any time outstanding and (B) the Effective Amount of all L/C Obligations and Swing Line Loans at any time outstanding shall not exceed the Total Revolving Loan Commitment at such time.  All Revolving Loans shall be made on a pro rata basis by the Revolving Lenders in accordance with their respective Revolving Proportionate Shares, with each Revolving Loan Borrowing to be comprised of a Revolving Loan by each Revolving Lender equal to such Revolving Lender’s Revolving Proportionate Share of such Revolving Loan Borrowing.  Except as otherwise provided herein, the Borrower may borrow, repay and reborrow Revolving Loans until the Maturity Date.

(c)           Notice of Loan Borrowing.  The Borrower shall request each Revolving Loan Borrowing and Term Loan Borrowing by delivering to the Administrative Agent an irrevocable written notice substantially in the form of Exhibit A (a “Notice of Loan Borrowing”), duly executed by a Responsible Officer of the Borrower and appropriately completed which specifies, among other things:

(i)             Whether the applicable Borrowing is a Revolving Loan Borrowing or Term Loan Borrowing;

(ii)            In the case of a Revolving Loan Borrowing, the principal amount of the requested Revolving Loan Borrowing, which shall be in the amount of $500,000 or an integral multiple of $100,000 in excess thereof, provided that if such Revolving Loan Borrowing is (A) made in connection with Section 2.01(h) or (B) of the remaining unfunded Total Revolving Loan Commitment, it shall not be subject to any limitation under this clause (ii);

(iii)           In the case of a Revolving Loan Borrowing, whether the requested Revolving Loan Borrowing is to consist of Base Rate Loans or LIBOR Loans;

(iv)           In the case of a Revolving Loan Borrowing, if the requested Revolving Loan Borrowing is to consist of LIBOR Loans, the initial Interest Period(s) selected by the Borrower for such LIBOR Loans in accordance with Section 2.01(f); and

(v)            In the case of a Revolving Loan Borrowing, the date of the requested Revolving Loan Borrowing, which shall be a Business Day.

The Borrower shall give (x) each Notice of Loan Borrowing for Revolving Loans to the Administrative Agent not later than 11:00 a.m. at least three (3) Business Days before the date of the requested Revolving Loan Borrowing in the case of a Revolving Loan Borrowing consisting of LIBOR Loans, and not later than 11:00 a.m. at least one (1) Business Day before the date of the requested Revolving Loan Borrowing in the case of a Revolving Loan Borrowing consisting of Base Rate Loans, and (y) the Notice of Loan Borrowing for the Term Loan Borrowing to the Administrative Agent no later than 11:00 a.m. at least one (1) Business Day before the date of the requested Term Loan Borrowing.  Any Notice of Loan Borrowing received by the Administrative Agent after 11:00 a.m. on any Business Day shall be deemed received by the Administrative Agent on the next Business Day.  Each Notice of Loan Borrowing shall be delivered by first-class mail, facsimile or email containing a PDF of such signed and completed Notice of Loan Borrowing to the Administrative Agent at the office or to the facsimile number or email address specified in Section 8.01; provided, however, that the Borrower shall promptly deliver to the Administrative Agent the original of any Notice of Loan Borrowing initially delivered by facsimile or email.  The Administrative Agent shall promptly notify (x) each Revolving Lender of the contents of each Notice of Loan Borrowing for Revolving Loans and of the amount and Type of (and, if applicable, the Interest Period for) the Revolving Loan to be made by such Revolving Lender as part of the requested Revolving Loan Borrowing and (y) each Term Lender of the contents of the Notice of Loan Borrowing for the Term Loan Borrowing on the Initial Funding Date and of the amount of the Term Loan to be made by such Term Lender as part of the requested Term Loan Borrowing.  Notwithstanding the foregoing, the Revolving Loan Borrowing advanced on the Initial Funding Date (if any) shall consist of Base Rate Loans.

The Revolving Lenders will, not later than 4:00 p.m. on the borrowing date specified in such Notice of Loan Borrowing, make the amount of the Revolving Loan Borrowing available to the Borrower at the office of the Administrative Agent in New Orleans, Louisiana, by crediting the account of the Borrower with the Administrative Agent in immediately available funds.

(d)           Interest Rates.  The Borrower shall pay interest on the unpaid principal amount of each Revolving Loan and each Term Loan from the date of such Revolving Loan and such Term Loan until paid in full, at one of the following rates per annum:

(i)             During such periods as such Loan is a Base Rate Loan or Base Rate Portion, at a rate per annum equal to the Base Rate plus the Applicable Margin therefor, such rate to change from time to time as the Applicable Margin or Base Rate shall change; and

(ii)            During such periods as such Loan is a LIBOR Loan or LIBOR Portion, at a rate per annum equal at all times during each Interest Period for such LIBOR Loan or LIBOR Portion to LIBOR for such Interest Period plus the Applicable Margin therefor, such rate to change from time to time during such Interest Period as the Applicable Margin shall change.

Each LIBOR Portion of a Term Loan Borrowing shall be in a minimum amount of $1,000,000 or an integral multiple of $100,000 in excess thereof (except to the extent that any lesser Portion results from a mandatory prepayment of the Term Loans pursuant to Section 2.06(c)).  The number of Revolving Loan Borrowings consisting of LIBOR Loans and LIBOR Portions of Term Loan Borrowings shall not exceed five (5) in the aggregate at any time.

(e)           Conversion of Loans.  Subject to Section 2.13, the Borrower may convert any Revolving Loan Borrowing or any Portion of the Term Loans from one Type of Revolving Loan Borrowing or Portion of the Term Loans, respectively, to the other Type; provided, however, that any such conversion shall be in a minimum amount of $1,000,000 or an integral multiple of $100,000 in excess thereof; provided, further, that no Base Rate Loan or Base Rate Portion may be converted into a LIBOR Loan or LIBOR Portion, respectively, after the occurrence and during the continuance of an Event of Default and provided, further, that any conversion of a LIBOR Loan or LIBOR Portion on any day other than the last day of the Interest Period therefor shall be subject to the payments required under Section 2.13.  The Borrower shall request such a conversion by delivering to the Administrative Agent an irrevocable written notice to the Administrative Agent substantially in the form of Exhibit B (a “Notice of Conversion”), duly executed by a Responsible Officer of the Borrower and appropriately completed, which specifies, among other things:

(i)            The Revolving Loan Borrowing or the Portion of the Term Loans which is to be converted, as applicable;

(ii)           The Type of Revolving Loan Borrowing into which such Revolving Loan Borrowing is to be converted or the amount and Type of each Portion of Term Loans into which it is to be converted, as applicable;

(iii)          If such Revolving Loan Borrowing is to be converted into a Revolving Loan Borrowing consisting of LIBOR Loans or if any Portion of Term Loans is to be converted into a LIBOR Portion, the initial Interest Period selected by the Borrower for such LIBOR Loans or LIBOR Portion in accordance with Section 2.01(f), as applicable; and

(iv)          The date of the requested conversion, which shall be a Business Day.

The Borrower shall give each Notice of Conversion to the Administrative Agent not later than 11:00 a.m. at least three (3) Business Days before the date of the requested conversion of a Base Rate Loan into a LIBOR Loan (or Base Rate Portion into a LIBOR Portion) or at least one (1) Business Day before the date of the requested conversion of a LIBOR Loan into a Base Rate Loan (or a LIBOR Portion into a Base Rate Portion).  Each Notice of Conversion shall be delivered by first-class mail, facsimile or email containing a PDF of such signed and completed Notice of Conversion to the Administrative Agent at the office or to the facsimile number or e-mail address and during the hours specified in Section 8.01; provided, however, that the Borrower shall promptly deliver to the Administrative Agent the original of any Notice of Conversion initially delivered by facsimile or e-mail.  The Administrative Agent shall promptly notify (x) each Revolving Lender of the contents of each Notice of Conversion relating to Revolving Loans and (y) each Term Lender of the contents of each Notice of Conversion relating to Term Loans or Portions thereof.  For the avoidance of doubt, the provisions of this Section 2.01(e) relate to the conversion of the type of interest rate (LIBOR or Base Rate) applicable to the applicable Loans or Portions and do not permit the conversion of a Revolving Loan, Term Loan or Portion into any other kind of Loan provided hereunder.

(f)            LIBOR Loan Interest Periods.

(i)            The initial and each subsequent Interest Period selected by the Borrower for a Revolving Loan Borrowing consisting of LIBOR Loans, or a LIBOR Portion of a Term Loan Borrowing, as applicable, shall be one (1), two (2), three (3), six (6), nine (9) or twelve (12) months; provided, however, that (A) any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such next Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day; (B) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; (C) the Interest Period for a Term Loan Portion shall always begin on the first Business Day of a month and shall continue for the balance of the Interest Period; (D) no Interest Period shall end after the Maturity Date; (E) no LIBOR Loan or LIBOR Portion shall be made or continued for an additional Interest Period after the occurrence and during the continuance of an Event of Default; and (F) no Interest Period for any LIBOR Portion of a Term Loan Borrowing shall end after a Term Loan Installment Date unless, after giving effect to such Interest Period, the aggregate principal amount of the Base Rate Portion and all LIBOR Portions of a Term Loan Borrowing having Interest Periods ending on or prior to such Term Loan Installment Date equals or exceeds the principal payment on a Term Loan Borrowing due on such Term Loan Installment Date.

(ii)           The Borrower shall notify the Administrative Agent of the Borrower’s selection of a new Interest Period for a Revolving Loan Borrowing consisting of LIBOR Loans or a LIBOR Portion of a Term Loan Borrowing, as applicable, by an irrevocable written notice substantially in the form of Exhibit C (a “Notice of Interest Period Selection”), duly executed by a Responsible Officer of the Borrower and appropriately completed, not later than 11:00 a.m. at least three (3) Business Days prior to the last day of each Interest Period for (x) a Revolving Loan Borrowing consisting of LIBOR Loans or (y) a LIBOR Portion of a Term Loan Borrowing, as applicable, of the Interest Period selected by the Borrower for the next succeeding Interest Period for such LIBOR Loans or LIBOR Portion; provided, however, that no LIBOR Loan or LIBOR Portion shall be continued for an additional Interest Period after the occurrence and during the continuance of an Event of Default.  Each Notice of Interest Period Selection shall be given by first-class mail or facsimile or by e-mail containing a PDF of such signed and completed Notice of Interest Period Selection to the Administrative Agent at the office or to the facsimile number or e-mail address and during the hours specified in Section 8.01; provided, however, that the Borrower shall promptly deliver to the Administrative Agent the original of any Notice of Interest Period Selection initially delivered by facsimile or by e-mail.  If (A) the Borrower shall fail to notify the Administrative Agent of the next Interest Period for a Revolving Loan Borrowing consisting of LIBOR Loans or a LIBOR Portion of a Term Loan Borrowing, as applicable, in accordance with this Section 2.01(f) or (B) an Event of Default has occurred and is continuing on the last date of an Interest Period for any LIBOR Loan or LIBOR Portion, such LIBOR Loan(s) and LIBOR Portion(s) shall automatically convert to Base Rate Loan(s) and Base Rate Portion(s), as applicable, on the last day of the current Interest Period therefor.  The Administrative Agent shall promptly notify (x) each Revolving Lender of the contents of each Notice of Interest Period Selection for the Revolving Loans and (y) each Term Lender of the contents of each Notice of Interest Period Selection for a Term Loan Borrowing and Portions thereof.

(g)           Scheduled Payments.

(i)             Interest – All Loan and Portions.  The Borrower shall pay accrued interest on the unpaid principal amount of each Revolving Loan Borrowing, Term Loan Borrowing and each Portion thereof in arrears (i) in the case of a Base Rate Loan or Base Rate Portion, on the first Business Day of each January, April, July and October (commencing the first Business Day of the first full fiscal quarter after the Initial Funding Date), (ii) in the case of a LIBOR Loan or LIBOR Portion, on the last day of each Interest Period thereof (and, if any such Interest Period is longer than three (3) months, every three (3) months after the first day of such Interest Period); and (iii) in the case of all Loans and Portions, on the Maturity Date.  All interest that is not paid when due shall be due on demand.

(ii)            Scheduled Principal Payments – Revolving  Loans and Unreimbursed Amounts.  The Borrower shall repay the principal amount of the Revolving Loans and Unreimbursed Amounts on the Maturity Date.  The Borrower shall also make the mandatory prepayments required by Section 2.06(c).

(iii)           Scheduled Principal Payments – Term Loans.  On each Term Loan Installment Date, the Borrower shall repay the principal amount of the Term Loans in equal installments of $1,250,000 in the aggregate plus, from and after the date of any increase in the Total Term Loan Commitment or principal amount of the Term Loans pursuant to Section 2.01(h), two and one-half percent (2.5%) of the Term Loan Increase; provided, that the Borrower shall pay all outstanding principal on the Term Loans, together with all accrued and unpaid interest thereon, on the Maturity Date.

The Borrower shall also make the mandatory prepayments required by Section 2.06(c), which shall be applied to the Loans in the manner set forth in Section 2.06(d).

(h)           Optional Term Loan Commitment Increase.

(i)            On the terms and subject to the conditions set forth below, Borrower may, at any time from the Initial Funding Date until the Business Day immediately  prior to the last Business Day of the second anniversary of the Initial Funding Date, with the reasonable approval of the Administrative Agent but without the consent of any Lender not participating in the increase, increase the principal amount of the Total Term Loan Commitment; provided that:

(A)           the amount of increase in the principal amount of the Term Loans or the Total Term Loan Commitment, as applicable, shall be an amount designated by Borrower not in excess of $10,000,000;

(B)           all required third party consents and approvals shall have been obtained;

(C)           the Borrower may only exercise its option under this Section 2.01(h) once;

(D)           (i) no Default or Event of Default shall have occurred and be continuing or shall occur under this Agreement as a result of such increases, and (ii) no default or event of default shall have occurred and be continuing or shall occur under the Second Lien Credit Agreement as a result of such increases;

(E)            all other financial covenants will be satisfied on a pro forma basis after giving effect to the increased Total Term Loan Commitment and other customary and appropriate pro forma adjustments including any acquisitions or dispositions after the relevant financial reporting period but prior to or simultaneous with the increased Total Term Loan Commitment;

(F)           such increase may be effected by either or both of the following methods: one or more existing Lenders increases its Term Loan Commitment and/or one or more additional banks or other entities (each a “New Lender”) issue a new Term Loan Commitment and become parties to and Lenders under this Agreement; provided, that (i) each of the Lenders shall have the first right to increase its Term Loan Commitment in an amount equal to its Term Proportionate Share of the total increase in the Term Loan Commitments; and (ii) any new Lender shall be a state or national commercial bank or other financial institution located in the United States or a bank organized under a jurisdiction other than the United States (or any other Person reasonably acceptable to the Administrative Agent), provided that such foreign bank has provided the Administrative Agent and the Borrower with applicable tax withholding forms, and provided further, that such foreign bank shall not transfer its interests, rights or obligations under this Agreement to any Affiliate of such foreign bank unless such Affiliate provides the Administrative Agent and the Borrower with the aforesaid tax forms, and any such new Lender shall be reasonably acceptable to the Administrative Agent.  No Lender shall be required to increase its Term Loan Commitment.  In the event of either or both of (i) and (ii) above, the Administrative Agent shall amend and restate Schedule I hereto to reflect the revised Total Term Loan Commitments of all Lenders and their adjusted Term Proportionate Share; the Administrative Agent shall promptly distribute the revised Schedule I to the Borrower and to all Lenders.  Any additional Lenders shall become a party to this Agreement by delivering to the Administrative Agent an executed signature page of this Agreement.  The Borrower shall execute and deliver the appropriate Lenders new promissory notes for the increased amount of their Term Loan Commitments;

(G)           all upfront fees (which shall be no greater than 2% of the increase) shall have been paid by the Borrower prior to or substantially concurrent with the effectiveness of such increases;

(H)           the proceeds of the increased Term Loan Commitment shall be used solely to fund the development and opening of a hotel adjacent to the Silver Slipper Casino and the proceeds of the increased Total Term Loan Commitment shall be advanced in full and deposited in a disbursement account with the Administrative Agent and shall be disbursed to the Borrower in monthly progress payments as work on the hotel proceeds pursuant to a disbursement and construction monitoring agreement reasonably satisfactory to the Administrative Agent.  The total cost budget and sources of funds and the conditions for disbursing Portions of the increased Total Term Loan Commitment (which may include traditional construction loan conditions such as contractor oversight and budget and schedule review) shall be reasonably satisfactory to the Administrative Agent (and any funds remaining in the disbursement account that that are not used to construct the hotel shall be applied as a mandatory prepayment of the Term Loan pursuant to Section 2.07(d));

(I)            the Loan Parties shall have executed and delivered such documents and instruments and taken such other actions as may be reasonably requested by the Administrative Agent and the New Lender (if applicable) in connection with such increases (including new Notes, any related fee letters, a compliance certificate evidencing compliance with financial covenants on a pro forma basis, any joinder agreement related to the New Lender (if applicable), reaffirmations of the Guaranty, and the Loan Parties, copies of resolutions regarding the increase in the Total Term Loan Commitment (or principal amount of the Term Loans, as applicable) and related actions taken by Loan Parties, certified as true and correct by a Responsible Officer, title insurance endorsements, amendments and updates and legal opinions), in each case in form and substance reasonably satisfactory to the Administrative Agent; and

(J)            the increased amount of the Term Loan Commitment shall be subject to the same terms, including pricing provisions, as existing Term Loans.

(ii)   Any request under this Section 2.01(h) shall be submitted by the Borrower to the Administrative Agent (which shall promptly forward copies to the Lenders), specify the proposed effective date and amount of such increase and be accompanied by a certificate of a Responsible Officer stating that no Default or Event of Default exists or will occur as a result of such increase and that all financial covenants will be satisfied on a pro forma basis after giving effect to the increased Term Loan Commitment and other customary and appropriate pro forma adjustments including any acquisitions or dispositions after the relevant financial reporting period but prior to or simultaneous with the increased Total Term Loan Commitment.  The Borrower may pay fees to the increasing Lender or the New Lender, in each case for its own respective account, in connection with such increases.

(iii)         The New Lender shall become an additional party hereto concurrently with the effectiveness of the proposed increases in the amount of the Total Term Loan Commitment (or Term Loans, as applicable) upon its execution of an instrument of joinder (which may contain such modifications to this Agreement and terms and conditions relating thereto as may be necessary to ensure that such Total Term Loan Commitment (or Term Loan, as applicable) is treated as a Term Loan Commitment (or Term Loan, as applicable) for all purposes under the Credit Documents), prepared by the Administrative Agent and otherwise in form and substance reasonably satisfactory to the Administrative Agent.  A New Lender shall provide the documentation required by Section 2.12(e).

2.02.         Letters of Credit.

(a)           The Letter of Credit Commitment.

(i)           On the terms and subject to the conditions set forth herein (including the limitations set forth in Section 2.02(a)(ii) and the conditions set forth in Section 3.01, 3.02 and 3.03), (A) the L/C Issuer (1) shall, in reliance upon the agreements of the Revolving Lenders set forth in this Section 2.02, from time to time on any Business Day during the period from the Initial Funding Date until the Letter of Credit Expiration Date, issue Letters of Credit in Dollars for the account of the Borrower in support of the obligations of the Borrower or any other Loan Party, and amend or renew  Letters of Credit previously issued by it, in accordance with Section 2.02(b) below, and (2) shall honor drafts under the Letters of Credit; and (B) the Revolving Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower in support of the obligations of the Borrower or any other Loan Party; provided that the L/C Issuer shall not be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Revolving Lender shall be obligated to participate in, any Letter of Credit if as of the date of such L/C Credit Extension, (x) the Effective Amount of all Revolving Loans, Swing Line Loans and L/C Obligations would exceed the Total Revolving Loan Commitment at such time, (y) the aggregate Effective Amount of the Revolving Loans of any Revolving Lender, plus such Revolving Lender’s Revolving Proportionate Share of the Effective Amount of all L/C Obligations, plus such Revolving Lender’s Revolving Proportionate Share of the Effective Amount of all Swing Line Loans would exceed such Revolving Lender’s Revolving Loan Commitment, or (z) the Effective Amount of the L/C Obligations would exceed the Letter of Credit Sublimit.  Each Letter of Credit shall be in a form acceptable to the L/C Issuer.  Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii)           The L/C Issuer shall be under no obligation to issue any Letter of Credit if:

(A)           any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Requirement of Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B)           the expiry date of such requested Letter of Credit will occur not later than the Letter of Credit Expiration Date unless all the Revolving Lenders have approved such expiry date;

(C)           the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer or the terms and conditions of the applicable Letter of Credit Application;

(D)           such Letter of Credit is in a face amount less than $50,000 or denominated in a currency other than Dollars;

(E)           such Letter of Credit is in violation of the ISP, the UCP or other applicable Governmental Rule;

(F)           a default of any Lender’s obligations to fund under Section 2.02(c) exists or any Lender is at such time a Defaulting Lender hereunder, unless the L/C Issuer has entered into arrangements satisfactory to the L/C Issuer with the Borrower or such Lender to eliminate the L/C Issuer’s risk with respect to such Lender; or

(G)           any Lender is at such time a Deteriorating Lender, unless the Administrative Agent has received (as set forth below) Cash Collateral or similar security satisfactory to the L/C Issuer (in its sole discretion) from either the Borrower or such Deteriorating Lender in respect of such Deteriorating Lender’s obligation to fund under Section 2.02(c).

(iii)          The L/C Issuer shall be under no obligation to amend any Letter of Credit.

(b)           Procedures for Issuance and Amendment of Letters of Credit; Evergreen Letters of Credit.

(i)            Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower.  Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m., at least four (4) Business Days (or such later date and time as the L/C Issuer may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which date shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the account party thereunder, and (H) such other matters as the L/C Issuer may require.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which date shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may require.

(ii)           Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof.  Upon receipt by the L/C Issuer of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the applicable Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices.  Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a participation in such Letter of Credit in an amount equal to the product of such Revolving Lender’s Revolving Proportionate Share times the amount of such Letter of Credit.  The Administrative Agent shall promptly notify each Revolving Lender upon the issuance of a Letter of Credit.

(iii)           If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Evergreen Letter of Credit”); provided that any such Evergreen Letter of Credit must permit the L/C Issuer to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Nonrenewal Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such renewal.  Once an Evergreen Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the renewal of such Letter of Credit at any time to a date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such renewal if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof, or (B) it has received notice (which may be by telephone or in writing) on or before the Business Day immediately preceding the Nonrenewal Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such renewal or (2) from the Administrative Agent, any Revolving Lender or the Borrower that one or more of the applicable conditions specified in Section 3.02 is not then satisfied.

(iv)           Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)           Drawings and Reimbursements; Funding of Participations.

(i)            Upon any drawing under any Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent of the amount to be paid by the L/C Issuer as a result of such drawing and the date on which payment is to be made by the L/C Issuer to the beneficiary of such Letter of Credit in respect of such drawing.  Not later than 11:00 a.m. on the next business day following the date of any payment by the L/C Issuer under a Letter of Credit (each such date of payment, an “Honor Date”), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing, which may be effected through the debiting of one or more deposit accounts maintained with the Administrative Agent.  If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and such Revolving Lender’s Revolving Proportionate Share thereof.  In such event, the Borrower shall be deemed to have requested a Revolving Loan Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.01 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Total Revolving Loan Commitment and the conditions set forth in Section 3.02 (other than the delivery of a Notice of Loan Borrowing for Revolving Loans).  Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.02(c)(i) may be given by telephone if immediately confirmed in writing; provided, that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)            Each Revolving Lender (including the Revolving Lender acting as L/C Issuer) shall upon any notice pursuant to Section 2.02(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Revolving Proportionate Share of the Unreimbursed Amount not later than 11:00 a.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.02(c)(iii), each Revolving Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii)          With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Loan Borrowing because the conditions set forth in Section 3.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate applicable to Revolving Loans upon the occurrence and during the continuance of an Event of Default.  In such event, each Revolving Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.02(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Revolving Lender in satisfaction of its participation obligation under this Section 2.02.

(iv)           Until each Revolving Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.02(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Revolving Lender’s Revolving Proportionate Share of such amount shall be solely for the account of the L/C Issuer.  For the avoidance of doubt, interest shall accrue beginning on the Honor Date for any such draw under a Letter of Credit.

(v)            Each Revolving Lender’s obligation to make Revolving Loans or L/C Advances to reimburse the L/C Issuer for, or participate in, amounts drawn under Letters of Credit, as contemplated by this Section 2.02(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Revolving Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default or Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing.  Any such reimbursement shall not relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)           If any Revolving Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.02(c) by the time specified in Section 2.02(c)(ii), the L/C Issuer shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the daily Federal Funds Rate from time to time in effect.  A certificate of the L/C Issuer submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.02(c)(vi) shall be conclusive absent manifest error.

(d)           Repayment of Participations.

(i)             At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Lender such Revolving Lender’s L/C Advance in respect of such payment in accordance with Section 2.02(c), if the Administrative Agent receives for the account of the L/C Issuer any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), or any payment of interest thereon, the Administrative Agent will distribute to such Revolving Lender its Revolving Proportionate Share thereof in the same funds as those received by the Administrative Agent.

(ii)            If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.02(c)(i) is required to be returned, each Revolving Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Revolving Proportionate Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Revolving Lender, at a rate per annum equal to the daily Federal Funds Rate from time to time in effect.

(e)           Obligations Absolute.  The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit, and to repay each L/C Borrowing and each drawing under a Letter of Credit that is refinanced by a Borrowing of Revolving Loans, shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and the other Credit Documents under all circumstances, including the following:

(i)            any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii)           any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Borrower in respect of any Letter of Credit or any other amendment or waiver of, or any consent to departure from, all or any of the Credit Documents;

(iii)           the existence of any claim, counterclaim, set-off, defense or other right that the Borrower or any other Loan Party may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iv)          any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(v)           any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(vi) the existence, character, quality, quantity, condition, packing, value or delivery of any Property purported to be represented by documents presented in connection with any Letter of Credit or any difference between any such Property and the character, quality, quantity, condition, or value of such Property as described in such documents;

(vii)          the time, place, manner, order or contents of shipments or deliveries of Property as described in documents presented in connection with any Letter of Credit or the existence, nature and extent of any insurance relative thereto;

(viii)        the solvency or financial responsibility of any party issuing any documents in connection with a Letter of Credit;

(ix)           any failure or delay in notice of shipments or arrival of any Property;

(x)            any error in the transmission of any message relating to a Letter of Credit not caused by the L/C Issuer, or any delay or interruption in any such message;

(xi)           any error, neglect or default of any correspondent of the L/C Issuer in connection with a Letter of Credit;

(xii)          any consequence arising from acts of God, war, insurrection, civil unrest, disturbances, labor disputes, emergency conditions or other causes beyond the control of the L/C Issuer;

(xiii)         the form, accuracy, genuineness or legal effect of any contract or document referred to in any document submitted to the L/C Issuer in connection with a Letter of Credit; and

(xiv)         any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will promptly notify the L/C Issuer.  The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)           Role of L/C Issuer.  Each of the Borrower and the Revolving Lenders agrees that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  Neither the Administrative Agent nor the L/C Issuer nor any of their respective affiliates, directors, officers, employees, agents or advisors nor any of the correspondents, participants or assignees of the L/C Issuer shall be liable to any Revolving Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application.  The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower from pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  Neither the Administrative Agent nor the L/C Issuer nor any of their respective affiliates, directors, officers, employees, agents or advisors nor any of the correspondents, participants or assignees of the L/C Issuer shall be liable or responsible for any of the matters described in Sections 2.02(e)(i) – (xiv); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which are determined by a final, non-appealable judgment of a court of competent jurisdiction to have arisen from the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in substantial compliance with the terms of a Letter of Credit, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)           Cash Collateral.

(i)            Upon the request of the Administrative Agent, (A) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing or (B) if, as of the Letter of Credit Expiration Date, any Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, the Borrower shall immediately Cash Collateralize the Obligations in an amount equal to 105% of the then Effective Amount of the L/C Obligations.  The Borrower hereby grants the Collateral Trustee, for the benefit of the L/C Issuer and the Revolving Lenders, a Lien on all such cash and deposit account balances described in the definition of “Cash Collateralize” as security for the Obligations.  The Lien held by the Collateral Trustee in such cash collateral to secure the Obligations shall be released upon the satisfaction of each of the following conditions: (1) no Letters of Credit shall be outstanding, (2) all L/C Obligations shall have been repaid in full and (3) no Default shall have occurred and be continuing.

(ii)           In addition to the provisions set forth in Section 2.02(a)(ii)(H), if at any time during which one or more Letters of Credit are outstanding, any Lender is at such time a Deteriorating Lender, then no later than five (5) Business Days of written demand thereof from the L/C Issuer the Borrower and/or the Deteriorating Lender (or just the Borrower to the extent the Deteriorating Lender fails to do so) shall provide the Collateral Trustee with Cash Collateral or similar security satisfactory to the L/C Issuer (in its sole discretion) in respect of such Deteriorating Lender’s obligation to fund under Section 2.02(c) in an amount not less than the aggregate amount of such obligations.  The Borrower and/or such Deteriorating Lender hereby grants to the Collateral Trustee, for the benefit of the L/C Issuer, a security interest in all such Cash Collateral (and the Cash Collateral described in Section 2.02(a)(ii)(H)) and all proceeds of the foregoing.  If at any time the Administrative Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Collateral Trustee or that the total amount of such funds is less than the aggregate L/C Obligations in respect of such Deteriorating Lender, the Borrower will, promptly upon demand by the Administrative Agent or the Collateral Trustee, pay to the Collateral Trustee, as additional funds to be deposited as Cash Collateral, an amount equal to the excess of (x) such aggregate L/C Obligations over (y) the total amount of funds, if any, then held as Cash Collateral that the Collateral Trustee determines to be free and clear of any such right and claim.  Upon the drawing of any for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Governmental Rules, to reimburse the L/C Issuer.  The Lien held by the Collateral Trustee in such Cash Collateral to secure the Obligations shall be released upon the earlier of (a) the date such Deteriorating Lender is replaced with a replacement Lender pursuant to Section 2.15 and (b) the date each of the following conditions is satisfied: (i) no Letters of Credit shall be outstanding, (ii) all L/C Obligations shall have been repaid in full and (iii) no Default shall have occurred and be continuing.

(iii)           Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Capital One and may be invested in Cash Equivalents reasonably acceptable to the Administrative Agent.  Such accounts must be subject to control agreements pursuant to which the Administrative Agent has “control,” as such term is used in the Uniform Commercial Code, sufficient to perfect on a first priority basis a security interest in such cash collateral.

(h)           Applicability of ISP98 and UCP.  Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued, (i) the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) (the “ISP”) shall apply to each Letter of Credit and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance (the “UCP”), shall apply to each Commercial Letter of Credit.

(i)            Letter of Credit Fees.  The Borrower shall pay, to the Administrative Agent for the account of each Revolving Lender in accordance with its Revolving Proportionate Share, a Letter of Credit fee for each such Letter of Credit for the period from the date of issuance of such Letter of Credit until the expiry thereof, at a per annum rate equal to the Applicable Margin for LIBOR Loans (plus two percent (2.00%) during such time that the Default Rate is in effect with respect to the Obligations pursuant to Section 2.07(c)) applicable from time to time during such period multiplied by the actual daily maximum amount available to be drawn under such Letter of Credit.  Such fee for each Letter of Credit shall be due and payable quarterly in arrears on the first Business Day of each January, April, July and October, commencing with the first such date to occur after the issuance of such Letter of Credit, and on the Letter of Credit Expiration Date.  Each such fee, when due, shall be fully earned and when paid, shall be non-refundable.  If there is any change in the Applicable Margin for LIBOR Loans during any quarter, the Applicable Margin used for the calculation of the Letter of Credit fee shall be the Applicable Margin for LIBOR Loans on each day during such quarter.

(j)            Documentary and Processing Charges Payable to L/C Issuer.  The Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, transfer, negotiation, fronting, presentation, amendment, documentation and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect.  Such fees and charges are due and payable at time of issuance and are nonrefundable.

(k)           Conflict with Letter of Credit Application.  In the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

2.03.         The Swing Line.

(a)           The Swing Line.  On the terms and subject to the conditions set forth herein, the Swing Line Lender may in its sole and absolute discretion make loans (each such loan, a “Swing Line Loan”) in Dollars to the Borrower from time to time on any Business Day during the period from the Initial Funding Date up to but not including the Maturity Date in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Effective Amount of Revolving Loans of the Swing Line Lender in its capacity as a Revolving Lender of Revolving Loans, may exceed the amount of such Revolving Lender’s Revolving Loan Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the aggregate Effective Amount of all Revolving Loans, Swing Line Loans and L/C Obligations shall not exceed the Total Revolving Loan Commitment at such time, and (ii) the aggregate Effective Amount of the Revolving Loans of any Revolving Lender (other than the Swing Line Lender), plus such Revolving Lender’s Revolving Proportionate Share of the Effective Amount of all L/C Obligations, plus such Revolving Lender’s Revolving Proportionate Share of the Effective Amount of all Swing Line Loans shall not exceed such Revolving Lender’s Revolving Loan Commitment, and provided, further, that the Swing Line Lender shall not make any Swing Line Loan to refinance an outstanding Swing Line Loan.  Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.03, prepay under Section 2.06, and reborrow under this Section 2.03.  Each Swing Line Loan shall be a Base Rate Loan.  Immediately upon the making of a Swing Line Loan, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Revolving Lender’s Revolving Proportionate Share times the amount of such Swing Line Loan.  Furthermore, before making any Swing Line Loans (if at such time any Lender is a Deteriorating Lender), the Swing Line Lender may condition the provision of such Swing Line Loans on its receipt of Cash Collateral or similar security satisfactory to the Swing Line Lender (in its sole discretion) from either the Borrower or such Deteriorating Lender in respect of such Deteriorating Lender’s risk participation in such Swing Line Loans as set forth below.  The Borrower and/or such Deteriorating Lender hereby grants to the Administrative Agent, for the benefit of the Swing Line Lender, a security interest in all such Cash Collateral and all proceeds of the foregoing.  Cash Collateral shall be maintained in blocked, deposit accounts at the Administrative Agent and may be invested in Cash Equivalents reasonably acceptable to the Administrative Agent.  Such accounts must be subject to control agreements pursuant to which the Administrative Agent has “control,” as such term is used in the Uniform Commercial Code, sufficient to perfect on a first priority basis a security interest in such cash collateral.  If at any time the Administrative Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Administrative Agent or that the total amount of such funds is less than the aggregate risk participation of such Deteriorating Lender in the relevant Swing Line Loan, the Borrower and/or such Deteriorating Lender will, promptly upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited as Cash Collateral, an amount equal to the excess of (x) such aggregate risk participation over (y) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent determines to be free and clear of any such right and claim.  At such times there are Swing Ling Loans outstanding for which funds are on deposit as Cash Collateral, such funds shall be applied as and when determined by the Swing Line Lender, to the extent permitted under applicable Governmental Rules, to reimburse and otherwise pay the applicable obligations owing to the Swing Line Lender.  The Lien held by the Administrative Agent in such Cash Collateral to secure the Obligations shall be released upon the earlier of (a) the date such Deteriorating Lender is replaced with a replacement Lender pursuant to Section 2.15 and (b) the date each of the following conditions is satisfied: (i) no Swing Line Loans shall be outstanding, (ii) all Swing Line Loan obligations shall have been repaid in full and (iii) no Default shall have occurred and be continuing.

(b)           Notice of Swing Line Borrowing.  The Borrower shall request each Swing Line Borrowing by delivering to the Administrative Agent an irrevocable written notice substantially in the form of Exhibit D (a “Notice of Swing Line Borrowing”), duly executed by a Responsible Officer of the Borrower and specifying (i) the amount to be borrowed, which amount shall be a minimum of $500,000 or an integral multiple of $100,000 in excess thereof, and (ii) the requested borrowing date, which shall be a Business Day.  The Borrower shall give each Notice of Swing Line Borrowing to the Administrative Agent not later than 1:00 p.m. on the requested borrowing date.  Any Notice of Swing Line Borrowing received by the Administrative Agent after 1:00 p.m. on any Business Day shall be deemed received by the Administrative Agent on the next Business Day.  Each Notice of Swing Line Borrowing shall be delivered by first-class mail, facsimile or email containing a PDF of such signed and completed Notice of Swing Line Borrowing to the Administrative Agent at the office and/or to the facsimile number or email address specified in Section 8.01; provided, however, that the Borrower shall promptly deliver to the Administrative Agent the original of any Notice of Swing Line Borrowing initially delivered by facsimile or email.  The Swing Line Lender will, not later than 4:00 p.m., on the borrowing date specified in such Notice of Swing Line Borrowing, make the amount of its Swing Line Loan available to the Borrower at its office in New Orleans, Louisiana, by crediting the account of the Borrower on the books of the Swing Line Lender in immediately available funds.

(c)           Refinancing of Swing Line Loans.

(i)            The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably requests the Swing Line Lender to act on its behalf), that each Revolving Lender make a Base Rate Loan in an amount equal to such Revolving Lender’s Revolving Proportionate Share of the amount of Swing Line Loans then outstanding.  Such request shall be made in accordance with the requirements of Section 2.01, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Total Revolving Loan Commitment and the conditions set forth in Section 3.02.  The Swing Line Lender shall furnish the Borrower with a copy of the applicable Notice of Loan Borrowing for Revolving Loans.  Each Revolving Lender shall make an amount equal to its Revolving Proportionate Share of the amount specified in such Notice of Loan Borrowing for Revolving Loans available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 12:00 noon, on the day specified in such Notice of Loan Borrowing for Revolving Loans, whereupon, subject to Section 2.03(c)(ii), each Revolving Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii)           If for any reason any Revolving Loan Borrowing cannot be requested in accordance with Section 2.03(c)(i) or any Swing Line Loan cannot be refinanced by such a Revolving Loan Borrowing, the Notice of Loan Borrowing for Revolving Loans submitted by the Swing Line Lender shall be deemed to be a request by the Swing Line Lender that each of the Revolving Lenders fund its participation in the relevant Swing Line Loan and each Revolving Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.03(c)(i) shall be deemed payment in respect of such participation.

(iii)          If any Revolving Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(i), the Swing Line Lender shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the daily Federal Funds Rate from time to time in effect.  A certificate of the Swing Line Lender submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(iii) shall be conclusive absent manifest error.

(iv)           Each Revolving Lender’s obligation to make Revolving Loans or to purchase and fund participations in Swing Line Loans pursuant to this Section 2.03(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing.  Any such purchase of participations shall not relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d)           Repayment of Participations.

(i)             At any time after any Revolving Lender has purchased and funded a participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Revolving Lender its Revolving Proportionate Share of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Lender’s participation was outstanding and funded) in the same funds as those received by the Swing Line Lender.

(ii)            If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender, each Revolving Lender shall pay to the Swing Line Lender its Revolving Proportionate Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the daily Federal Funds Rate from time to time in effect.  The Administrative Agent will make such demand upon the request of the Swing Line Lender.

(e)           Interest for Account of Swing Line Lender.  Subject to Section 2.07(c), each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin for Base Rate Loans.  The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans.  Until each Revolving Lender funds its Base Rate Loan or participation pursuant to this Section 2.03 to refinance such Revolving Lender’s Revolving Proportionate Share of any Swing Line Loan, interest in respect of such Revolving Proportionate Share shall be solely for the account of the Swing Line Lender.  The Borrower shall pay accrued interest on the unpaid principal amount of each Swing Line Loan on the first Business Day of each January, April, July and October (commencing the first Business Day of the first full fiscal quarter after the Initial Funding Date) and at maturity.

(f)            Payments Directly to Swing Line Lender.  The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.04.        Amount Limitations, Commitment Reductions, Etc.

(a)           Optional Reduction or Cancellation of Commitments.  The Borrower may, upon three (3) Business Days written notice to the Administrative Agent (each a “Reduction Notice”), permanently reduce the Total Revolving Loan Commitment by the amount of $1,000,000 or an integral multiple of $500,000 in excess thereof or cancel the Total Revolving Loan Commitment in its entirety; provided, however, that:

(i)            The Borrower may not reduce the Total Revolving Loan Commitment prior to the Maturity Date, if, after giving effect to such reduction, the Effective Amount of all Revolving Loans, L/C Obligations and Swing Line Loans then outstanding would exceed the Total Revolving Loan Commitment; and

(ii)           The Borrower may not cancel the Total Revolving Loan Commitment prior to the Maturity Date, if, after giving effect to such cancellation, any Revolving Loan would then remain outstanding.

Any Reduction Notice shall be irrevocable; provided that any Reduction Notice may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by written notice to the Administrative Agent on or prior to the specified Closing Date previously provided in the applicable Reduction Notice) if such condition is not satisfied.

(b)           Mandatory Reduction of Commitments.

(i)            The Total Revolving Loan Commitment shall be automatically and permanently reduced to zero on the Maturity Date.

(ii)           The Total Term Loan Commitment shall be automatically and permanently reduced to zero at the close of business on the Initial Funding Date.  Any agreement made pursuant to Section 2.01(h) to advance additional Term Loans after the Initial Funding Date shall terminate immediately after such Term Loans are advanced.

(c)           Effect of Revolving Loan Commitment Adjustments.  From the Closing Date of any reduction of the Total Revolving Loan Commitment, the Commitment Fees payable pursuant to Section 2.05(b) shall be computed on the basis of the Total Revolving Loan Commitment as so reduced.  Once reduced or cancelled, the Total Revolving Loan Commitment may not be increased or reinstated without the prior written consent of all Revolving Lenders (except as permitted under Section 2.01(h)).  Any reduction of the Total Revolving Loan Commitment pursuant to Section 2.04(a) shall be applied ratably to reduce each Lender’s Revolving Loan Commitment in accordance with Section 2.10(a)(i).

2.05.        Fees.

(a)            Lead Arranger’s and Administrative Agent’s Fees.  On the Initial Funding Date, the Borrower shall pay to the Lead Arranger, for its own account, an arrangement fee in the amount set forth in the Fee Letter.  On the Initial Funding Date, and on each anniversary thereof, the Borrower shall pay the Administrative Agent, for its own account, an agent’s fee of $50,000.

(b)           Upfront Fee.  The Borrower shall pay to the Administrative Agent for the ratable benefit of the Lenders, on the Initial Funding Date, an upfront fee of 2.00% of the aggregate Term Loan Commitments and Revolving Loan Commitments.

(c)           Commitment Fees.  The Borrower shall pay to the Administrative Agent, for the ratable benefit of the Lenders (other than any Defaulting Lender with respect to the period during which it is a Defaulting Lender) as provided in Sections 2.10(a)(v) and 2.10(a)(vi), commitment fees (collectively, the “Commitment Fees”) equal to the Commitment Fee Percentage of the sum of (i) the daily average Unused Revolving Commitment and (ii) prior to the Initial Funding Date only, the Total Term Loan Commitment, for the period beginning on the date of this Agreement and ending on the Maturity Date.  The Borrower shall pay the Commitment Fees in arrears on the last Business Day of each March, June, September and December (commencing on the first such Day after the Closing Date), on the Initial Funding Date and on the Maturity Date (or if the Total Revolving Commitment is cancelled on a date prior to the Maturity Date, on such prior date).

2.06.         Prepayments.

(a)           Terms of All Prepayments.  Upon the prepayment of any Loan (whether such prepayment is an optional prepayment under Section 2.06(b), a mandatory prepayment required by Section 2.06(c) or a mandatory prepayment required by any other provision of this Agreement or the other Credit Documents, including a prepayment upon acceleration), the Borrower shall pay (i) if a LIBOR Loan or LIBOR Portion is being prepaid under Section 2.06(b) or Section 2.06(c), to the Administrative Agent for the account of the Lender that made such LIBOR Loan or LIBOR Portion all accrued interest to the date of such prepayment on the amount prepaid, (ii) if a prepayment is made upon acceleration, to the Administrative Agent for the account of the Lender that made such Loan all accrued interest and fees to the date of such prepayment on the amount prepaid and (iii) to such Lender if such prepayment is the prepayment of a LIBOR Loan or of a LIBOR Portion on a day other than the last day of an Interest Period for such LIBOR Loan or such LIBOR Portion, all amounts payable to such Lender pursuant to Section 2.13.

(b)           Optional Prepayments.

(i)            At their option, the Borrower may, without premium or penalty but subject to Section 2.13 in the case of LIBOR Loans and LIBOR Portions, upon one (1) Business Day’s notice from the Borrower to the Administrative Agent in the case of Base Rate Loans or Base Rate Portions or three (3) Business Days’ notice from the Borrower to the Administrative Agent in the case of LIBOR Loans or LIBOR Portions, prepay the Loans or Portions in any Borrowing and all accrued but unpaid interest thereon in part, in a minimum principal amount of $500,000 or an integral multiple of $100,000 in excess thereof, or in whole.  Each such notice shall specify the date and amount of such prepayment; provided that if such prepayment is on any day other than on the last day of the Interest Period applicable to such LIBOR Loan or LIBOR Portion, the Borrower shall be subject to the payments required by Section 2.13.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Unless an Event of Default has occurred and is continuing, all prepayments under this Section 2.06(b) which are applied to reduce the principal amount of the Loans shall be applied, as between Revolving Loans and Term Loans, in the manner directed by the Borrower.  The principal amount of any prepayment directed by the Borrower to be applied to the Term Loans pursuant to the preceding sentence shall be applied to prepay the remaining installments of principal on the Term Loans as directed by the Borrower.  If the Borrower fails to direct the application of any such prepayments, or if an Event of Default has occurred and is continuing, prepayments under this Section 2.06(b) shall be applied to prepay the principal amount of the outstanding Loans and L/C Borrowings and to Cash Collateralize the remaining L/C Obligations on a pro rata basis in accordance with the then outstanding principal amount of the Loans and L/C Obligations (with (x) the portion allocated to the Revolving Loans, Swing Line Loans and L/C Obligations to be applied first to prepay the Swing Line Loans in full, second to prepay the Revolving Loans in full and then to Cash Collateralize the Obligations in an amount equal to the then Effective Amount of all L/C Obligations and (y) the portion allocated to the Term Loans to be applied to prepay the remaining installments of principal on the Term Loans (including the final installment) on a pro rata basis).

(ii)           At their option, the Borrower may, upon notice by the Borrower to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided, that (A) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (B) any such prepayment shall be in a minimum principal amount of $500,000 (or the balance if less than $500,000) or an integral multiple of $100,000 in excess thereof.  Each such notice shall specify the date and amount of such prepayment.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(c)           Mandatory Prepayments.  The Borrower shall prepay (or Cash Collateralize, as applicable) the Obligations as follows:

(i)            If, at any time, the Effective Amount of all Revolving Loans, Swing Line Loans and L/C Obligations then outstanding exceeds the Total Revolving Loan Commitment at such time, the Borrower shall immediately (A) prepay the Swing Line Loans to the extent Swing Line Loans in a sufficient amount are then outstanding, (B) then prepay the Revolving Loans to the extent Revolving Loans in a sufficient amount are then outstanding and (C) otherwise, Cash Collateralize the Obligations in an amount equal to the then Effective Amount of the L/C Obligations, in an aggregate principal amount equal to such excess.

(ii)           The Borrower shall repay each Swing Line Loan on the earlier to occur of (A) the second Swing Line Settlement Date occurring after such Swing Line Loan is made and (B) the Maturity Date.

(iii)          If, at any time after the Initial Funding Date, any Loan Party sells or otherwise disposes of any assets (other than sales permitted under Section 5.02(c) (excluding clauses (vi) and (vii) thereof)) in any single transaction or series of related transactions and the Net Proceeds of such sale or other disposition exceed $100,000, the Borrower shall, not later than five (5) Business Days after the completion of each such sale or other disposition, prepay (or Cash Collateralize, as applicable) the outstanding Loans and other Obligations in the manner set forth in Section 2.06(d), in each case, in an aggregate principal amount equal to one hundred percent (100%) of the Net Proceeds from any such sale or disposition.  Notwithstanding the foregoing, the Borrower shall not be required to make a prepayment pursuant to this Section 2.06(c)(iii) with respect to any sale or other disposition (a “Relevant Sale”) if the Borrower advises the Administrative Agent in writing within four (4) Business Days after the time the Net Proceeds from such Relevant Sale are received that the applicable Loan Party intends to reinvest all or any portion of such Net Proceeds in replacement assets to the extent the acquisition of such replacement assets occurs within 180 days from the date of such Relevant Sale, provided, that in no event shall the aggregate amount of such Net Proceeds that are reinvested in replacement assets after the Closing exceed $4,000,000.  If, at any time after the occurrence of a Relevant Sale and prior to the acquisition of the related replacement assets, the 180-day period provided in the preceding sentence shall elapse or an Event of Default shall occur, then the Borrower shall immediately prepay (or Cash Collateralize, as applicable), the outstanding Loans and other Obligations in the amount and in the manner described in the first sentence of this Section 2.06(c)(iii).

(iv)           If, at any time after the Initial Funding Date, any Loan Party issues or incurs any Indebtedness for borrowed money, including Indebtedness evidenced by notes, bonds, debentures or other similar instruments but excluding Permitted Indebtedness, the Borrower shall, immediately after such issuance or incurrence, prepay (or Cash Collateralize, as applicable) the outstanding Loans and other Obligations in the manner set forth in Section 2.06(d), in each case, in an aggregate principal amount equal to one hundred percent (100%) of the Net Proceeds of such Indebtedness.

(v)            If, at any time after the Initial Funding Date, any Loan Party issues or sells any Equity Securities or receives any capital contribution from any other Person (other than through an Exempted Equity Issuance), the Borrower shall, immediately after such issuance or sale, prepay (or Cash Collateralize, as applicable) the outstanding Loans and other Obligations in the manner set forth in Section 2.06(d), in each case, in an aggregate principal amount equal to fifty percent (50%) of the Net Proceeds of such Equity Securities or capital contribution; provided, that the Borrower may dedicate and ultimately apply up to $15,000,000 of the Net Proceeds of such issuance or sale or capital contribution to the construction of a hotel adjacent to the Silver Slipper Casino, without having to make a prepayment of fifty percent (50%) of said Net Proceeds of Equity Securities or capital contribution.

(vi)           Not later than five (5) Business Days after the date (the “Receipt Date”) of receipt by a Loan Party (or the Collateral Trustee) of any Net Insurance Proceeds or Net Condemnation Proceeds which exceed $250,000, the Borrower shall prepay (or Cash Collateralize, as applicable) the outstanding Loans and other Obligations in the manner set forth in Section 2.06(d) in an amount equal to such Net Insurance Proceeds or Net Condemnation Proceeds.  Notwithstanding the foregoing, the Borrower shall not be required to make a prepayment pursuant to this Section 2.06(c)(vi) with respect to any particular Net Insurance Proceeds or Net Condemnation Proceeds if (A) the Borrower advises the Administrative Agent in writing within four (4) Business Days after the related Receipt Date that it or another Loan Party intends to repair, restore or replace the assets from which such Net Insurance Proceeds or Net Condemnation Proceeds were derived to the extent such repair, restoration or replacement is commenced within 180 days after the related Receipt Date and (B) the Net Insurance Proceeds or Net Condemnation Proceeds are sufficient to defray the entire cost of such repair, restoration or replacement or if not, the Borrower has deposited with the Collateral Trustee good funds equal to the difference between the cost of such repair, restoration or replacement and the amount of Net Insurance Proceeds or Net Condemnation Proceeds deposited with the Administrative Agent, and such funds and proceeds will be held by the Administrative Agent and disbursed under procedures established by the Administrative Agent in good faith.  If, at any time after the occurrence of a Receipt Date and prior to the commencement of the corresponding repair, restoration or replacement, the applicable 180-day period provided in the preceding sentence shall elapse without the commencement of the related repair, restoration or replacement, or the Borrower shall fail to provide and deposit the funds and proceeds required under clause (B) above, or an Event of Default shall occur, then the Borrower shall immediately prepay (or Cash Collateralize, as applicable) the outstanding Loans and other Obligations in the amount and in the manner described in the first sentence of this Section 2.06(c)(v).  If the Borrower has provided the written notice contemplated by the prior sentence, then until such Net Insurance Proceeds or Net Condemnation Proceeds are needed to pay for the related repair, restoration or replacement such proceeds shall be held by the Collateral Trustee as Collateral.  The Borrower shall be entitled to any interest earned on such Net Insurance Proceeds or Net Condemnation Proceeds.

(vii)          The Borrower shall prepay (or Cash Collateralize as applicable) the Term Loans (in addition to the scheduled principal installments and any other mandatory prepayments required by this Section 2.06) ) in an amount equal to 50% of the Excess Cash Flow of the borrower for any fiscal year ending December 31, 2012 or thereafter, minus the aggregate principal amount of all voluntary prepayments of the Obligations made during such fiscal year.  The prepayment shall be made within 10 days after the Administrative Agent’s receipt of the annual audited financial statements of the Borrower, but in no event later than 100 days after the end of each fiscal year of the Borrower.

(viii)         The Borrower shall deliver to the Administrative Agent, at the time of each prepayment required under this Section 2.06(c), (A) a certificate signed by a Senior Finance Officer of the Borrower setting forth in reasonable detail the calculation of the amount of such prepayment and (B) to the extent practicable, at least three days prior written notice of such prepayment.  Each notice of prepayment shall specify the prepayment date and the Type and principal amount of each Loan (or portion thereof) to be prepaid.  In the event that the Borrower shall subsequently determine that the actual amount was greater than the amount set forth in such certificate, the Borrower shall promptly make an additional prepayment of the Loans (and/or, if applicable, the Revolving Loan Commitments shall be permanently reduced) in an amount equal to the amount of such excess, and the Borrower shall concurrently therewith deliver to the Administrative Agent a certificate signed by the chief financial officer of the Borrower demonstrating the derivation of the additional amount resulting in such excess.

(d)           Application of Loan Prepayments.  All prepayments required under Sections 2.06(c)(iii)-(vi) shall be applied:  (A) first, to prepay the remaining installments of principal on the Term Loans in inverse order of maturity, (B) then to prepay the Swing Line Loans to the extent Swing Line Loans are then outstanding, (C) then to prepay the Revolving Loans to the extent Revolving Loans are then outstanding (with a corresponding permanent reduction in total Revolving Loan Commitment), and (D) otherwise, to Cash Collateralize the Obligations in an amount equal to the then Effective Amount of the L/C Obligations.  Without modifying the order of application of prepayments set forth in the preceding sentence, all such prepayments shall, to the extent possible, be first applied to prepay Base Rate Loans and Base Rate Portions and then if any funds remain, to prepay LIBOR Loans and LIBOR Portions.

2.07.         Other Payment Terms.

(a)           Place and Manner.  All payments to be made by the Borrower under this Agreement or any other Credit Document shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  The Borrower shall make all payments due to each Lender or the Administrative Agent under this Agreement or any other Credit Document by payments to the Administrative Agent at the Administrative Agent’s office located at the address specified in Section 8.01, with each payment due to a Lender to be for the account of such Lender and such Lender’s Applicable Lending Office.  The Borrower shall make all payments under this Agreement or any other Credit Document in lawful money of the United States and in same day or immediately available funds not later than 12:00 noon on the date due.  The Administrative Agent shall promptly disburse to each Lender each payment received by the Administrative Agent for the account of such Lender.

(b)           Date.  Whenever any payment due hereunder shall fall due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of interest or fees, as the case may be.

(c)           Default Rate.  Upon the occurrence and during the continuation of any Event of Default other than an Event of Default described in Section 6.01(a), (f) or (g), at the option of the Required Lenders, from and after the date of such Event of Default until the time when such Event of Default shall have been cured or waived in writing by the Required Lenders or all the Lenders (as may be required by this Agreement), the Borrower shall pay interest on the aggregate, outstanding amount of all Obligations hereunder at a per annum rate equal to the otherwise applicable interest rate plus two percent (2.00%) or, if no such per annum rate is applicable to any such Obligations, at a per annum rate equal to the Base Rate, plus the Applicable Margin for Base Rate Loans, plus two percent (2.00%) (the “Default Rate”) payable on demand.  Upon the occurrence and during the continuation of an Event of Default described in Section 6.01(a), (f) or (g) until the time when such Event of Default shall have been cured or waived in writing by the Required Lenders or all the Lenders (as may be required by this Agreement), the Borrower shall pay interest on the aggregate, outstanding amount of all Obligations hereunder at a per annum rate equal to the Default Rate (such Default Rate becoming effective on such date of occurrence of such Event of Default without notice and shall be immediately due and payable without notice or demand).  Overdue interest shall itself bear interest at the Default Rate, and shall be compounded with the principal Obligations daily, to the fullest extent permitted by applicable Governmental Rules.

(d)           Application of Payments.  All payments hereunder shall be applied first to unpaid fees, costs and expenses then due and payable under this Agreement or the other Credit Documents, second to accrued interest then due and payable under this Agreement or the other Credit Documents and finally to reduce the principal amount of outstanding Loans and L/C Borrowings.

(e)           Failure to Pay the Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower at least one (1) Business Day prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent shall be entitled to assume that the Borrower has made or will make such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be paid to the Lenders on such due date an amount equal to the amount then due such Lenders.  If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each such Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at a per annum rate equal to the daily Federal Funds Rate from time to time in effect.  A certificate of the Administrative Agent submitted to any Lender with respect to any amount owing by such Lender under this Section 2.07(e) shall be conclusive absent manifest error.

2.08.         Loan Accounts; Notes.

(a)           Loan Accounts.  The obligation of the Borrower to repay the Loans made to it by each Lender and to pay interest thereon at the rates provided herein shall be evidenced by an account or accounts maintained by such Lender on its books (individually, a “Loan Account”), except that any Lender may request that its Loans be evidenced by a note or notes pursuant to Section 2.08(b), Section 2.08(c), and Section 2.08(d).  Each Lender shall record in its Loan Accounts (i) the date and amount of each Loan made by such Lender, (ii) the interest rates applicable to each such Loan and each Portion thereof and the effective dates of all changes thereto, (iii) the Interest Period for each LIBOR Loan and LIBOR Portion, (iv) the date and amount of each principal and interest payment on each Loan and Portion and (v) such other information as such Lender may determine is necessary for the computation of principal and interest payable to it by the Borrower hereunder; provided, however, that any failure by a Lender to make, or any error by any Lender in making, any such notation shall not affect the Borrower’s Obligations.  In addition to the Loan Accounts, each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control.

(b)           Revolving Loan Notes.  Each Revolving Lender’s Revolving Loans shall be evidenced by a promissory note (individually, a “Revolving Loan Note”) which note shall be (i) payable to the order of such Revolving Lender, (ii) in the amount of such Revolving Lender’s Revolving Loan Commitment and (iii) otherwise appropriately completed.  The Borrower authorizes each Revolving Lender to record on the schedule annexed to such Revolving Lender’s Revolving Loan Note the date and amount of each Revolving Loan made by such Revolving Lender and of each payment or prepayment of principal thereon made by the Borrower.  The Borrower further authorizes each Revolving Lender to attach to and make a part of such Revolving Lender’s Revolving Loan Note continuations of the schedule attached thereto as necessary.  Such notes shall, collectively, constitute a Revolving Loan Note.

(c)           Term Loan Notes.  Each Term Lender’s Term Loan shall be evidenced by a promissory note (individually, a “Term Loan Note”) which note shall be (i) payable to the order of such Term Lender, (ii) in the amount of such Term Lender’s Term Loan and (iii) otherwise appropriately completed.  Such notes shall, collectively, constitute a Term Loan Note.

(d)           Swing Line Notes.  The Swing Line Lender’s Swing Line Loans shall be evidenced by a promissory note (individually, a “Swing Line Note”) which note shall be (i) payable to the order of the Swing Line Lender, (ii) in the amount of the Swing Line Lender’s Swing Line Loans, (iii) dated the Initial Funding Date and (iv) otherwise appropriately completed.

2.09.         Loan Funding.

(a)           Lender Funding and Disbursement to the Borrower.  Each Lender shall, before 11:00 a.m. on the date of each Borrowing, make available to the Administrative Agent at the Administrative Agent’s office specified in Section 8.01, in same day or immediately available funds, such Lender’s Revolving Proportionate Share or Term Proportionate Share, as the case may be, of such Borrowing.  After the Administrative Agent’s receipt of such funds and upon satisfaction of the applicable conditions set forth in Section 3.03 (and, if such Borrowing is the initial Loan or Letter of Credit, the conditions set forth in Section 3.02), the Administrative Agent shall, subject to Section 5.01(f), promptly make all funds so received available to the Borrower in like funds as received by the Administrative Agent by crediting the account of the Borrower maintained by the Borrower on the books of the Administrative Agent with the amount of such funds in accordance with instructions provided to the Administrative Agent by the Borrower; provided, however, that if, on the date of the Borrowing there are Swing Line Loans and/or L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such L/C Borrowings, second, to the payment in full of any such Swing Line Loans, and third, to the Borrower as provided above.

(b)           Lender Failure to Fund.  Unless the Administrative Agent shall have received notice from a Lender prior to any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Revolving Proportionate Share or Term Proportionate Share, as the case may be, of such Borrowing, the Administrative Agent shall be entitled to assume that such Lender has made or will make such portion available to the Administrative Agent on the date of such Borrowing in accordance with Section 2.09(a), and the Administrative Agent may on such date, in reliance upon such assumption, disburse or otherwise credit to the Borrower a corresponding amount.  If any Lender does not make the amount of such Lender’s Revolving Proportionate Share or Term Proportionate Share, as the case may be, of any Borrowing available to the Administrative Agent on or prior to the date of such Borrowing, such Lender shall pay to the Administrative Agent, on demand, interest which shall accrue on such amount from the date of such Borrowing until such amount is paid to the Administrative Agent at per annum rates equal to the daily Federal Funds Rate from time to time in effect.  A certificate of the Administrative Agent submitted to any Lender with respect to any amount owing by such Lender under this Section 2.09(b) shall be conclusive absent manifest error with respect to such amount.  If the amount of any Lender’s Revolving Proportionate Share or Term Proportionate Share, as the case may be, of any Borrowing is not paid to the Administrative Agent by such Lender within three (3) Business Days after the date of such Borrowing, the Borrower shall repay such amount to the Administrative Agent, on demand, together with interest thereon, for each day from the date such amount was disbursed to the Borrower until the date such amount is repaid to the Administrative Agent, at the interest rate applicable at the time to the Loans comprising such Borrowing.

(c)            Lenders’ Obligations Several.  The failure of any Lender to make the Loan to be made by it as part of any Borrowing or to fund participations in Letters of Credit and Swing Line Loans to be funded by it shall not relieve any other Lender of its obligation hereunder to make its Loan as part of such Borrowing or fund its participations in Letters of Credit and Swing Line Loans, but no Lender shall be obligated in any way to make any Loan or fund any participation in Letters of Credit or Swing Line Loans which another Lender has failed or refused to make or otherwise be in any way responsible for the failure or refusal of any other Lender to make any Loan required to be made by such other Lender on the date of any Borrowing or to fund any participation required to be funded by such other Lender.

2.10.        Pro Rata Treatment.

(a)           Borrowings, Commitment Reductions, Etc.  Except as otherwise provided herein:

(i)             Each Revolving Borrowing and reduction of the Total Revolving Loan Commitment shall be made or shared among the Lenders pro rata according to their respective Revolving Proportionate Shares;

(ii)           The Term Loan Borrowing on the Initial Funding Date shall be made or shared among the Lenders pro rata according to their respective Term Proportionate Shares;

(iii)           Each payment of principal on Term Loans shall be shared among the Term Lenders which made or funded such Loans pro rata according to the respective unpaid principal amount of such Loans then owed to such Lenders;

(iv)           Each payment of principal on the Revolving Loans shall be shared among the Lenders which made or funded such Loans pro rata according to the respective unpaid principal amounts of such Loans then owed to such Lenders;

(v)            Each payment of interest on Loans in any Borrowing shall be shared among the Lenders which made or funded the Loans in such Borrowing pro rata according to (A) the respective unpaid principal amounts of such Loans so made or funded by such Lenders and (B) the dates on which such Lenders so made or funded such Loans;

(vi)           Prior to the Initial Funding Date, each payment of Commitment Fees shall be shared among all of the Lenders pro rata according to their Proportionate Shares;

(vii)          From and after the Initial Funding Date, each payment of Commitment Fees and Letter of Credit fees payable under Section 2.02(i) shall be shared among the Revolving Lenders (except for Defaulting Lenders) pro rata according to (A) their respective Revolving Proportionate Shares and (B) in the case of each Lender which becomes a Revolving Lender hereunder after the date hereof, the date upon which such Lender so became a Revolving Lender;

(viii)         Each payment of interest (other than interest on Loans) shall be shared among the Lenders and the Administrative Agent owed the amount upon which such interest accrues pro rata according to (A) the respective amounts so owed such Lenders and the Administrative Agent and (B) the dates on which such amounts became owing to such Lenders and the Administrative Agent; and

(ix)           All other payments under this Agreement and the other Credit Documents (including, without limitation, fees paid in connection with any amendment, consent, waiver or the like) shall be for the benefit of the Person or Persons specified.

(b)           Sharing of Payments, Etc.  If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of the Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it, in excess of its ratable share of payments on account of the Loans and the L/C Obligations obtained by all Lenders entitled to such payments, such Lender shall forthwith purchase from the other Lenders such participations in the Loans and/or participations in L/C Obligations or in Swing Line Loans as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase shall be rescinded and each other Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such other Lender’s ratable share (according to the proportion of (i) the amount of such other Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered.  The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.10(b) may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

For the avoidance of doubt, the provisions of this Section 2.10(b) shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in L/C Obligations or in Swing Line Loans to any assignee or participant, other than to any Loan Party or any Affiliate of a Loan Party (as to which the provisions of this Section 2.10(b) shall apply).

2.11.         Change of Circumstances.

(a)           Inability to Determine Rates.  If, on or before the first day of any Interest Period for any LIBOR Loan or LIBOR Portion, (i) any Lender shall advise the Administrative Agent that LIBOR for such Interest Period cannot be adequately and reasonably determined due to the unavailability of funds in or other circumstances affecting the London interbank market or (ii) any Lender shall advise the Administrative Agent that the rate of interest for such Loan or Portion, as the case may be, does not adequately and fairly reflect the cost to such Lender of making or maintaining such LIBOR Loan or LIBOR Portion, the Administrative Agent shall immediately give notice of such condition to the Borrower and the other Lenders.  After the giving of any such notice and until the Administrative Agent shall otherwise notify the Borrower that the circumstances giving rise to such condition no longer exist, the Borrower’s right to request the making of, conversion to or a new Interest Period for LIBOR Loans or LIBOR Portions shall be suspended.  Any LIBOR Loans or LIBOR Portions outstanding at the commencement of any such suspension shall be converted at the end of the then current Interest Period for such LIBOR Loans or LIBOR Portions into Base Rate Loans or Base Rate Portions, as the case may be, unless such suspension has then ended.

(b)           Illegality.  If, after the date of this Agreement, there is a Change of Law that makes it unlawful or impossible for any Lender to make or maintain any LIBOR Loan or LIBOR Portion, such Lender shall immediately notify the Administrative Agent and the Borrower in writing of such Change of Law.  Upon receipt of such notice, (i) the Borrower’s right to request the making of, conversion to or a new Interest Period for LIBOR Loans or LIBOR Portions with respect to such Lender shall be terminated, and (ii) the Borrower shall, at the request of such Lender, either (A) pursuant to Section 2.01(e), as the case may be, convert any such then outstanding LIBOR Loans or LIBOR Portions of such Lender into Base Rate Loans or Base Rate Portions, as the case may be, at the end of the current Interest Period for such LIBOR Loans or LIBOR Portions or (B) immediately repay or convert any such LIBOR Loans or LIBOR Portions of such Lender if such Lender shall notify the Borrower that such Lender may not lawfully continue to fund and maintain such LIBOR Loans or LIBOR Portions.  Any conversion or prepayment of LIBOR Loans or LIBOR Portions made pursuant to the preceding sentence prior to the last day of an Interest Period for such LIBOR Loans or LIBOR Portions shall be deemed a prepayment thereof for purposes of Section 2.13.  After any Lender notifies the Administrative Agent and the Borrower of such a Change of Law and until such Lender notifies the Administrative Agent and the Borrower that it is no longer unlawful or impossible for such Lender to make or maintain a LIBOR Loan or LIBOR Portion, all Revolving Loans and all Portions of the Term Loan of such Lender shall be Base Rate Loans and Base Rate Portions, respectively.

(c)           Increased Costs.  If, after the date of this Agreement, any Change of Law:

(i)            Shall subject any Lender to any tax, duty or other charge with respect to any Loan or Letter of Credit, or shall change the basis of taxation of payments by the Borrower to any Lender under this Agreement (except for changes in the rate of taxation on the overall net income of any Lender imposed by its jurisdiction of incorporation or the jurisdiction in which its principal executive office is located); or

(ii)            Shall impose, modify or hold applicable any reserve (excluding any Reserve Requirement or other reserve to the extent included in the calculation of LIBOR for any Loans or Portions), special deposit or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances or loans by, or any other acquisition of funds by any Lender for any LIBOR Loan or LIBOR Portion; or

(iii)           Shall impose on any Lender any other condition related to any LIBOR Loan or LIBOR Portion or such Lender’s Commitments;

and the effect of any of the foregoing is to increase the cost to such Lender of making, renewing, or maintaining any such LIBOR Loan or LIBOR Portion or its Commitments or to reduce any amount receivable by such Lender hereunder; then the Borrower shall from time to time, within five (5) Business Days after demand by such Lender, pay to such Lender additional amounts sufficient to reimburse such Lender for such increased costs or to compensate such Lender for such reduced amounts.  A certificate setting forth in reasonable detail the amount of such increased costs or reduced amounts, submitted by such Lender to the Borrower shall be conclusive absent manifest error.  The obligations of the Borrower under this Section 2.11(c) shall survive the payment and performance of the Obligations and the termination of this Agreement.

(d)           Capital Requirements.  If, after the date of this Agreement, any Lender determines that (i) any Change of Law affects the amount of capital required or expected to be maintained by such Lender or any Person controlling such Lender (a “Capital Adequacy Requirement”) and (ii) the amount of capital maintained by such Lender or such Person which is attributable to or based upon the Loans, the Letters of Credit, the Commitments or this Agreement must be increased as a result of such Capital Adequacy Requirement (taking into account such Lender’s or such Person’s policies with respect to capital adequacy), the Borrower shall pay to such Lender or such Person, within five (5) Business Days after demand of such Lender, such amounts as such Lender or such Person shall determine are necessary to compensate such Lender or such Person for the increased costs to such Lender or such Person of such increased capital.  A certificate setting forth in reasonable detail the amount of such increased costs, submitted by any Lender to the Borrower shall be conclusive absent manifest error.  The obligations of the Borrower under this Section 2.11(d) shall survive the payment and performance of the Obligations and the termination of this Agreement.

2.12.        Taxes on Payments.

(a)           Except as otherwise expressly provided in this Section 2.12, all payments by the Borrower under this Agreement or any other Credit Document shall be made free and clear of, and without deduction for, any and all present or future federal, state, local and foreign taxes, levies, imposts, duties, deductions, fees, assessments, withholdings, or other charges of whatever nature and all interest, penalties and other liabilities with respect thereto, including withholding taxes imposed by any jurisdiction or any political subdivision thereof, but excluding (except as provided in the second succeeding sentence) taxes imposed on a Lender’s overall net income and franchise taxes imposed on such Lender, in each case, by the jurisdiction of such Lender’s Applicable Lending Office or any political subdivision thereof (all such nonexcluded taxes, levies, imposts, duties, deductions, fees, assessments, withholdings, or other charges of whatever nature and all interest, penalties and other liabilities being referred to herein as “Indemnifiable Taxes”).  If Indemnifiable Taxes are imposed in respect of any sum payable hereunder to any Lender, then (i) subject to the penultimate sentence of Section 2.12(e), the sum payable shall be increased by the amount necessary so that after making all required deductions such Lender shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make all required deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxing authority or other Governmental Authority in accordance with applicable law.  In addition, the Borrower agrees to pay any present or future stamp or documentary taxes and any excise, transfer, sales and use, value added or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Credit Document (hereinafter referred to as “Other Taxes”).

(b)           Subject to the penultimate sentence of Section 2.12(e), the Borrower agrees to indemnify the Administrative Agent and each Lender for the full amount of all Indemnifiable Taxes and Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.12) paid by such Lender, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted.  Such indemnification shall be made within 30 days following the date the Administrative Agent or such Lender makes written demand therefor.

(c)           Within 30 days after the date of any payment of Taxes or Other Taxes withheld hereunder (and, with respect to any Taxes or Other Taxes not so withheld, to the extent available), the Borrower will furnish to the Administrative Agent, at the Administrative Agent’s Office, the original or a certified copy of a receipt evidencing payment thereof.

(d)           Without prejudice to the survival of any other agreement contained herein, the agreements and obligations contained in this Section 2.12 shall survive the payment in full of principal, interest and all other Obligations hereunder.

(e)            On or prior to the date of the initial Loans or, if such date does not occur within thirty (30) days after the date of this Agreement, by the end of such 30-day period, each Lender which is not organized under the laws of the United States or a state thereof shall deliver to the Borrower and the Administrative Agent (A) two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI (or successor applicable form), as the case may be, certifying in each case that such Lender is entitled to receive payments of interest under this Agreement without deduction or withholding of any United States federal income taxes, or (B) if the Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the IRC and cannot deliver either United States Internal Revenue Service Form W-8BEN or Form W-8ECI (with respect to a complete exemption under an income tax treaty) pursuant to clause (A) above (any such lender, a “Non-Bank Lender”), (x) a certificate substantially in the form of Exhibit G (any such certificate, a “Non-Bank Certificate”) and (y) two accurate and complete original signed copies of United States Internal Revenue Service Form W-8BEN (with respect to the portfolio interest exemption) (or successor form) certifying to such Lender’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments of interest to be made under this Agreement.  Each such Lender further agrees (i) promptly to notify the Borrower and the Administrative Agent of any change of circumstances which would prevent such Lender from receiving payments hereunder without any deduction or withholding of Indemnifiable Taxes and (ii) if such Lender has not so notified the Borrower and the Administrative Agent of any change of circumstances which would prevent such Lender from receiving payments hereunder without any deduction or withholding of Indemnifiable Taxes, then on or before the date that any certificate or other form delivered by such Lender under this Section 2.12(e) expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent such certificate or form previously delivered by such Lender, to deliver to the Borrower and the Administrative Agent a new certificate or form, certifying that such Lender is entitled to receive payments under this Agreement without deduction of Indemnifiable Taxes, but only if and to the extent such Lender is legally entitled to do so.  If a Lender (other than an assignee pursuant to a request by the Borrower under Section 2.15) fails to provide to the Borrower or the Administrative Agent pursuant to the first sentence of this Section 2.12(e) (or, in the case of an Assignee Lender, Section 8.05(c)) any certificates or other evidence required by such provision to establish that such Lender is, at the time it becomes a Lender hereunder, entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, such Lender shall not be entitled to any indemnification under Section 2.12(a) for any such Taxes imposed on such Lender primarily as a result of such failure, except to the extent that such Lender (or its assignor, if any) was entitled, at the time such Lender became a Lender hereunder, to receive additional amounts from the Borrower with respect to such Tax pursuant to Section 2.12(a).  Notwithstanding anything to the contrary contained in this Section 2.12, the Borrower agrees to pay additional amounts and to indemnify each Lender in the manner set forth in Section 2.12(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any amounts deducted or withheld by it as described in the immediately preceding sentence as a result of any changes after the Closing Date in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of income or similar Taxes.

(f)           Any Lender claiming any additional amounts in respect of Indemnifiable Taxes payable pursuant to this Section 2.12 shall use reasonable efforts (consistent with legal and regulatory restrictions and such Lender’s internal policies) to file any certificate or document reasonably requested by the Borrower, if the making of such a filing would avoid the need for or reduce the amount of any such Indemnifiable Taxes attributable to the Loans and would not, in the sole determination of such Lender, result in any unreimbursed loss, cost or expense or otherwise be disadvantageous to such Lender.

(g)           Nothing contained in this Section 2.12 shall require the Administrative Agent or any Lender to make available any of its Tax Returns or any other information that it deems to be confidential or proprietary.

2.13.         Funding Loss Indemnification.  If the Borrower shall (a) repay, prepay or convert any LIBOR Loan or LIBOR Portion on any day other than the last day of an Interest Period therefor (whether a scheduled payment, an optional prepayment or conversion, a mandatory prepayment or conversion, a payment upon acceleration or otherwise), (b) fail to borrow any LIBOR Loan or LIBOR Portion for which a Notice of Loan Borrowing has been delivered to the Administrative Agent (whether as a result of the failure to satisfy any applicable conditions or otherwise), (c) fail to convert any Revolving Loans into LIBOR Loans or any Portion of a Term Loan Borrowing into a LIBOR Portion in accordance with a Notice of Conversion delivered to the Administrative Agent, or (d) fail to continue LIBOR Loan or LIBOR Portion for which a Notice of Interest Period Selection has been delivered to the Administrative Agent, the Borrower shall pay to the appropriate Lender within five (5) Business Days after demand a prepayment fee, failure to borrow fee, failure to convert fee or fail to continue fee, as the case may be (determined as though 100% of LIBOR Loan or LIBOR Portion had been funded in the London interbank eurodollar currency market), equal to the sum of:

(a)            $250; plus

(b)           the amount, if any, by which (i) the additional interest would have accrued on the amount prepaid or not borrowed at LIBOR plus the Applicable Margin for LIBOR Loans and LIBOR Portions if that amount had remained or been outstanding through the last day of the applicable Interest Period exceeds (ii) the interest that such Lender could recover by placing such amount on deposit in the London interbank eurodollar currency market for a period beginning on the date of the prepayment or failure to borrow and ending on the last day of the applicable Interest Period (or, if no deposit rate quotation is available for such period, for the most comparable period for which a deposit rate quotation may be obtained); plus

(c)           all out-of-pocket expenses incurred by such Lender reasonably attributable to such payment, prepayment or failure to borrow.

Each Lender’s determination of the amount of any prepayment fee payable under this Section 2.13 shall be conclusive in the absence of manifest error.  The obligations of the Borrower under this Section 2.13 shall survive the payment and performance of the Obligations and the termination of this Agreement.

2.14.         Security.

(a)           Security Documents.  The Loans, together with all other Obligations, shall be secured by the Liens granted by the Borrower under the Security Documents (or, in the case of any Real Property Security Document, the Obligations described in such Real Property Security Document and subject to any limitation specifically set forth therein).  All obligations of a Guarantor under the Credit Documents shall be secured by the Liens granted by such Guarantor under the Security Documents.  So long as the terms thereof are in compliance with this Agreement, each Lender Rate Contract shall be secured by the Lien of the Security Documents with the priority relative to the other Obligations as set forth in Section 6.02.

(b)           Further Assurances.  The Borrower shall deliver, and shall cause each Guarantor to deliver, to the Administrative Agent such mortgages, deeds of trust, security agreements, pledge agreements, lessor consents and estoppels (containing appropriate mortgagee and lender protection language), control agreements, and other instruments, agreements, certificates, opinions and documents (including Uniform Commercial Code financing statements and fixture filings) as the Administrative Agent or the Collateral Trustee may reasonably request to:

(i)            grant, perfect, maintain, protect and evidence security interests in favor of the Collateral Trustee, for the benefit of the Secured Parties, in any or all present and future property of the Borrower and the Guarantors prior to the Liens or other interests of any Person, except for Permitted Liens; and

(ii)           otherwise establish, maintain, protect and evidence the rights provided to the Collateral Trustee, for the benefit of the Secured Parties, pursuant to the Security Documents.

The Borrower shall fully cooperate with the Administrative Agent, the Collateral Trustee and the Lenders and perform all additional acts reasonably requested by the Administrative Agent, the Collateral Trustee or any Lender to effect the purposes of this Section 2.14.

2.15.         Replacement of the Lenders.  If (a) any Lender shall become a Deteriorating Lender, (b) any Lender shall suspend its obligation to make or maintain LIBOR Loans or LIBOR Portions pursuant to Section 2.11(b) for a reason which is not applicable to any other Lender, or (c) any Lender shall demand any payment under Section 2.11(c), 2.11(d) or 2.12(a) for a reason which is not applicable to any other Lender, then the Administrative Agent may (or upon the written request of the Borrower if the Borrower has located or identified a replacement Lender that is an Eligible Assignee and is reasonably acceptable to the Administrative Agent as contemplated below, shall use commercially reasonable efforts to) replace such Lender (the “affected Lender”), or cause such affected Lender to be replaced, with another lender (the “replacement Lender”) satisfying the requirements of an Assignee Lender under Section 8.05(c), by having the affected Lender sell and assign all of its rights and obligations under this Agreement and the other Credit Documents (including for purposes of this Section 2.15, participations in L/C Obligations and in Swing Line Loans) to the replacement Lender pursuant to Section 8.05(c); provided, however, that if the Borrower seeks to exercise such right, it must do so within sixty (60) days after it first knows or should have known of the occurrence of the event or events giving rise to such right, and neither the Administrative Agent nor any Lender shall have any obligation to identify or locate a replacement Lender for the Borrower (it being expressly agreed that in such circumstances it is the Borrower’s obligation to identify or locate a replacement Lender that is an Eligible Assignee and is acceptable to the Administrative Agent).  Upon receipt by any affected Lender of a written notice from the Administrative Agent stating that the Administrative Agent is exercising the replacement right set forth in this Section 2.15, such affected Lender shall sell and assign all of its rights and obligations under this Agreement and the other Credit Documents (including for purposes of this Section 2.15, participations in L/C Obligations and in Swing Line Loans) to the replacement Lender pursuant to an Assignment Agreement and Section 8.05(c) for a purchase price equal to the sum of the principal amount of the affected Lender’s Loans so sold and assigned (or such other amount is agreed to by such affected Lender and such replacement Lender), all accrued and unpaid interest thereon and its ratable share of all fees to which it is entitled.

ARTICLE III. CONDITIONS PRECEDENT.

3.01.         Conditions Precedent to Effectiveness.  The effectiveness of this Agreement is subject to: (i) in the case of all conditions listed below which can be satisfied by the delivery of documentation or other items by the Borrower, receipt by the Administrative Agent of such documentation or other items, each in form and substance reasonably satisfactory to the Administrative Agent, and (ii) in the case of all other conditions listed below, the Administrative Agent’s (and, where expressly indicated, the Collateral Trustee’s) reasonable determination that such conditions have been satisfied.

 (a)           Agreement.  This Agreement, duly executed by the Borrower, each Lender and the Administrative Agent;

 (b)           Borrower’s Organizational Documents.  A certificate of the Secretary or an Assistant Secretary of the Borrower, dated the Closing Date, certifying (A) that attached thereto is a true and correct copy of the certificate or articles of incorporation and bylaws of the Borrower as in effect on the Closing Date; (B) that attached thereto are true and correct copies of resolutions duly adopted by the board of directors of the Borrower and continuing in effect, which authorize the execution, delivery and performance by the Borrower of this Agreement and the other Credit Documents executed or to be executed by the Borrower and the consummation of the transactions contemplated hereby and thereby; (C) that there are no proceedings for the dissolution or liquidation of the Borrower; and (D) the incumbency, signatures and authority of the officers of the Borrower authorized to execute, deliver and perform this Agreement, the other Credit Documents and all other documents, instruments or agreements related thereto executed or to be executed by the Borrower;

(c)           Reserved.

(d)           Financial Statements, Financial Condition, Etc.

(i)            A copy of the (A) audited consolidated Financial Statements of each of (1) the Borrower Parties and (2) Silver Slipper for the fiscal years ending December 31, 2009, December 31, 2010 and December 31, 2011 and (B) unaudited consolidated and consolidating Financial Statements of the Borrower Parties and Silver Slipper for the fiscal quarter ending March 31, 2012.

(ii)           Pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Borrower Parties as of and for the fiscal quarter ending March 31, 2012, prepared after giving effect to the Acquisition, the Obligations under this Agreement and the Second Lien Obligations as if said transactions had occurred as of said date (in the case of the balance sheet) or at the beginning of such period (in the case of the statement of income) in form satisfactory to the Administrative Agent and including only those adjustments that the Administrative Agent agrees is appropriate.

(e)           Lien and Judgment Searches.  The results of Lien and judgment searches with respect to the Borrower Parties showing no Liens or judgments except those permitted by this Agreement or Liens to be discharged substantially concurrently with the Initial Funding Date.

(f)            Opinion.  Favorable written opinion covering such matters relating to the Borrower and this Agreement as the Administrative Agent shall reasonably require, from Greenberg Traurig, LLP, special counsel for the Borrower.

(g)           Acquisition Agreement.  A copy of the Acquisition Agreement and each other Acquisition Document (including all exhibits, appendices, schedules, annexes and attachments thereto and amendments thereof), duly executed by each party thereto, and a copy of each agreement, certificate, opinion of counsel (with a letter from the Person delivering such opinions of counsel authorizing reliance thereon by the Administrative Agent and the Lenders) and other material writing delivered by or on behalf of each party to such documents in connection therewith;

(h)           Other Items.

(i)            Since December 31, 2011, no event or circumstance shall have occurred that has resulted or could result in a material adverse change in the business, operations, condition (financial or otherwise), assets or liabilities (whether actual or contingent) of the Borrower Parties taken as a whole;

(ii)           There shall not exist any pending or overtly threatened action, suit, investigation or proceeding, which, if adversely determined, could reasonably be expected to materially and adversely affect the Borrower Parties, any transaction contemplated hereby (including the Transactions) or the ability of any Loan Party to perform its obligations under the Credit Documents or the ability of the Lenders to exercise their rights thereunder;

(iii)           The Administrative Agent, shall not have become aware of any material information or other matter that is inconsistent in a material and adverse manner with any previous due diligence, information or matter (including any financial statements and projections previously delivered to the Administrative Agent);

(iv)           On the Closing Date:

 (A)           the representations and warranties set forth in Sections 4.01(a), (b), (c), (d), (e) (other than (e)(ii) and (e)(iv)), (f), (i), (l), (m), (n), (p), (q), (r), (s), (w) and (x) of this Agreement shall be true and correct in all material respects (except to the extent that such representation and warranty is qualified by materiality, in which case such representation and warranty must be true in all respects) as if made on the Closing Date (except for representations and warranties expressly made as of a specified date, which shall be true and correct as of such date); and

 (B)           No Default shall have occurred and be continuing.

(v)            A certificate of the Chief Financial Officer of the Borrower certifying, on behalf of the Borrower, as to the matters set forth in clause (iv);

(vi)           To the extent not included in clause (b), clause (c) or clause (g) above, a copy of each of the Material Documents (including all exhibits, appendices, schedules, annexes and attachments thereto and amendments and assignments thereof), duly executed by each party thereto;

(vii)          The Borrower and the Guarantors shall have provided such documentation and other information requested by the Administrative Agent (on behalf of itself and any Lender) that is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act;

(viii)         All fees and expenses payable to Arranger and Administrative Agent (including reasonable fees and expenses of counsel to the Arranger and Administrative Agent invoiced through the Closing Date) and the Lenders on or prior to the Closing Date (including all fees payable to the Arranger pursuant to the Fee Letter) have been paid; and

(ix)           Such other evidence as the Administrative Agent may reasonably request to establish the accuracy and completeness of the representations and warranties and the compliance with the terms and conditions contained in this Agreement and the other Credit Documents.

3.02.         Conditions Precedent to Initial Funding Date.  The occurrence of the Initial Funding Date under this Agreement, in addition to the conditions set forth on Section 3.01 and Section 3.03, is subject to: (i) in the case of all conditions listed below which can be satisfied by the delivery of documentation or other items by the Borrower, receipt by the Administrative Agent of such documentation or other items, each in form and substance reasonably satisfactory to the Administrative Agent, and (ii) in the case of all other conditions listed below, the Administrative Agent’s reasonable  determination that such conditions have been satisfied.

(a)           Principal Credit Documents.

(i)            A Revolving Loan Note payable to each Revolving Lender, each duly executed by the Borrower;

(ii)           A Term Loan Note payable to each Term Lender, each duly executed by the Borrower;

(iii)          A Swing Line Note payable to the Swing Line Lender in the principal amount of the Swing Line Sublimit, duly executed by the Borrower;

(iv)          The Guaranty duly executed by the Guarantors (including Silver Slipper);

(v)           The Security Agreement duly executed by the Borrower and the Guarantors (including Silver Slipper), together with (A) original demand promissory evidencing intercompany notes (if any) pledged to the Collateral Trustee pursuant to the Security Agreement (collectively, the “Pledged Intercompany Notes”), together with accompanying allonges or endorsements in blank and attached thereto, (B) the original certificates (if any) representing all of the outstanding Equity Securities of each Subsidiary that are pledged to the Collateral Trustee pursuant to the Security Agreement (or any other Security Document), together with undated stock powers duly executed by the appropriate Loan Party, as applicable, in blank and attached thereto; and (C) all other collateral listed on Schedule I of the Security Agreement;

(vi)          Each Real Property Security Document listed on Schedule 1.01(a), duly executed by the applicable Loan Party (including Silver Slipper) and notarized and in form suitable for recording in the appropriate jurisdictions;

(vii)         The Rising Star Vessel Security Document duly executed by the parties thereto; and

(viii)        The completed Collateral Certificate, duly executed by the Borrower.

(b)           Borrower’s Organizational Documents.

(i)            Certificate of good standing (or comparable certificates) for the Borrower, certified as of a recent date prior to the Initial Funding Date by the Secretaries of State (or comparable official) of the Borrower’s jurisdiction of incorporation and each jurisdiction in which the Borrower is qualified to do business; and

(ii)           Certificate of the Franchise Tax Board, Secretary of State or comparable official of the same jurisdictions referenced in clause (ii) above for the Borrower (to the extent that such Governmental Authority customarily makes available such certificates with respect to entities of the same type as the Borrower), certified as of a recent date prior to the Closing Date, stating that the Borrower is in good tax standing under the laws of such jurisdiction.

(iii)           A certificate of the Secretary or an Assistant Secretary of the Borrower, dated the Initial Funding Date, certifying that (A) there have been no amendments or modifications to the certificate or articles of incorporation and bylaws of the Borrower delivered on the Closing Date (or if there have been, they are attached thereto), (B) the resolutions duly adopted by the board of directors of the Borrower delivered on the Closing Date are continuing in effect and have not been modified or revoked and (C) there are no proceedings for the dissolution or liquidation of the Borrower;

(c)           Guarantor Organizational Documents.

(i)            Certificates of good standing (or comparable certificate) for each Guarantor, certified as of a recent date prior to the Initial Funding Date by the Secretary of State (or comparable public official) of such Guarantor’s jurisdiction of incorporation or formation and jurisdiction in which such Guarantor is qualified to do business;

(ii)            Certificates of the Franchise Tax Board, Secretary of State or comparable official of the jurisdiction of incorporation or formation of each Guarantor (to the extent that such Governmental Authority customarily makes available such certificates with respect to entities of the same type as such Guarantor) and each state in which such Guarantor is qualified to do business, dated as of a date close to the Initial Funding Date, stating that such Person is in good tax standing under the laws of such jurisdiction.

(iii)           A certificate of the Secretary or an Assistant Secretary (or comparable officer) of each Guarantor, dated the Initial Funding Date, certifying (A) that attached thereto is a true and correct copy of the Organizational Documents of such Person as in effect on the Initial Funding Date; (B) that attached thereto are true and correct copies of resolutions duly adopted by the board of directors or other governing body of such Person and continuing in effect, which authorize the execution, delivery and performance by such Person each Credit Document executed or to be executed by such Person and the consummation of the transactions contemplated thereby; (C) that there are no proceedings for the dissolution or liquidation of such Person; and (D) the incumbency, signatures and authority of the officers of such Person authorized to execute, deliver and perform the Credit Documents to be executed by such Person;

(d)           Financial Statements, Financial Condition, Etc.

(i)            A copy of the (A) audited consolidated Financial Statements of each of (1) the Borrower Parties and (2) Silver Slipper for the fiscal years ending December 31, 2009, December 31, 2010 and December 31, 2011 and (B) unaudited consolidated and consolidating Financial Statements of the Borrower Parties and Silver Slipper for the fiscal quarters ending March 31, 2012 and June 30, 2012 (if available).

(ii)            A copy of the monthly Financial Statements for each of the Borrower Parties and Silver Slipper for the months ending July 31, 2012 (if available) and August 31, 2012 (if available);

(iii)           Pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Borrower Parties as of and for the fiscal quarter ending March 31, 2012, prepared after giving effect to the Acquisition, the Obligations under this Agreement and the Second Lien Obligations as if said transactions had occurred as of said date (in the case of the balance sheet) or at the beginning of such period (in the case of the statement of income) in form satisfactory to the Administrative Agent and including only those adjustments that the Administrative Agent agrees is appropriate.

(iv)           A certificate of the Borrower and each Guarantor as to the financial condition and solvency of such Person(s) on a pro forma basis after giving effect to the Transactions, in form and substance satisfactory to the Administrative Agent certified by a Senior Finance Officer of each such Person(s) on behalf of Borrower or each Guarantor, as applicable; and

(v)            A copy of (and the Administrative Agent’s satisfactory reasonable review of) the projected financial statements of the Borrower Parties for each of the fiscal years through the Maturity Date (on a year by year basis) together with narrative assumptions, including, in each case, projected balance sheets, statements of income and retained earnings and statements of cash flow of the Loan Parties, all in reasonable detail and in any event to include quarterly projections for the first year after the Initial Funding Date reflecting the Borrower’s compliance with each of the covenants set forth in Section 5.03 of this Agreement; and

(vi)           Such other financial, business and other information regarding the Borrower or any of its Subsidiaries or Silver Slipper as the Administrative Agent may reasonably request.

(e)           Lien and Judgment Searches.  The results of Lien and judgment searches with respect to the Borrower Parties showing no Liens or judgments except those permitted by this Agreement or Liens to be discharged substantially concurrently with the Initial Funding Date.

(f)           Second Lien Loan Documents. The executed loan agreement between the Borrower Parties, the Second Lien Administrative Agent and the Second Lien Lenders and related documents in form and substance satisfactory to the Administrative Agent.

(g)           Intercreditor Agreement.  The executed Intercreditor Agreement in form and substance reasonably satisfactory to the Collateral Trustee and Second Lien Collateral Agent.

(h)           Other Collateral Documents.

(i)            A Control Agreement with each bank with which any Borrower or any Guarantor maintains a deposit account, each appropriately completed and duly executed by such Loan Party, the Collateral Trustee and such bank;

(ii)           A Control Agreement with each securities intermediary with which any Borrower or any Guarantor maintains a securities account, each appropriately completed and duly executed by such Loan Party, the Collateral Trustee and such securities intermediary;

(iii)           A Control Agreement with each commodity intermediary with which any Borrower or any Guarantor maintains a commodity account, each appropriately completed and duly executed by such Loan Party, the Collateral Trustee and such commodity intermediary;

(iv)          Appropriate documents for filing with the United States Patent and Trademark Office, the United States Copyright Office and all other filings necessary to perfect the security interests granted to the Collateral Trustee (for the benefit of the Secured Parties) by the Security Documents, all appropriately completed and duly executed by the applicable Loan Party and, where appropriate, notarized; and

(v)           A Power of Attorney in the form attached to the Security Agreement, dated the Closing Date and otherwise appropriately completed, duly executed by the Borrower and the Guarantors and notarized.

(vi)           Evidence that upon the filing of appropriate Uniform Commercial Code financing statements, the Collateral Trustee (for the benefit of the Secured Parties) will have a valid, perfected first priority Lien on all Collateral in which a Lien may be perfected by the filing of such Uniform Commercial Code financing statements, subject only to Permitted Liens;

(vii)         The Administrative Agent shall be satisfied that upon the filing and recording of the Real Property Security Documents, the Collateral Trustee (for the benefit of the Secured Parties) will have valid, perfected first priority Liens on the real property interest (fee or leasehold) of Stockman’s Casino, Rising Star Casino and Silver Slipper Casino, subject only to Permitted Liens;

(viii)        The Administrative Agent shall be satisfied that (A) upon the filing and recording of the Rising Star Vessel Security Document, the Collateral Trustee (for the benefit of the Secured Parties) will have a valid, perfected first priority Lien on the Rising Star Vessel, subject only to Permitted Liens, and (B) the Rising Star Vessel Security Document will qualify for the benefits accorded a “preferred mortgage” under the Ship Mortgage Act;

(ix)          Evidence that all existing Indebtedness of the Loan Parties has been or concurrently with the Initial Funding Date is being repaid in full and a satisfactory arrangement concerning the termination of the Liens securing such Indebtedness (including payoff letter(s), as applicable);

(x)           Uniform Commercial Code search certificates from the jurisdictions in which Uniform Commercial Code financing statements are to be filed pursuant to subsection (e)(vi) above reflecting no other financing statements or filings which evidence Liens of other Persons in the Collateral which are prior to the Liens granted to the Collateral Trustee in this Agreement, the Security Documents and the other Credit Documents, except for any such prior Liens (a) which are expressly permitted by this Agreement to be prior or (b) for which the Administrative Agent has received a termination statement or and has made a satisfactory arrangement concerning the termination of the Liens securing such Indebtedness pursuant to subsection (e)(viii) above;

(xi)           ALTA extended coverage lender’s policies of title insurance (or a commitment therefor) insuring the validity and priority of each Real Property Security Document (subject only to such exceptions as the Administrative Agent may reasonably approve), in such amounts and with such endorsements as the Administrative Agent may require, issued by a title insurer acceptable to the Administrative Agent, together with such policies of co-insurance or reinsurance (or commitments therefor) as the Administrative Agent may reasonably require;

(xii)          an Assignment of Entitlements and Certificate and Indemnification for Hazardous Substances with respect to the real property subject to each Real Property Security Document; and

(xiii)         a Certificate of Ownership (CG-1330) issued by the National Vessel Documentation Center no earlier than seven days prior to the Initial Funding Date showing Gaming Entertainment (Indiana), LLC to be the sole owner of the Rising Star Vessel, that the Rising Star Vessel is free and clear of all Liens of record, except for Permitted Liens, and that the Rising Star Vessel is currently documented;

(xiv)         a certified Abstract of Title issued by the National Vessel Documentation Center no earlier than four Business Days prior to the Initial Funding Date showing Gaming Entertainment (Indiana) LLC to be the sole owner of the Rising Star Vessel and that the Rising Star Vessel is free and clear of all Liens of record, except for Permitted Liens;

(xv)          a Confirmation of Class certificate for the Rising Star Vessel issued by the American Bureau of Shipping, reflecting that the Rising Star Vessel has the highest classification for vessels of its type, free from recommendations affecting class;

(xvi)         ALTA surveys of all real property owned by the Loan Parties; and

(xvii)        Such other evidence as the Administrative Agent may reasonably request to establish that the Liens granted to the Collateral Trustee (for the benefit of the Secured Parties) under the Security Documents and the other Credit Documents are or upon the proper filings shall be perfected and prior to the Liens of other Persons in the Collateral, except for any such Liens which are expressly permitted by this Agreement to be prior to the Liens granted to the Collateral Trustee.

(i)            Opinions.

(i)            Favorable written opinions, dated the Initial Funding Date, and covering such legal matters as the Administrative Agent may reasonably request and otherwise in form and substance reasonably satisfactory to the Administrative Agent, from Greenberg Traurig, LLP, special counsel for the Borrower and the Guarantors; and

(ii)            Favorable written opinions, dated the Initial Funding Date, and covering the Rising Star Vessel Security Document and such other matters relating to the Rising Star Vessel as the Administrative Agent may reasonably request or require and otherwise in form and substance reasonably satisfactory to the Administrative Agent; and

(iii)           Favorable written opinions, dated the Closing Date, in each state in which real property is located with respect to the enforceability of the form(s) of mortgage to be recorded in such state and covering such matters relating to the Borrower Parties and this Agreement as the Administrative Agent may reasonably request or require and otherwise in form and substance reasonably satisfactory to the Administrative Agent;

(j)            Other Items.

(i)             A duly completed and timely delivered Notice of Loan Borrowing for Revolving Loans, to the extent any Revolving Loans are requested to be made to the Borrower on the Initial Funding Date;

(ii)            A duly completed and timely delivered Notice of Loan Borrowing for the Term Loans;

(iii)           A funds flow statement detailing the disbursement of the Borrowings to occur on the Initial Funding Date, in form and substance reasonably acceptable to the Administrative Agent;

(iv)           Since December 31, 2011, no event or circumstance shall have occurred that has resulted or could result in a material adverse change in the business, operations, condition (financial or otherwise), assets or liabilities (whether actual or contingent) of the Borrower Parties (including Silver Slipper) taken as a whole;

(v)            Delivery to the Administrative Agent of evidence that proper permits from Governmental Authorities or any other Persons were obtained in connection with the building of the Silver Slipper Casino;

(vi)           Subject to the rights of the Second Lien Lenders, certificates of insurance and endorsements (including a lender’s loss payable endorsement) naming the Collateral Trustee as mortgagee and loss payee and the Collateral Trustee and the Administrative Agent as additional insureds, as required by Section 5.01(d) of this Agreement and an insurance analysis and review from a consultant acceptable to the Administrative Agent; along with a disclosure statement in form and substance reasonably acceptable to the Administrative Agent setting forth a true and complete listing of all insurance maintained by the Borrowers as of the Initial Funding Date (the “Insurance Disclosure Statement”);

(vii)          The Borrower shall not have entered into any amendment, supplement or other modification to, or any consent or waiver with respect to, the Acquisition Agreement or any other Acquisition Document that materially adversely affects the interests of the Lenders (as reasonably determined by the Required Lenders) or increases the Purchase Price (as defined in the Acquisition Agreement), unless such amendment, supplement, modification or waiver shall have been consented to in writing by the Administrative Agent (such consent not to be unreasonably withheld);

(viii)         Evidence that the directors of the Borrower (and any necessary third party and governmental approvers) have approved the Transactions by the Borrower at a purchase price not to exceed $70,000,000, exclusive of working capital and other items specified in the Acquisition Agreement;

(ix)           There shall not exist any pending or overtly threatened action, suit, investigation or proceeding, which, if adversely determined, could reasonably be expected to cause the occurrence of an Event of Default under Section 6.01(t) or any other pending or threatened action, suit, investigation or proceeding which could reasonably be expected to materially and adversely affect the Borrower Parties, any transaction contemplated hereby (including the Transactions) or the ability of any Loan Party to perform its obligations under the Credit Documents or the ability of the Lenders to exercise their rights thereunder;

(x)            The Administrative Agent shall not have become aware of any material information or other matter that is inconsistent in a material and adverse manner with any previous due diligence, information or matter (including any financial statements and projections previously delivered to the Administrative Agent);

(xi)           There shall not exist (A) any order, decree, judgment, ruling or injunction which restrains the consummation of the Transactions in the manner contemplated by the Transaction Documents; or (B) any litigation that shall be pending or threatened against any Borrower Party as of the Initial Funding Date which could reasonably be expected to have a Material Adverse Effect;

(xii)          On the Initial Funding Date, after giving effect to such initial Borrowings:

 (A)           The Borrower shall have obtained all Governmental Authorizations (including all applicable tribal, gaming, horse racing and video lottery licenses and permits) and all consents of other Persons in each case that are necessary to have been obtained prior to the Initial Funding Date in connection with the Transactions and the continued operation of the business conducted by the Borrower Parties in substantially the same manner as conducted prior to the Initial Funding Date, including all Gaming Approvals, including but not limited to any and all applicable Gaming Licenses, approval of the transfer of the Equity Securities of Silver Slipper to the Borrower, approval of pledges and restrictions on transfer of the Equity Securities of Silver Slipper and any and all applicable Liquor Approvals.  Each such Governmental Authorization or consent shall be in full force and effect, except in a case where the failure to obtain or maintain a Governmental Authorization or consent, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; and further except for approval by the Nevada Gaming Commission of the Borrower’s pledge of the stock of Stockman’s Casino and the membership interests of Gaming Entertainment (Nevada) LLC, which Borrower commits to use its best efforts to obtain not later than the last day of the calendar month that is 90 days after the Initial Funding Date.

(B)           No temporary restraining order, preliminary or permanent injunction or other order preventing the Borrower and the Guarantors, the Administrative Agent or any Lender Party from entering into this Agreement or the other Credit Documents or consummating the transactions contemplated hereby or thereby shall have been issued by any court of competent jurisdiction or other Governmental Authority having authority over any such Person and remains in effect, and no applicable Governmental Rules shall be enacted or deemed applicable to the Credit Documents by a Governmental Authority having authority over any such Person that makes the closing of the Credit Documents or any extensions of credit thereunder illegal;

(C)           All conditions to consummation of the Acquisition pursuant to the Acquisition Agreement (except the payment of the purchase price and other amounts due pursuant to the Acquisition Agreement) have been satisfied or waived and the Acquisition will be consummated concurrently with the Initial Funding Date; provided that no amendment, modification or waiver of any term thereof or any condition to the Borrower’s obligation to consummate the Acquisition under the Acquisition Agreement (other than any such amendment, modification or waiver that is not materially adverse to the interests of the Lenders) will be made or granted, as the case may be, without the prior written consent of the Required Lenders (it being understood that any change in the price (including any price decrease) or structure of the Acquisition will be deemed to be materially adverse and will require the prior written consent of the Required Lenders).  The borrowing under the Term Loan on the Initial Funding Date, together with amounts borrowed under the Second Lien Credit Facility on the Initial Funding Date (which shall in no case be less than an aggregate principal amount of $20,000,000) and cash equity contributions contributed or available to the Borrower on the Initial Funding Date, shall be sufficient to consummate the Transactions, including the Acquisition, and pay all related fees, commissions and expenses.

(xiii)        A certificate of the Chief Financial Officer of the Borrower, on behalf of the Borrower, certifying as to the matters set forth in clause (xiii);

(xiv)        To the extent not included in this Section 3.01, a copy of each of the Material Documents (including all exhibits, appendices, schedules, annexes and attachments thereto and amendments and assignments thereof), duly executed by each party thereto;

(xv)         The Administrative Agent shall have certified to the Lenders that either (i) prior to the Initial Funding Date, the Borrower obtained and provided the Administrative Agent with written evidence of flood insurance coverage meeting the minimum requirements of the National Flood Insurance Program (the “NFIP”) for all improved real estate and any personal property therein that constitutes Collateral that is located within a Special Flood Hazard Area (“SFHA”) in a community that participates in the Program; or (ii) the determination(s) using the Special Flood Hazard Determination Form indicate that no improved real estate that constitutes Collateral is located in a SFHA in a community that participates in the Program;

(xvi)        All fees and expenses payable to the Lead Arranger, Administrative Agent and Lenders (including reasonable fees and expenses of counsel to the Lead Arranger, Administrative Agent and Lenders invoiced through the Initial Funding Date) and the Lenders on or prior to the Initial Funding Date (including all fees payable to the Lead Arranger pursuant to the Fee Letter); and

(xvii)        Such other evidence as the Administrative Agent or any Lender may reasonably request to establish the accuracy and completeness of the representations and warranties and the compliance with the terms and conditions contained in this Agreement and the other Credit Documents.

3.03.         Conditions Precedent to each Credit Event.  The occurrence of each Credit Event (including the initial Borrowings occurring on the Initial Funding Date) is subject to the further conditions that:

(a)           The Borrower shall have delivered to the Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender, the Notice of Borrowing or Letter of Credit Application, as the case may be, for such Credit Event in accordance with this Agreement; and

(b)          On the date such Credit Event is to occur and after giving effect to such Credit Event, the following shall be true and correct:

(i)            The representations and warranties of the Loan Parties set forth in Article IV and in the other Credit Documents are true and correct in all material respects (except to the extent that such representation and warranty is qualified by materiality, in which case such representation and warranty must be true in all respects) as if made on such date (except for representations and warranties expressly made as of a specified date, which shall be true and correct in all material respects (except to the extent that such representation and warranty is qualified by materiality, in which case such representation and warranty must be true in all respects) as of such date);

(ii)            No Default has occurred and is continuing or will result from such Credit Event; and

(iii)           No material adverse change in the business, operations, condition (financial or otherwise), assets or liabilities (whether actual or contingent) of the Borrower Parties taken as a whole (including Silver Slipper as if it were owned on December 31, 2011 and for the twelve months prior thereto), having occurred since December 31, 2011.

The submission by the Borrower to the Administrative Agent of each Notice of Borrowing and each Letter of Credit Application shall be deemed to be a representation and warranty by the Borrower that each of the statements set forth above in this Section 3.02(b) is true and correct as of the date of such notice.

ARTICLE IV. REPRESENTATIONS AND WARRANTIES.

4.01.         Representations and Warranties of the Borrower.  In order to induce the Administrative Agent and the Lenders to enter into this Agreement, the Borrower hereby represents and warrants to the Administrative Agent and the Lenders for itself and each of the other Loan Parties as set forth in this Article IV and agrees that each of such representations and warranties shall be deemed to survive until full payment of the Obligations and shall apply anew to each Borrowing hereunder.

(a)           Due Incorporation, Qualification, etc.  Each Borrower Party (i) is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation; (ii) has the power and authority to own, lease and operate its properties and carry on its business as now conducted; and (iii) is duly qualified, licensed to do business and in good standing as a foreign corporation, partnership or limited liability company, as applicable, in each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification or license and where the failure to be so qualified or licensed, individually or in the aggregate could have a Material Adverse Effect.

(b)           Authority.  The execution, delivery and performance by each Loan Party of each Credit Document executed, or to be executed, by such Loan Party and the consummation of the transactions contemplated thereby (i) are within the power of such Loan Party and (ii) have been duly authorized by all necessary actions on the part of such Loan Party.

(c)           Enforceability.  Each Credit Document executed, or to be executed, by each Loan Party has been, or will be, duly executed and delivered by such Loan Party and constitutes, or will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

(d)           Non-Contravention.  The execution and delivery by each Loan Party of the Credit Documents executed by such Loan Party and the performance and consummation of the transactions (including the use of Loan and Letter of Credit proceeds) contemplated thereby do not (i) violate any Requirement of Law applicable to such Loan Party; (ii) violate any provision of, or result in the breach or the acceleration of, or entitle any other Person to accelerate (whether after the giving of notice or lapse of time or both), any Contractual Obligation of such Loan Party; (iii) result in the creation or imposition of any Lien (or the obligation to create or impose any Lien) upon any Property, asset or revenue of such Loan Party (except such Liens as may be created in favor of the Collateral Trustee for the benefit of the Secured Parties pursuant to the Security Documents) or (iv) violate any provision of any existing law, rule, regulation, order, writ, injunction or decree of any court or Governmental Authority to which it is subject.

(e)           Approvals.

(i)            Except as provided in Nevada Gaming Commission Regulation 8.130 with respect to Stockman’s Casino and in Indiana Gaming Commission Regulation 68 IAC 5-3-1 et seq. with respect to the Rising Star Casino, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or other Person (including, without limitation, the equity holders of any Person) is required in connection with the borrowing of the Loans, the granting of Liens under the Credit Documents, the execution and delivery of the Credit Documents executed by any Loan Party or the performance or consummation of the transactions contemplated thereby, except for those which have been made or obtained and are in full force and effect.

(ii)            No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or other Person (including, without limitation, the equity holders of any Person) is required in connection with the execution and delivery of the Acquisition Documents executed by any Loan Party or the performance or consummation of the transactions contemplated thereby (including the Acquisition), except for those which have been made or obtained and are in full force and effect.

(iii)           All Governmental Authorizations required for the activities and operations of the Borrower Parties (including gaming, video lottery and horse racing operations, as applicable) and the ownership of all property owned, operated or leased by the Borrower Parties and, from and after the Initial Funding Date, the operation of the Rising Star Vessel, have been duly obtained and are in full force and effect without any known conflict with the rights of others and free from any unduly burdensome restrictions, except where any such failure to obtain such Governmental Authorizations or any such conflict or restriction could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.  No Borrower Party has received any written notice or other written communications from any Governmental Authority regarding (A) any revocation, withdrawal, suspension, termination or modification of, or the imposition of any material conditions with respect to, any Governmental Authorization, or (B) any other limitations on the conduct of business by any Loan Party, except where any such revocation, withdrawal, suspension, termination, modification, imposition or limitation could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(iv)           Except as set forth on Schedule 4.01(e)(iv), no Governmental Authorization is required for either (x) the pledge or grant by any Loan Party as applicable of the Liens purported to be created in favor of the Collateral Trustee under the Security Documents or (y) the exercise by the Collateral Trustee of any rights or remedies in respect of any Collateral (whether specifically granted or created pursuant to any of the Security Documents or created or provided for by any Governmental Rule), except for (1) such Governmental Authorizations that have been obtained and are in full force and effect and fully disclosed to Administrative Agent in writing, and (2) filings or recordings contemplated in connection with this Agreement or any Security Document.

(f)           No Violation or Default.  No Borrower Party is in violation of or in default with respect to (i) any Requirement of Law applicable to such Person (including, as applicable, IGRA, any Gaming Laws or tribal, horse racing or video lottery laws) or (ii) any Contractual Obligation of such Person, where, in each case, such violation or default could reasonably be expected to have a Material Adverse Effect (nor is there any waiver in effect which, if not in effect, could reasonably be expected to result in such a violation or default).  No Default has occurred and is continuing.

(g)           Litigation.  Except as set forth in Schedule 4.01(g), no actions (including derivative actions), suits, proceedings (including arbitration proceedings or mediation proceedings) or, to the Borrower’s knowledge, investigations are pending or overtly threatened against any Borrower Party at law or in equity in any court, arbitration proceeding or before any other Governmental Authority which (i) could reasonably be expected to (alone or in the aggregate) have a Material Adverse Effect or (ii) seek to enjoin, either directly or indirectly, the execution, delivery or performance by any Loan Party of the Credit Documents, the Acquisition Documents or the transactions contemplated thereby (including the Transactions) or any documents executed in connection therewith.

(h)           Real Property, Rising Star Vessel, Etc.

(i)            All real property owned or leased by the Borrower Parties is described in Schedule 4.01(h) (as supplemented from time to time by the Borrower in a notice delivered pursuant to Section 5.01(a)(xv)).  As of the Initial Funding Date, the Rising Star Vessel is the only vessel owned by any Borrower Party and has been duly documented under the laws of the United States of America in the name of Gaming Entertainment (Indiana) LLC as the owner thereof, and no other action is necessary to establish and perfect Gaming Entertainment (Indiana) LLC’s title to and interest in the Rising Star Vessel.  The Borrower Parties own and have good and marketable title, or a valid leasehold interest in, all their respective properties and assets as reflected in the most recent Financial Statements delivered to the Administrative Agent (except those assets and properties disposed of in the ordinary course of business or otherwise in compliance with this Agreement since the date of such Financial Statements) and all respective assets and properties acquired by the Borrower Parties since such date (except those disposed of in the ordinary course of business or otherwise in compliance with this Agreement), except, in each case, such defects in title that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  Such assets and properties are subject to no Lien, except for Permitted Liens.  Each of the Borrower Parties has complied in all material respects with all material obligations under all material leases to which it is a party and enjoys peaceful and undisturbed possession under such leases.  The real properties owned by the Borrower Parties are taxed separately and do not include any other property, and for all purposes the real properties may be mortgaged, conveyed and otherwise dealt with as a separate legal parcel.

(ii)           No Borrower Party (A) has violated any Environmental Laws, (B) has any liability under any Environmental Laws or (C) has received notice or other communication of an investigation or, to the Borrower’s knowledge, is under investigation by any Governmental Authority having authority to enforce Environmental Laws, where such violation, liability or investigation could have, individually or in the aggregate, a Material Adverse Effect.  There are no material actions or claims pending, or to the knowledge of the Borrower Parties, overtly threatened, against any Borrower Party pursuant to any Environmental Law or seeking the recovery of Environmental Damages from any Borrower Party.  Each Borrower Party’s use and operation of its business properties, and each of such business properties which serve as Collateral (including real properties owned, leased, managed or otherwise operated by a Borrower Party) are in material compliance with all applicable Environmental Laws and other Governmental Rules, including all applicable land use and zoning laws, and including holding all material permits and approvals required for the use, maintenance and operation of such properties.  To Borrower’s knowledge, no Hazardous Materials have been used, stored, treated, disposed of, released or otherwise managed on, at or from any such business properties (or any properties formerly owned or operated by a Borrower Party) in a manner that could reasonably be expected to result in a Material Adverse Effect for any Borrower Party under applicable Governmental Law.  The Borrower Parties are in compliance with the Maritime Transportation Security Act of 2002, as amended (including having vessel and waterfront facility security  plans submitted to and approved by the United States Coast Guard), except to the extent that non-compliance could not reasonably be expected to have a Material Adverse Effect.

(i)            Financial Statements.  The Financial Statements of the Borrower Parties which have been delivered to the Administrative Agent, (i) are in accordance with the books and records of the Borrower Parties, which have been maintained in accordance with good business practice; (ii) except as indicated in the accountant’s report, have been prepared in conformity with GAAP; and (iii) fairly present in all material respects the financial conditions and results of operations of the Borrower Parties as of the date thereof and for the period covered thereby.  No Borrower Party has any Contingent Obligations, liability for taxes or other outstanding obligations which, in any such case, are material in the aggregate, except as disclosed in the Financial Statements of the Borrower Parties and those relating to Silver Slipper furnished to the Administrative Agent and the Lenders pursuant to Section 3.01(d) or Section 3.02(d), or in the Financial Statements delivered to the Administrative Agent pursuant to Section 5.01(a)(i) or (ii).

(j)            Creation, Perfection and Priority of Liens; Equity Interests.

(i)            The execution and delivery of the Security Documents by the Loan Parties party thereto, together with the filing of any Uniform Commercial Code financing statements and the recording of the U.S. Patent and Trademark Office filings and U.S. Copyright Office filings delivered to the Collateral Trustee for filing and recording, and as of the date delivered, the recording of any mortgages or deeds of trust delivered to the Collateral Trustee for recording (but not yet recorded), are effective to create in favor of the Collateral Trustee, for the benefit of the Secured Parties, as security for the Obligations, a valid and perfected first priority Lien on all of the Collateral existing as of the date of such execution and delivery (subject only to Permitted Liens).  All outstanding Equity Securities of the Loan Parties are duly authorized, validly issued, fully paid and non-assessable.  There are no outstanding subscriptions, options, conversion rights, warrants or other agreements or commitments of any nature whatsoever (firm or conditional) obligating the Loan Parties or to issue, deliver or sell, or cause to be issued, delivered or sold, any additional Equity Securities of the Loan Parties, or obligating the Loan Parties to grant, extend or enter into any such agreement or commitment.  All Equity Securities of the Loan Parties have been offered and sold in compliance with all federal and state securities laws and all other Requirements of Law, except where any failure to comply could not reasonably be expected to have a Material Adverse Effect.

(ii)           Upon execution and delivery of the Real Property Security Documents, the Real Property Security Documents shall create in favor of the Collateral Trustee, for the benefit of the Secured Parties, a legal, valid, binding and enforceable Lien on, and security interest in, the respective Loan Party’s right, title and interest in and to the real property subject thereto and proceeds thereof, and, each such Real Property Security Document shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereof in such real property and proceeds thereof, as security for the Obligations, in each case prior and superior in right to any other Person (except with respect to Permitted Liens).

(iii)           Upon execution and delivery by Gaming Entertainment (Indiana) LLC of the Rising Star Vessel Security Document, the Rising Star Vessel Security Document will be a first “preferred mortgage” within the meaning of the Ship Mortgage Act and will qualify for the benefits accorded a “preferred mortgage” thereunder and no other filing or recording or refiling or rerecording or any other act is necessary or advisable to create or perfect such security interest under the Rising Star Vessel Security Document or in the mortgaged property described therein.

(k)           Employee Benefit Plans.  (i) Based upon the actuarial assumptions specified for funding purposes in the latest valuation of each Pension Plan that any Borrower Party or any ERISA Affiliate maintains or contributes to, or has any obligation under, the aggregate benefit liabilities of such Pension Plan within the meaning of Section 4001 of ERISA did not exceed the aggregate value of the assets of such Pension Plan.  Neither any Borrower Party nor any ERISA Affiliate has any liability with respect to any post-retirement benefit under any employee welfare plan (as defined in Section 3(1) of ERISA), other than liability for health plan continuation coverage described in Part 6 of Title I(B) of ERISA, which liability for health plan continuation coverage could not have a Material Adverse Effect.

(ii)            Each Pension Plan complies, in both form and operation, in all material respects, with its terms, ERISA and the IRC, and no condition exists or event has occurred with respect to any such Pension Plan which would result in the incurrence by any Borrower Party or any ERISA Affiliate of any material liability, fine or penalty.  Each Pension Plan, related trust agreement, arrangement and commitment of any Borrower Party or any ERISA Affiliate is legally valid and binding and in full force and effect.  No Pension Plan is being audited or investigated by any government agency or is subject to any pending or threatened claim or suit.  No Borrower Party or ERISA Affiliate has engaged in a prohibited transaction under Section 406 of ERISA or Section 4975 of the IRC with respect to any Pension Plan which would result in the incurrence by any Borrower Party or ERISA Affiliate of any material liability.

(iii)           No Borrower Party or ERISA Affiliate contributes to or has any material contingent obligations to any Multiemployer Plan.  No Borrower Party or ERISA Affiliate has incurred any material liability (including secondary liability) to any Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan under Section 4201 of ERISA or as a result of a sale of assets described in Section 4204 of ERISA.  No Borrower Party or ERISA Affiliate has been notified that any Multiemployer Plan is in reorganization or insolvent under and within the meaning of Section 4241 or Section 4245 of ERISA or that any Multiemployer Plan intends to terminate or has been terminated under Section 4041A of ERISA.

(iv)           No Borrower Party has (A) engaged in any transaction prohibited by any Governmental Rule applicable to any Foreign Plan; (B) failed to make full payment when due of all amounts due as contributions to any Foreign Plan; or (C) otherwise failed to comply with the requirements of any Governmental Rule applicable to any Foreign Plan, where singly or cumulatively, the above could have a Material Adverse Effect.

(l)            Margin Stock; Other Regulations.  No Loan Party owns any Margin Stock which, in the aggregate, would constitute a substantial part of the assets of the Borrower or the Loan Parties (taken as a whole), and not more than 25% of the value (as determined by any reasonable method) of the assets of any Loan Party is represented by Margin Stock, and no proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, to purchase, acquire or carry any Margin Stock or to extend credit, directly or indirectly, to any Person for the purpose of purchasing or carrying any Margin Stock.  No Loan Party is subject to regulation under the Investment Company Act of 1940, the Federal Power Act, the Interstate Commerce Act, any state public utilities code or to any other Governmental Rule limiting its ability to incur indebtedness.

(m)           Trademarks, Patents, Copyrights and Licenses.  The Borrower Parties each possess and either own, or have the right to use to the extent required, all necessary trademarks, trade names, copyrights, patents, patent rights and licenses which are material to the conduct of their respective businesses as now operated.  The Borrower Parties each conduct their respective businesses without infringement or claim of infringement of any trademark, trade name, trade secret, service mark, patent, copyright, license or other intellectual property rights of any other Person (which is not a Borrower Party), except where such infringement or claim of infringement could not reasonably be expected to have a Material Adverse Effect.  There is no infringement or, to the Borrower’s knowledge, claim of infringement by others of any trademark, trade name, trade secret, service mark, patent, copyright, license or other intellectual property right of the Borrower or any of the other Borrower Parties, except when such infringement or claim of infringement by others could not reasonably be expected to have a Material Adverse Effect.  Each of the patents, trademarks, trade names, service marks and copyrights owned by the Borrower or any Guarantor which is registered with any Governmental Authority is set forth on the schedules to the Security Agreement.

(n)           Governmental Charges.  The Borrower Parties have timely filed or caused to be timely filed with the appropriate taxing authorities all Tax Returns which are required to be filed by them.  Subject to any adjustment in an amount less than $500,000 in connection with the audit being undertaken by the Internal Revenue Service on the date hereof, the Tax Returns accurately reflected all liability for Taxes of the Borrower Parties for the periods covered thereby and  the Borrower Parties have paid, or made provision for the payment of, all Taxes and other Governmental Charges which have or may have become due pursuant to said returns or otherwise and all other indebtedness, except such Governmental Charges or indebtedness, if any, which are being contested in good faith by appropriate proceedings and as to which adequate reserves (determined in accordance with GAAP) have been established.  All Taxes which the Borrower Parties were required by law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable.  No Borrower Party has executed or filed with the Internal Revenue Service or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any taxes or Governmental Charges.

(o)           Subsidiaries, Etc.  Schedule 4.01(o) (as supplemented by the Borrower in a notice delivered pursuant to Section 5.01(a)(vii)) sets forth each of the Subsidiaries of each Loan Party, its jurisdiction of organization, the classes of its Equity Securities, the number of Equity Securities of each such class issued and outstanding, the percentages of Equity Securities of each such class owned directly or indirectly by each Loan Party and whether such Loan Party owns such Equity Securities directly or, if not, the Subsidiary of such Loan Party that owns such Equity Securities and the number of Equity Securities and percentages of Equity Securities of each such class owned directly or indirectly by such Loan Party.  Except as set forth on Schedule 4.01(o) (as supplemented as set forth above), none of the Loan Parties currently has any Subsidiaries.  All of the outstanding Equity Securities of each such Subsidiary indicated on Schedule 4.01(o) as owned by each Loan Party are owned beneficially and of record by such Loan Party free and clear of all adverse claims.  Each of the Subsidiaries of each Loan Party is organized under the laws of the United States or any state thereof.

(p)           Solvency, Etc.  Each of the Borrower Parties is Solvent and, after the execution and delivery of the Credit Documents and the consummation of the Transactions, will be Solvent.

(q)           Labor Matters.  There are no disputes presently subject to grievance procedure, arbitration or litigation under any of the collective bargaining agreements, employment contracts or employee welfare or incentive plans to which any Borrower Party is a party, and there are no strikes, lockouts, work stoppages or slowdowns, or, to the knowledge of the Borrower, jurisdictional disputes or organizing activities occurring or threatened which alone or in the aggregate could have a Material Adverse Effect.

(r)            No Material Adverse Effect.  Since December 31, 2011, no event has occurred and no condition exists which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(s)            Accuracy of Information Furnished; Material Documents.

(i)            The Credit Documents and the other certificates, statements and information (excluding projections) furnished by the Loan Parties to the Administrative Agent, the Collateral Trustee and the Lenders in connection with the Credit Documents and the transactions contemplated thereby, taken as a whole, do not contain any untrue statement of a material fact and do not omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  All projections furnished by the Loan Parties to the Administrative Agent and the Lenders in connection with the Credit Documents and the transactions contemplated thereby have been prepared on a basis consistent with the historical Financial Statements described above, except as described therein, have been based upon reasonable assumptions and represent, as of their respective dates of presentations, the Loan Parties’ good faith and reasonable estimates of the future performance of the Loan Parties, and the Borrower has no reason to believe that such estimates and assumptions are not reasonable.

(ii)           The copies of the Material Documents which have been delivered to the Administrative Agent in accordance with Section 3.01 and Section 3.02 are true, correct and complete copies of the respective originals thereof, as in effect on the Closing Date or the Initial Funding Date, as applicable, and no amendments or modifications have been made to the Material Documents, except as set forth by documents delivered to the Administrative Agent in accordance with Section 3.01 or Section 3.02 or otherwise as permitted by Section 5.02(m).  None of the Material Documents has been terminated and each of the Material Documents is in full force and effect.  No Borrower Party is in default in the observance or performance of any of its material obligations under the Material Documents and each Loan Party has taken all action required to be taken to keep unimpaired its rights thereunder (other than possible defaults which may be the subject of any litigation referred to in Schedule 4.01(g)).

(t)            Brokerage Commissions.  No person is entitled to receive any brokerage commission, finder’s fee or similar fee or payment in connection with the extensions of credit contemplated by this Agreement as a result of any agreement entered into by any Loan Party (except for fees payable to the Lead Arranger and Administrative Agent, which fees will be paid on or prior to the Initial Funding Date from the Borrower’s own funds).  No brokerage or other fee, commission or compensation is to be paid by the Lenders with respect to the extensions of credit contemplated hereby as a result of any agreement entered into by any Loan Party, and the Borrower agrees to indemnify the Administrative Agent and the Lenders against any such claims for brokerage fees or commissions and to pay all expenses including, without limitation, reasonable attorney’s fees incurred by the Administrative Agent, the Collateral Trustee and the Lenders in connection with the defense of any action or proceeding brought to collect any such brokerage fees or commissions.  No person is entitled to receive any brokerage commission, finder’s fee or similar fee or payment in connection with the Acquisition Documents except any such fee that is being paid in full on the Initial Funding Date.

(u)           Policies of Insurance.  The properties of the Borrower Parties are insured with financially sound and reputable insurance companies not Affiliates of the Borrower Parties, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower Parties operate.  The Insurance Disclosure Statement sets forth a true and complete listing of all insurance maintained by the Borrower Parties as of the Initial Funding Date.  Such insurance has not been terminated and is in full force and effect, and each of the Borrower Parties has taken all action required to be taken as of the date of this Agreement to keep unimpaired its rights thereunder.

(v)           Agreements with Affiliates and Other Agreements.  Except as disclosed on Schedule 4.01(v), no Borrower Party has entered into and, as of the date of the applicable Credit Event does not contemplate entering into, any material agreement or contract with any Affiliate of any Borrower Party, except upon terms at least as favorable to such Borrower Party as an arms-length transaction with unaffiliated Persons, based on the totality of the circumstances.  No Borrower Party is a party to or is bound by any Contractual Obligation or is subject to any restriction under its respective charter or formation documents, which could not reasonably be expected to have a Material Adverse Effect.

(w)           Foreign Assets Control, Etc.

(i)            No Borrower Party (i) is, or is controlled by, a Designated Person; (ii) has received funds or other property from a Designated Person; or (iii) is in breach of or is the subject of any action or investigation under any Anti-Terrorism Law.  No Borrower Party engages or will engage in any dealings or transactions, or is or will be otherwise associated, with any Designated Person.  Each Borrower Party is in compliance, in all material respects, with the Patriot Act.  Each Borrower Party has taken reasonable measures to ensure compliance with the Anti-Terrorism Laws including the requirement that (i) no Person who owns any direct or indirect interest in any Borrower Party is a Designated Person, (ii) funds invested directly or indirectly in any Borrower Party by are derived from legal sources.

(ii)           No portion of the proceeds of any Loan, L/C Credit Extension or other credit made hereunder has been or will be used, directly or indirectly for, and no fee, commission, rebate or other value has been or will be paid to, or for the benefit of, any governmental official, political party, official of a political party or any other Person acting in an official capacity in violation of any applicable Governmental Rules, including the U.S. Foreign Corrupt Practices Act of 1977, as amended.

(x)            Acquisition.  The Acquisition has been and will be conducted in compliance with all Requirements of Law.

4.02.        Reaffirmation of Borrower’s Representations and Warranties.  The Borrower shall be deemed to have reaffirmed, for the benefit of the Administrative Agent and the Lenders, each representation and warranty contained in Article IV on and as of the date of each Credit Event (including the initial Borrowings occurring on the Initial Funding Date), except for representations and warranties expressly made as of a specified date, which shall be and remain true as of such date.

4.03.        Representations and Warranties of each Lender.  Each Lender, as to itself only, represents and warrants to each other party hereto that it is not a “public-side” Lender (i.e. a Lender that does not wish to receive non-public information with respect to the Borrower Parties or their securities) (each, a “Public Lender”) unless it has delivered a written notice (a “Public Lender Notice”) to the Administrative Agent and the Borrower indicating it is a Public Lender.

ARTICLE V. COVENANTS.

5.01.        Affirmative Covenants.  So long as any Loan or L/C Obligation remains unpaid, or any other Obligation remains unpaid, or any portion of any Commitment remains in force, the Borrower will comply, and will cause compliance by the other Loan Parties with the affirmative covenants set forth in this Section 5.01, unless the Required Lenders shall otherwise consent in writing.

(a)           Financial Statements, Reports, etc.  The Borrower shall furnish to the Administrative Agent and each Lender the following, each in such form and such detail as the Administrative Agent or the Required Lenders shall reasonably request:

(i)            As soon as available and in no event later than forty-five (45) days after the last day of each fiscal quarter, a copy of the Financial Statements of the Borrower and its Subsidiaries (prepared on a consolidated and consolidating basis) for such fiscal quarter (beginning with the fiscal quarter ending June 30, 2012 and thereafter) and for the fiscal year to date, certified by the Chief Financial Officer of the Borrower to present fairly in all material respects the financial condition, results of operations and other information reflected therein and to have been prepared in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes);

(ii)           As soon as available and in no event later than ninety (90) days after the close of each fiscal year (beginning with the fiscal year ending December 31, 2012), copies of the consolidated and consolidating Financial Statements of the Borrower and its Subsidiaries for such year, audited (as to the consolidated Financial Statements) by an independent certified public accountants of recognized national standing or otherwise reasonably acceptable to Administrative Agent, which Financial Statements shall be accompanied by a narrative from management of the Borrower which discusses results and copies of the unqualified opinion of such accountants and, to the extent delivered to the Borrower, management letters delivered by such accountants in connection with such Financial Statements;

(iii)           Contemporaneously with the Financial Statements for each fiscal quarter and each fiscal year required by the foregoing clauses (i)and (ii), a compliance certificate of the Chief Financial Officer of the Borrower in substantially the form of Exhibit F (a “Compliance Certificate”);

(iv)           As soon as possible and in no event later than five (5) Business Days after the Borrower knows of the occurrence or existence of (A) any ERISA Event, (B) any actual or threatened litigation, suits, claims, disputes or investigations against any Borrower Party involving potential monetary damages payable by any Borrower Party of $250,000 or more (alone or in the aggregate) or in which injunctive relief or similar relief is sought, which relief, if granted, could have a Material Adverse Effect, (C) any other event or condition which, either individually or in the aggregate, could have a Material Adverse Effect, including (I) breach or non-performance of, or any default under, a Contractual Obligation of a Borrower Party; (II) any dispute, litigation, investigation, proceeding or suspension between a Borrower Party and any Governmental Authority; or (III) the commencement of, or any material development in, any litigation or proceeding affecting a Borrower Party, including pursuant to any applicable Environmental Laws; or (D) any Default or any default under any Subordinated Obligations, the statement of a Responsible Officer of the Borrower setting forth details of such event, condition, Default or default and the action which the Borrower proposes to take with respect thereto.  Each notice pursuant to this Section 5.01(a)(iv) shall describe with particularity any and all provisions of this Agreement or other Credit Document that have been breached;

(v)            As soon as available, and in any event not later than thirty (30) days after the commencement of each fiscal year, the budget and projected financial statements of the Borrower Parties for such fiscal year (detailed on a quarterly basis), including, in each case, projected balance sheets, statements of income and retained earnings and statements of cash flow of the Borrower Parties, all in reasonable detail and in any event to include projected Capital Expenditures and quarterly projections of the Borrower Parties’ compliance with each of the covenants set forth in Section 5.03 of this Agreement;

(vi)           As soon as possible and in no event later than five (5) Business Days prior to the occurrence of any event or circumstance that would require a prepayment pursuant to Section 2.06(c), the statement of a Responsible Officer of the Borrower setting forth the details thereof;

(vii)          As soon as possible and in no event later than ten (10) days prior thereto, written notice of the establishment or acquisition by a Loan Party of any new Subsidiary or the issuance of any new Equity Securities of the Borrower or any Subsidiary;

(viii)         As soon as possible and in no event later than five (5) Business Days after the receipt thereof by the Borrower, a copy of any notice, summons, citations or other written communications concerning any actual, alleged, suspected or threatened violation of any Environmental Law, or any liability of a Loan Party for Environmental Damages;

(ix)           As soon as possible and in no event later than five (5) Business Days after the receipt thereof by the Borrower, a copy of any material notice, summons, citation or other written communications concerning the revocation, failure to renew or suspension of any gaming or gambling license or other material operating license or material permit of any Borrower Party.

(x)            As soon as possible and in no event later than five (5) days after the sending or filing thereof, copies of any proxy statements, financial statements or reports that the Borrower has made generally available to its shareholders; copies of any regular, periodic and special reports or registration statements or prospectuses that the Borrower files with the United States Securities and Exchange Commission;

(xi)           During the period commencing on the Closing Date and ending on the Initial Funding Date, as soon as available and in no event later than forty-five (45) days after the last day of each fiscal quarter, a copy of the Financial Statements of Silver Slipper (prepared on a consolidated and consolidating basis) for such fiscal quarter and for the fiscal year to date;

(xii)          During the period commencing on the Closing Date and ending on the Initial Funding Date, as soon as available and in no event later than ninety (90) days after the close of each fiscal year, copies of the consolidated and consolidating Financial Statements of Silver Slipper for such year, audited (as to the consolidated Financial Statements) by an independent certified public accountants of recognized national standing;

(xiii)         During the period commencing on the Closing Date and ending on the Initial Funding Date, as soon as available and in no event later than thirty (30) days after the last day of each fiscal month, a copy of the consolidated and consolidating Financial Statements of Silver Slipper for such month and for the fiscal year to date;

(xiv)         As soon as possible and in no event later than ten (10) days prior to the acquisition by any Borrower Party of any leasehold or ownership interest in real property, a written supplement to Schedule 4.01(h);

(xv)          Without derogation of the Borrower’s obligation under Section 5.02(k), as soon as possible and in no event later than five (5) Business Days after the effectiveness thereof, any material change in accounting policies of or financial reporting practices by the Borrower Parties;

(xvi)  Simultaneously with the delivery of each set of consolidated financial statements referred to in Section 5.01(a)(i) and Section 5.01(a)(ii) above, the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements; and

(xvii) Such other instruments, agreements, certificates, opinions, statements, documents and information relating to the Properties, operations or condition (financial or otherwise) of the Loan Parties, and compliance by the Borrower with the terms of this Agreement and the other Credit Documents as the Administrative Agent from time to time reasonably request.

The Borrower hereby acknowledges that the Administrative Agent will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower hereunder (the “Borrower Materials”) by posting the Borrower Materials on one or more Platforms.  From and after the date of receipt of any Public Lender Notice, the Borrower agrees that (w) all Borrower Material that may be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (x) by marking Borrower Materials “PUBLIC” the Borrower shall be deemed to have authorized the Administrative Agent, the L/C Issuer and the Lenders to treat such Borrower Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Borrower Parties or their securities for purposes of United States Federal and state security laws; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor”.

(b)           Books and Records.  The Loan Parties shall at all times keep proper books of record and account in which full, true and correct entries will be made of their transactions in accordance with GAAP.

(c)           Inspections.  Except as limited by Nevada Gaming Commission Regulation 6.130, Mississippi Gaming Commission Regulation VII J. and Indiana Gaming Commission Regulation 68 IAC 11-2-2 et seq., or the Borrower’s approved system of internal controls governing mandatory count procedures and the persons who may participate therein, the Loan Parties shall permit the Administrative Agent, the Collateral Trustee and each Lender, or any agent or representative thereof, upon reasonable notice and during normal business hours (or if an Event of Default shall have occurred and be continuing at any time as the Administrative Agent, the Collateral Trustee and any Lender may determine with or without prior notice to the Borrower), to visit and inspect any of the properties and offices of the Loan Parties, to conduct audits of any or all of the Collateral, to examine the books and records of the Loan Parties and make copies thereof, and to discuss the affairs, finances and business of the Loan Parties with, and to be advised as to the same by, their officers, auditors and accountants, all at such times and intervals as the Administrative Agent, the Collateral Trustee or any Lender may request, all at the Borrower’s expense.

(d)           Insurance.  The Loan Parties shall:

(i)             Carry and maintain (A) insurance during the term of this Agreement of the types and in the amounts customarily carried from time to time by others engaged in substantially the same business as such Person and operating in the same geographic area as such Person, including, but not limited to, business interruption, fire, liability, property damage and worker’s compensation, (B) if requested by the Administrative Agent, flood insurance with respect to real property Collateral in amounts and subject to deductibles and other terms as may be reasonably acceptable to the Administrative Agent, (C) insurance required by any Real Property Security Documents or the Rising Star Vessel Security Document, (D) fire and usual marine risks (including hull and machinery and excess risks), (E) protection and indemnity risks and (F) any other risks against which the Administrative Agent considers, having regards to practices and other circumstances prevailing at the relevant time, it would in the reasonable opinion of the Administrative Agent be reasonable for the Borrower Parties to insure and which are specified by the Administrative Agent by notice to the Borrower;

(ii)            Furnish to any Lender, upon written request, full information as to the insurance carried;

(iii)           Carry and maintain each policy for such insurance with (A) a company which is rated A or better by A.M. Best and Company at the time such policy is placed and at the time of each annual renewal thereof or (B) any other insurer which is satisfactory to the Administrative Agent; and

(iv)           Obtain and maintain endorsements acceptable to the Administrative Agent for such insurance (including form CF1218) naming the Administrative Agent, the Collateral Trustee and the Lenders as additional insureds and the Collateral Trustee as mortgagee and lender’s loss payee and including mortgagee’s and lender’s loss payable endorsements;

provided, however, that if any Loan Party shall fail to maintain insurance in accordance with this Section 5.01(d), or if any Loan Party shall fail to provide the required endorsements with respect thereto, the Administrative Agent shall have the right (but shall be under no obligation) to procure such insurance and the Borrower agrees to reimburse the Administrative Agent for all costs and expenses of procuring such insurance.

(e)           Governmental Charges and Other Indebtedness.  Each Loan Party shall promptly pay and discharge when due (i) all Taxes and other Governmental Charges, (ii) all Indebtedness which, if unpaid, could become a Lien upon the property of such Loan Party and (iii) subject to any subordination provisions applicable thereto, all other Indebtedness which in each case, if unpaid, could be reasonably likely to have a Material Adverse Effect, except such Taxes, Governmental Charges and Indebtedness as may in good faith be contested or disputed, or for which arrangements for deferred payment have been made; provided that in each such case appropriate reserves are maintained in accordance with GAAP and no material property of any Loan Party is at impending risk of being seized, levied upon or forfeited.

(f)            Use of Proceeds.  The Borrower shall use the proceeds of the Loans (i) to provide a portion of the financing for the Acquisition, (ii) to refinance certain existing Indebtedness of the Loan Parties, (iii) to pay fees and expenses incurred in connection with the Transactions, (iv) to provide for the ongoing working capital and other general corporate purposes of the Loan Parties, and (v) in the case of any Term Loan Increase, to provide a portion of the financing for a hotel adjacent to the Silver Slipper Casino.

(g)           General Business Operations.  Each of the Loan Parties shall (i) preserve, renew and maintain in full force its corporate, partnership or limited liability company existence and good standing under the Governmental Rules of the jurisdiction of its organization and all of its rights, licenses and permits (including all tribal, gaming, horse racing and video lottery licenses and permits), leases, qualifications, privileges franchises and other authority reasonably necessary to the conduct of its business, (ii) conduct its business activities in compliance with all Requirements of Law (including all Gaming Laws and tribal, horse racing and video lottery laws) and Contractual Obligations applicable to such Person except, in each case, where any failure, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (iii) keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and from time to time make, or cause to be made, all necessary and proper repairs, except, in each case, where any failure, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (iv) subject to the Borrower’s commercially reasonable judgment, maintain, preserve and protect all of its rights to enjoy and use material trademarks, trade names, service marks, patents, copyrights, licenses, leases, franchise agreements and franchise registrations and (v) conduct its business in an orderly manner without voluntary interruption except where any failure could not reasonably be expected to have a Material Adverse Effect.  No Loan Party shall change its jurisdiction of formation.

(h)           Compliance with Laws.  Each Loan Party shall comply with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including, without limitation, all Environmental Laws), noncompliance with which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and the inventory of each Loan Party shall comply with the Fair Labor Standards Act.

(i)            New Subsidiaries.  The Borrower shall, at its own expense promptly, and in any event within ten (10) Business Days, after the formation of or as of the date of the acquisition of any Subsidiary (other than an Excluded Subsidiary) (A) notify the Administrative Agent of such event in writing (to the extent notice has not already been provided in accordance with Section 5.01(a)(vii)), (B) cause such Subsidiary to become a party to the Guaranty, the Security Agreement and each other applicable Security Document in accordance with the terms thereof, (C) deliver (or cause the appropriate Person to deliver) to the Collateral Trustee all stock certificates and other instruments constituting Collateral thereunder free and clear of all adverse claims, accompanied by undated stock powers or other instruments of transfer executed in blank (and take such other steps as may be requested by the Collateral Trustee or the Administrative Agent to perfect the Collateral Trustee’s first priority Lien in such Collateral consisting of Equity Securities in compliance with any applicable laws of jurisdictions outside of the United States), (D) cause each document (including each Uniform Commercial Code financing statement and each filing with respect to intellectual property owned by such new Subsidiary) required by law or requested by the Collateral Trustee or the Administrative Agent to be filed, registered or recorded in order to create in favor of the Collateral Trustee, for the benefit of the Secured Parties, a valid, legal and perfected first priority security interest in and lien on the Collateral subject to the Security Documents to be so filed, registered or recorded and evidence thereof delivered to the Collateral Trustee, (E) deliver (or cause the appropriate Person to deliver) the Organizational Documents, certificates, resolutions and other documents that would have been required of such Subsidiary under Section 3.01 if such Subsidiary had been the Borrower on the Closing Date and (F) deliver an opinion of counsel in form and substance reasonably satisfactory to the Administrative Agent with respect to each new Guarantor, the pledge of the Equity Securities of such Subsidiary, and the other matters set forth in this Section 5.01(i).

(j)            Appraisals.  During the existence of an Event of Default or upon the written request of the Administrative Agent (for itself or upon request of any Lender, without duplication) acting pursuant to any Requirement of Law, the Borrower agrees that the Administrative Agent may, at the expense of the Borrower, commission an appraisal of any property (i) to which any Loan Party holds legal title and (ii) which is encumbered by any Security Document.

(k)           Additional Collateral.  If at any time from and after the Closing Date, the Borrower or any other Loan Party acquires any fee or leasehold interest in real property, the Borrower or such other Loan Party shall promptly deliver to the Administrative Agent, at its own expense, all documentation and information in form and substance reasonably satisfactory to the Administrative Agent (including any appraisals, surveys and environmental reports) to assist the Collateral Trustee in obtaining deeds of trust or mortgages on such additional real property and ALTA policies of title insurance, with such endorsements as the Administrative Agent may reasonably require, issued by a company and in form and substance satisfactory to the Administrative Agent, in an amount equal to the principal amount of the Total Revolving Loan Commitment on the Initial Funding Date plus the then outstanding aggregate principal amount of the Terms Loans, insuring the Collateral Trustee’s Lien on such additional real property Collateral to be of first priority, subject only to such exceptions as the Administrative Agent shall approve in its reasonable discretion, with all costs thereof to be paid by the Borrower or such other Loan Party.  If at any time from and after the Closing Date, the Borrower or other Loan Party acquires any vessel (including the Rising Star Vessel), the Borrower or such other Loan Party shall execute, deliver and record, at its own expense, as soon as possible all documentation and information necessary or appropriate, as determined by the Collateral Trustee, in form and substance reasonably satisfactory to the Administrative Agent to provide the Collateral Trustee a first preferred mortgage on such vessel, subject only to such exceptions as the Administrative Agent shall approve in its reasonable discretion, with all costs thereof to be paid by the Borrower or such other Loan Party.

(l)            Rate Contracts.  No later than 120 days after the Initial Funding Date, the Borrower shall enter into, and shall maintain in full force and effect, one or more Lender Rate Contracts with respect to the Indebtedness evidenced by this Agreement reasonably satisfactory to the Administrative Agent, which agreements shall provide coverage in a notional amount equal to at least $15,000,000 of the Effective Amount of the Term Loans (as the same may be reduced from time to time pursuant to repayments under Section 2.01(g)(iii) and prepayments under Section 2.06).

(m)           Acquisition.  The Loan Parties shall use commercially reasonable efforts to consummate the Acquisition as soon as possible, and, in any event, the Loan Parties shall cause the Acquisition to be consummated no later than October 31, 2012.  If the Acquisition is not consummated by October 31, 2012, unless said date is extended with the written consent of the Borrower, Administrative Agent and Required Lenders, this Agreement shall terminate and be of no further force and effect.

(n)           Designation of Subsidiaries.  The Borrower may at any time after the Closing Date designate any newly acquired or formed Restricted Subsidiary of the Borrower as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no Default shall have occurred and be continuing, (ii) immediately after giving effect to such designation, the Borrower shall be in compliance, on a pro forma basis, with the financial covenants set forth in Section 5.03(a), Section 5.03(b) and Section 5.03(c) (and, as a condition precedent to the effectiveness of any such designation, the Borrower shall deliver to the Administrative Agent a certificate setting forth in reasonable detail the calculations demonstrating such compliance), (iii) no Restricted Subsidiary may be designated an Unrestricted Subsidiary if it was a Subsidiary of the Borrower on the Closing Date.  The designation of any Subsidiary as an Unrestricted Subsidiary after the Closing Date shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the fair market value as determined in good faith by the Borrower of the Borrower’s or its Subsidiary’s (as applicable) Investment therein.  The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any Investment by the Borrower in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value as determined in good faith by the Borrower at the date of such designation of the Borrower’s or its Subsidiary’s (as applicable) Investment in such Subsidiary.

(o)           Information Rights.  So long as any of the Loans remain outstanding, the Lenders will have the right to receive all materials distributed at any meetings of the board of directors or managers of any Borrower Party, and each committee meeting of such boards, and the Borrower’s management team and employees at any periodic operating review meetings.

5.02.        Negative Covenants.  So long as any Loan or L/C Obligation remains unpaid, or any other Obligation remains unpaid or unperformed, or any portion of any Commitment remains in force, the Borrower will comply, and will cause compliance by the other Loan Parties, with the negative covenants set forth in this Section 5.02, unless the Required Lenders shall otherwise consent in writing.

(a)           Indebtedness.  None of the Loan Parties shall create, incur, assume or permit to exist any Indebtedness or engage in any off-balance sheet finance transaction or other similar transaction except for the following (“Permitted Indebtedness”):

(i)            Indebtedness of the Loan Parties under the Credit Documents;

(ii)           Indebtedness of the Loan Parties listed in Schedule 5.02(a) and existing on the date of this Agreement and any Indebtedness of the Loan Parties under initial or successive refinancings of any Indebtedness permitted by this Section 5.02(a)(ii); provided that (A) the principal amount of any such refinancing does not exceed the principal amount of the Indebtedness being refinanced and (B) the material terms and provisions of any such refinancing (including maturity, redemption, prepayment, default and subordination provisions) are no less favorable to the applicable Loan Party and the Lenders than the Indebtedness being refinanced;

(iii)           Indebtedness of the Loan Parties under Rate Contracts permitted by Section 5.02(l);

(iv)           Indebtedness of the Loan Parties with respect to surety, appeal, indemnity, performance or other similar bonds or guaranties in the ordinary course of business, including surety or similar bonds issued in connection with the stay of a proceeding of the type described in Section 6.01(h);

(v)            Guaranty Obligations of any Loan Party in respect of Permitted Indebtedness of any other Loan Party;

(vi)           Indebtedness owing to any other Loan Parties, any Unrestricted Subsidiary, any Joint Venture or any Non-Wholly-Owned Subsidiary; provided that (A) the Investment constituting such Indebtedness is permitted by Section 5.02(e)(iii) or Section 5.02(e)(ix) and (B) any such Indebtedness owing to any Unrestricted Subsidiary, any Joint Venture or any Non-Wholly-Owned Subsidiary is subordinated to the Obligations.

(vii)          purchase money Indebtedness and Capital Lease obligations in an aggregate principal amount not to exceed $750,000 at any one time outstanding;

(viii)         Second Lien Obligations in an aggregate principal amount not to exceed $20,000,000 at any one time outstanding plus any additional Second Lien obligations designated as a Cure Amount in accordance with Section 6.03, and any refinancings, refundings, renewals or extensions thereof; provided that (A) the amount of such Second Lien Obligations is not increased at the time of such refinancing, refunding, renewal or extension, (B) the terms relating to principal amount, amortization, maturity, collateral and priority of collateral, and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending the Second Lien Obligations are no less favorable to the Loan Parties than the terms of the Second Lien Credit Documents governing the Second Lien Obligations being refinanced, refunded, renewed or extended, and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate to such type of financing;

(ix)           Subordinated Obligations incurred after the Closing Date; provided that such Subordinated Obligations and the documentation for such Subordinated Obligations (including, without limitation, the terms and amount of such Subordinated Obligations) are reasonably satisfactory to the Required Lenders (but in any event, the maturity of such Subordinated Obligations shall be no earlier than a date that is one year after the Maturity Date and such Subordinated Obligations shall have no principal payments prior to a date that is one year after the Maturity Date); and

(x)            Subordinated, non-recourse, debt or capital lease obligations under GAAP, in an amount not to exceed $9,000,000, related to a third party hotel located at Rising Star Casino; provided that (A) the Maturity of such obligations shall be no earlier than ten years from the date of incurrence and (B) the interest rate applicable to such obligations does not exceed 5% per annum.

(b)           Liens.  No Loan Party shall create, incur, assume or permit to exist any Lien or Negative Pledge on or with respect to any of its Property, whether now owned or hereafter acquired, except for the following (“Permitted Liens”):

(i)             first priority liens on the Collateral in favor of the Collateral Trustee securing the Obligations and Negative Pledges under the Credit Documents, pursuant and subject to the terms of the Intercreditor Agreement;

(ii)            Liens listed in Schedule 5.02(b) and existing on the date of this Agreement and any replacement Liens (covering the same or a lesser scope of Property) in respect of replacement Indebtedness permitted under Section 5.02(a)(ii);

(iii)           Liens for Taxes or other Governmental Charges not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and have not proceeded to judgment; provided that adequate reserves for the payment thereof have been established in accordance with GAAP and no Property of any Loan Party is subject to impending risk of loss or forfeiture by reason of nonpayment of the obligations secured by such Liens;

(iv)           statutory Liens, possessory liens of carriers and warehousemen, materialmen Liens, mechanic’s Liens and landlord Liens, in each case arising in the ordinary course of business with respect to obligations which are not delinquent for a period of more than 120 days or are being contested in good faith by appropriate proceedings, provided that, if delinquent, adequate reserves have been set aside with respect thereto in accordance with GAAP and, by reason of nonpayment, no Property of any Loan Party is subject to a material impending risk of loss or forfeiture;

(v)            Deposits under workers’ compensation, unemployment insurance and social security laws or to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, or to secure statutory obligations of surety, appeal or customs bonds or to secure indemnity, performance or other similar bonds or guaranties in the ordinary course of business; and

(vi)           Purchase money Liens and associated Negative Pledges incurred with respect to property acquired using the proceeds of Indebtedness and Capital Leases permitted under Section 5.02(a)(vii);

(vii)          Liens incurred in connection with the extension, renewal or refinancing of the Indebtedness secured by the Liens described in Section 5.02(b)(ii) or (vi) above; provided that any extension, renewal or replacement Lien (A) is limited to the Property covered by the existing Lien and (B) secures Indebtedness which is no greater in amount and has material terms no less favorable to the Lenders than the Indebtedness secured by the existing Lien;

(viii)         leases or subleases granted to others (in the ordinary course of business consistent with past practices) not interfering in any material respect with the ordinary conduct of the business or operations of any Loan Party;

(ix)           easements, rights-of-way, restrictions, minor defects, encroachments or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of any Loan Party;

(x)            deposits in the ordinary course of business to secure liabilities to insurance carriers, lessor, utilities and other service providers;

(xi)           Liens on the real property subject to any of the Real Property Security Documents identified in the ALTA title policy received by the Administrative Agent (in form and substance reasonably satisfactory to the Administrative Agent) relating to such real property;

(xii)          second priority Liens on the Collateral in favor of the Collateral Trustee securing the Obligations and Negative Pledges under the Second Lien Credit Documents, pursuant and subject to the terms of the Intercreditor Agreement;

(xiii)         bankers liens and rights of setoff with respect to customary depository arrangements entered into in the ordinary course of business; and

(xiv)         Liens arising by reason of security for surety or appeal bonds in the ordinary course of business of any Loan Party;

provided, however, that the foregoing exceptions shall not permit any Lien on any Equity Securities issued by any Loan Party, except for Liens in favor of the Collateral Trustee securing the Obligations (or any guaranty thereof) or Liens in favor of the Second Lien Collateral Trustee securing the Second Lien Obligations (or any guaranty thereof).

(c)           Asset Dispositions.  No Loan Party shall, directly or indirectly, sell, lease, convey, transfer or otherwise dispose (including, without limitation, via any sale and leaseback transaction) of any of its Property, whether now owned or hereafter acquired, except for the following:

(i)            Sales by the Loan Parties of inventory in the ordinary course of their businesses (excluding sales of inventory by any Loan Party, directly or indirectly, to another Loan Party);

(ii)            Sales or disposals by the Loan Parties of damaged, worn-out or obsolete equipment in the ordinary course of their businesses for not less than fair market value, if any;

(iii)           Sales or other dispositions by any Loan Party of Investments permitted by Section 5.02(e)(ii) for not less than fair market value; provided that no Event of Default shall have occurred and be continuing and the proceeds of such sale or other disposition are retained as working capital with such Loan Party;

(iv)           Sales or other dispositions of assets and property (A) by the Borrower to any Guarantor or any other Borrower and (B) by any Guarantor to the Borrower or any other Guarantor;

(v)            Transfers permitted by Section 5.02(b), Section 5.02(d), Section 5.02(e) and Section 5.02(f);

(vi)           Sales or other dispositions the Net Proceeds of which (x) do not exceed $500,000 in the aggregate in any fiscal year and (y) are applied to the prepayment of the Obligations or otherwise utilized to the extent required by Section 2.06(c)(iii) or Section 2.06(c)(vi);

(vii)          Sale or condemnation by the City of Rising Sun of approximately twenty-five (25) acres of land of the Rising Star Casino delineated as “24-Acres Excess Land” in the map attached as Exhibit H, the Net Proceeds of which are applied to the prepayment of the Obligations or otherwise utilized to the extent required by Section 2.06(c)(iii) or Section 2.06(c)(vi); and

(viii) Any sale of Equity Securities in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

provided that nothing herein shall be construed to permit the sale, conveyance, transfer or other disposition of (x) any Equity Securities of any of the Borrower’s Restricted Subsidiaries (other than in the creation of the Lien thereon in favor of the Collateral Trustee pursuant to the Security Documents).

(d)           Mergers, Acquisitions, Etc.  No Loan Party shall reorganize, recapitalize or consolidate with or merge into any other Person or permit any other Person to merge into it, acquire any Person as a new Subsidiary or acquire all or substantially all of the assets, or any identifiable business unit or division, of any other Person, except for the following:

(i)             the Borrower and the other Loan Parties may merge with each other; provided that (A) no Event of Default shall have occurred and be continuing or would result after giving effect to any such merger and (B) in any such merger involving the Borrower and another Loan Party, the Borrower is the surviving Person;

(ii)            a merger or consolidation of a Person into the Borrower or into a Guarantor which constitutes an acquisition permitted by Section 5.02(d)(iv); provided that no Default shall have occurred and be continuing or would result after giving effect to any such merger;

(iii)           the Acquisition; and

(iv)          Acquisitions by the Borrower or a Guarantor of any Person or the assets of a Person as a new Subsidiary or of all or substantially all of the assets of any other Person or identifiable business unit or division of any other Person (in each case, the “Proposed Target”); provided that:

(A)           No Default has occurred and is continuing on the date of, or will result after giving effect to, any such acquisition (actually and on a pro forma basis);

(B)           The Proposed Target is in the same or similar line of business as the Borrower;

(C)           The acquisition of the Proposed Target shall be completed as a result of an arm’s length negotiation (i.e. on a non-hostile basis);

(D)           The acquisition of the Proposed Target shall be consummated, in all material respects, in accordance with all applicable Governmental Rules;

(E)           The financial covenants set forth in Section 5.03(a), Section 5.03(b) and Section 5.03(c) will be satisfied on a pro forma basis after giving effect to the acquisition and other customary and appropriate pro forma adjustments, including any acquisitions or dispositions after the relevant financial reporting period but prior to or simultaneous with the acquisition of the Proposed Target (and, as a condition precedent to the consummation of any such acquisition, the Borrower shall deliver to the Administrative Agent a certificate setting forth in reasonable detail the calculations demonstrating such compliance);

(F)           The Proposed Target’s earnings before interest, taxes, depreciation and amortization (calculated in the same manner as Adjusted EBITDA) for the last twelve months ending as of closing of such acquisition is not less than zero;

(G)           The Borrower has delivered to the Administrative Agent, (1) financial statements of the subject of such acquisition (or, in the case of assets constituting less than all of the assets of a Person, the equivalent of financial statements with respect to such assets) to the extent available, but in no event for less than the immediately preceding twelve months (or such other period of time agreed to by the Administrative Agent in its sole discretion), and (2) pro forma financial statements reflecting the combined projected performance of the Borrower Parties during the 12 months immediately following consummation of such transaction, certified to the Administrative Agent and the Lenders as being the good faith projections of the Borrower, in form and detail reasonably acceptable to the Administrative Agent, which projections shall show that such acquisition will not result in any Default hereunder;

(H)           No Proposed Target shall be organized or domiciled under the law of any jurisdiction outside the United States, and no Proposed Target shall have more than 15% of its assets or annual revenues based in or from outside of the United States or Canada (as determined from the most recently available financial information for the Proposed Target);

 (I)            The Collateral Trustee (as applicable) shall hold a perfected, first priority security interest in and lien on all of the assets directly or indirectly acquired by the Borrower or a Guarantor in such transaction (including but not limited to the assets of the Proposed Target and, if the Proposed Target survives such transaction as a separate Restricted Subsidiary, any Equity Securities in the Proposed Target) to the extent required by Section 5.01(i);

 (J)            If such Proposed Target remains a separate Subsidiary (other than an Excluded Subsidiary), all action required of such Subsidiary and of Loan Parties under Section 5.01(i) shall be completed substantially concurrently with the consummation of such Acquisition; and

 (K)           The consideration paid or payable in cash (including any earn-out or similar contingent consideration) in connection with such acquisition, when taken together with each other Permitted Acquisition consummated after the Closing Date shall not exceed $2,500,000 in the aggregate.  The only consideration paid or payable by non-cash consideration in connection with a Permitted Acquisition shall be in Equity Securities.

(e)            Investments.  None of the Loan Parties shall make any Investment except for Investments in the following:

(i)            Investments by the Loan Parties in cash and Cash Equivalents;

(ii)           Investments listed in Schedule 5.02(e) existing on the date of this Agreement;

(iii)          Investments by the Loan Parties in each other; provided that any Investments by the Loan Parties constituting Indebtedness of another Loan Party shall be evidenced by one or more Pledged Intercompany Notes subject to a first perfected security interest in favor of the Administrative Agent and in the Administrative Agent’s possession or in the possession of the Administrative Agent as bailee for the Second Lien Administrative Agent; and

(iv)          Investments consisting of loans to employees, officers and directors in the ordinary course of business in an aggregate amount not exceeding $100,000 at any one time outstanding;

(v)           Investments permitted by Section 5.02(d);

(vi)          Deposit accounts; provided that such Investments are subject to a Control Agreement;

(vii)         Extensions of trade credit in the ordinary course of business to customers of the Loan Parties;

(viii)        Investments received in connection with the settlement of a bona fide dispute with another Person after making reasonable efforts to collect cash in respect thereof;

(ix)           Investments not exceeding $2,500,000 in the aggregate during the term of this Agreement; and

(x)            Investments in Silver Slipper pursuant to the Acquisition.

(f)            Dividends, Redemptions, Etc.  No Loan Party shall make any Distributions or set apart any sum for any such purpose except as follows:

(i)            Any Subsidiary of the Borrower may pay dividends on its Equity Securities to the Borrower or any intervening Subsidiary;

(ii)           The Borrower may declare and pay dividends or make other Distributions with respect to its Equity Securities payable solely in shares of Qualified Equity Securities;

(iii)          The Borrower may pay cash in lieu of fractional shares upon the exercise of warrants, options or other securities convertible into or exercisable for capital stock of the Borrower; and

(iv)           The Borrower may repurchase Equity Securities or Indebtedness of any Borrower Party to the extent required by a Gaming Board for not more than the fair market value thereof in order to avoid the suspension, revocation or denial by (1) a Gaming Board of a Gaming License or (2) other authorization necessary to the ownership, construction, maintenance, lease, financing or operation of a gaming business by a Borrower Party; provided that any such repurchase of Equity Securities or Indebtedness is in exchange for Subordinated Obligations of the Borrower that shall have no principal or cash interest payments prior to the date that is one year after the Maturity Date.

(g)            Change in Business.  No Loan Party shall engage, either directly or indirectly through Affiliates, in any business materially different from the business of the Borrower as of the Closing Date.

(h)            Payments of Indebtedness, Etc.  No Loan Party shall:

(i)            prepay, redeem, purchase, defease, acquire or otherwise satisfy (or offer to redeem, purchase, acquire or otherwise satisfy) in any manner prior to the scheduled payment thereof any Indebtedness (including any payments or prepayments of the Second Lien Obligations except for any refinancings, refundings, renewals or extensions of the Second Lien Obligations permitted by Section 5.02(a)(viii)) or Capital Lease obligations of any Loan Party; or make any payment or deposit any monies, securities or other property with any trustee or other Person that has the effect of providing for the satisfaction (or assurance of any satisfaction) of any Indebtedness (including any Subordinated Obligations) of any Loan Party prior to the date when due or otherwise to provide for the defeasance of any such Indebtedness; or

(ii)           pay or prepay any principal, premium, interest or any other amount (including sinking fund payments) with respect to any Subordinated Obligation (except in each case payments expressly permitted by the subordination provisions approved by the Administrative Agent and the Required Lenders pursuant to Section 5.02(a)(ix) and payments expressly approved in writing by the Required Lenders), or redeem purchase, defease, acquire or otherwise satisfy (or offer to redeem, purchase, acquire or otherwise satisfy) any Subordinated Obligations (except in each case payments expressly permitted by the subordination provisions approved by the Administrative Agent and the Required Lenders pursuant to Section 5.02(a)(ix) and payments expressly approved in writing by the Required Lenders); or make any payment or deposit any monies, securities or other property with any trustee or other Person that has the effect of providing for the satisfaction (or assurance of any satisfaction) of any Subordinated Obligations prior to the date when due or otherwise to provide for the defeasance of any Subordinated Obligations.

(i)            ERISA.

(i)            No Loan Party or any ERISA Affiliate shall (A) adopt or institute any Pension Plan; (B) take any action which will result in the partial or complete withdrawal, within the meanings of Sections 4203 and 4205 of ERISA, from a Multiemployer Plan; (C) engage or permit any Person to engage in any transaction prohibited by Section 406 of ERISA or Section 4975 of the IRC involving any Pension Plan or Multiemployer Plan which would subject a Loan Party or any ERISA Affiliate to any tax, penalty or other liability including a liability to indemnify; (D) incur or allow to exist any accumulated funding deficiency (within the meaning of Section 412 of the IRC or Section 302 of ERISA); (E) fail to make full payment when due of all amounts due as contributions to any Pension Plan or Multiemployer Plan; (F) fail to comply with the requirements of Section 4980B of the IRC or Part 6 of Title I(B) of ERISA; or (G) adopt any amendment to any Pension Plan which would require the posting of security pursuant to Section 401(a)(29) of the IRC, where singly or cumulatively, the above could have a Material Adverse Effect; provided, that the Borrower may terminate some or all of the existing employee benefit plans in respect of the Silver Slipper Casino and may reinstitute similar benefit plans for employees of the Silver Slipper Casino or modify its existing benefit plans to include such employees.

(ii)            No Loan Party shall (A) engage in any transaction prohibited by any Governmental Rule applicable to any Foreign Plan; (B) fail to make full payment when due of all amounts due as contributions to any Foreign Plan; or (C) otherwise fail to comply with the requirements of any Governmental Rule applicable to any Foreign Plan, where singly or cumulatively, the above could have a Material Adverse Effect.

(j)            Transactions With Affiliates.  No Loan Party shall enter into or permit to exist any Contractual Obligation with any Affiliate (other than any other Borrower Party) or engage in any other transaction with any Affiliate (other than any other Borrower Party) except:

(i)             upon terms at least as favorable to such Loan Party as an arms-length transaction with unaffiliated Persons;

(ii)            any Distribution permitted by Section 5.02(f) hereof; and

(iii)           the payment of reasonable fees to directors of the Loan Parties who are not employees of the Loan Parties.

(k)           Accounting Changes.  No Loan Party shall change (i) its fiscal year (currently January 1 through December 31) or (ii) its accounting practices or principles except as required by GAAP.

(l)            Rate Contracts.  No Loan Party shall enter into any Rate Contract, except (i) Rate Contracts entered into to hedge or mitigate risks to which such Loan Party has actual exposure (other than those in respect of Equity Securities of any Loan Party), and (ii) Rate Contracts entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of a Loan Party.

(m)          Amendment of Material Documents.  No Loan Party shall agree to amend, modify, supplement or replace any Material Document (excluding any Second Lien Credit Documents) or any document executed and delivered in connection therewith, in each case in a manner which could reasonably be expected to adversely affect the interests of the Administrative Agent and the Lenders.

(n)           Amendment of Second Lien Credit Documents.  No Borrower Party shall modify or change in any manner any term or condition of the Second Lien Obligations and Second Lien Credit Documents in violation of the Intercreditor Agreement.

(o)           Amendment of Instruments Relating to Subordinated Obligations.  No Borrower Party shall modify or change in any manner any term or condition of any instruments relating to permitted Subordinated Obligations, if the effect thereof is to increase the outstanding principal amount of the Subordinated Obligations, increase the interest rate of the Subordinated Obligations over the interest rate as of initial incurrence of the Subordinated Obligations (other than the imposition of the default rate(s) of interest under such Subordinated Obligations), change any dates upon which payments on the Subordinated Obligations are due in any manner that would be adverse to the Administrative Agent or the Lenders, change any event of default in any manner that would be adverse to the Administrative Agent or the Lenders, change the redemption, prepayment or defeasance provisions thereof to require any additional or earlier prepayments, change any financial covenants in instruments relating to the Subordinated Obligations to make them more restrictive on the obligors thereunder than the financial covenants in instruments relating to the Subordinated Obligations existing as of the Initial Funding Date or the incurrence date of the Subordinated Obligations following the Initial Funding Date, change the subordination or collateral priority provisions of the Subordinated Obligations in any manner that would be adverse to the Administrative Agent or any Lender, or if the effect of such amendment or change, together with all other amendments or changes made, is to increase materially the obligations of the Borrower Parties on the Subordinated Obligations or to confer any additional rights on the holders of the Subordinated Obligations which would be materially adverse to the Borrower Parties.

(p)           Restrictive Agreements.  No Loan Party shall agree to any restriction or limitation (other than as set forth in this Agreement or the other Credit Documents) on the making of Distributions or the transferring of assets from any Loan Party to another Loan Party.

(q)           Joint Ventures; Non-Wholly-Owned Subsidiaries.  No Loan Party shall enter into any Joint Venture or own any Non-Wholly-Owned Subsidiaries unless said Loan Party simultaneously grants a security interest in the Loan Party’s Equity Securities in the Joint Venture or Non-Wholly-Owned Subsidiary in favor of the Administrative Agent to secure the Obligations.

(r)            Sales and Leaseback; Off-Balance Sheet Financing.  No Loan Party shall engage in (i) any Sale and Leaseback transaction with respect to any of its Property of any character, whether now owned or hereafter acquired or (ii) any off-balance sheet financing or similar transaction.

(s)           Designated Senior Debt.  The Borrower shall not fail to designate the obligations as senior indebtedness or any equivalent designation pursuant to the documentation for any Subordinated Obligations.

(t)            Subsidiaries.  No Loan Party shall form or acquire any Subsidiary or take any other action that would result in the Borrower or any of its Subsidiaries being organized or domiciled under the law of any jurisdiction outside the United States.

5.03.         Financial Covenants.  So long as any Loan or L/C Obligation remains unpaid, or any other Obligation remains unpaid, or any portion of any Commitment remains in force, the Borrower will comply, and will cause compliance, with the following financial covenants (beginning with the fiscal quarter in which the Initial Funding Date occurs, or if the Initial Funding Date occurs during the last 30 days of said fiscal quarter, the first full quarter after the Initial Funding Date), unless the Required Lenders shall otherwise consent in writing:

(a)            Total Leverage Ratio.  The Borrower shall not permit the Total Leverage Ratio as of the last day of any fiscal quarter to be greater than the ratio set forth opposite the applicable period below:

Applicable Period	Maximum Total Leverage Ratio
Initial Funding Date through and including September 30, 2013	3.75 to 1.00

October 1, 2013 through and including September 30, 2014	3.50 to 1.00

October 1, 2014 and thereafter	3.25 to 1:00

Notwithstanding the foregoing, if the Total Term Loan Commitment is increased pursuant to Section 2.01(h) hereof, the maximum Total Leverage Ratio stated above shall be increased for the fiscal quarter in which the increased Term Loan is closed and for each fiscal quarter thereafter shall be increased by 0.25, but never to exceed 3.75 to 1.00.

(b)           First Lien Leverage Ratio.  The Borrower shall not permit the First Lien Leverage Ratio as of the last day of any fiscal quarter to be greater than the ratio set forth opposite the applicable period below:

Applicable Period	Maximum First Lien Leverage Ratio
Initial Funding Date through and including September 30, 2013	2.50 to 1.00

October 1, 2013 through and including September 30, 2014	2.25 to 1.00

October 1, 2014 and thereafter	2.00 to 1:00

Notwithstanding the foregoing, if the Total Term Loan Commitment is increased pursuant to Section 2.01(h) hereof, the maximum First Lien Leverage Ratio stated above shall be increased for the fiscal quarter in which the increased Term Loan is closed and for each fiscal quarter thereafter shall be increased by 0.25, but never to exceed 2.50 to 1.00.

(c)           Fixed Charge Coverage Ratio.  The Borrower shall not permit the Fixed Charge Coverage Ratio as of the last day of any fiscal quarter to be less than 1.10 to 1.00.

(d)           Capital Expenditures.  The Borrower shall not permit the aggregate amount of Capital Expenditures made by the Loan Parties in any fiscal year (i) to exceed 5% of total revenues for the immediately preceding fiscal year or (ii) to be less than 1.5% of the total revenues for the immediately preceding fiscal year; provided, that the foregoing shall not include or limit capital expenditures to construct a hotel adjacent to Silver Slipper.

ARTICLE VI. EVENTS OF DEFAULT.

6.01.         Events of Default.  The occurrence or existence of any one or more of the following events set forth in this Section 6.01 shall constitute an “Event of Default” hereunder.

(a)            Non-Payment.  Any Loan Party shall (i) fail to pay when due any principal of any Loan or any L/C Obligation (including any amount due in respect thereof under the Guaranty) or (ii) fail to pay within three (3) days after the same becomes due, any interest, fees or other amounts payable under the terms of this Agreement or any of the other Credit Documents (including any amount due under any Lender Rate Contract and, to the extent not included in clause (i), any amount due under the Guaranty); or

(b)           Specific Defaults.  Any Loan Party shall fail to observe or perform any covenant, obligation, condition or agreement set forth in Section 5.01(a), Section 5.01(d), Section 5.01(f), Section 5.01(g), Section 5.01(h), Section 5.01(i), Section 5.01(k), Section 5.01(l), Section 5.01(m),  Section 5.02 or Section 5.03; provided that the covenants in Section 5.03(a), Section 5.03(b) and Section 5.03(c) are subject to cure pursuant to Section 6.03; or

(c)           Other Defaults.

(i)            Any default shall occur under the Guaranty or any Security Document and such default shall continue beyond any period of grace provided with respect thereto; or

(ii)           any Loan Party shall fail to observe or perform any other covenant, obligation, condition or agreement contained in this Agreement or any other Credit Document and such failure shall continue for thirty (30) days after the date of such failure; provided that if such Loan Party shall have commenced and is diligently pursuing efforts to cure such failure within thirty (30) days after the date of such failure, such failure shall not constitute an Event of Default until the earlier of (x) the date such Loan Party is no longer diligently pursuing efforts to cure such failure and (y) the date sixty (60) days after the date of such failure; or

(d)           Representations and Warranties.  Any representation, warranty, certificate, information or other statement (financial or otherwise) made or furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in or in connection with this Agreement or any of the other Credit Documents, or as an inducement to the Administrative Agent or any Lender to enter into this Agreement, shall be false, incorrect, incomplete or misleading in any material respect (or if such representation, warranty, certificate, information or other statement (financial or otherwise) is qualified by materiality, in any respect) when made or furnished; or

(e)           Cross-Default.  (i) Any Borrower Party shall fail to make any payment on account of any Indebtedness (including, without limitation, the Second Lien Obligations) or Contingent Obligation of such Person (other than the Obligations) when due (whether at scheduled maturity, by required prepayment, upon acceleration or otherwise) and such failure shall continue beyond any period of grace provided with respect thereto, if the amount of such Indebtedness or Contingent Obligation exceeds $750,000 or if the effect of such failure is to cause Indebtedness (including, without limitation, the Second Lien Obligations) and/or Contingent Obligations of any Borrower Party (other than the Obligations) in an aggregate amount exceeding $750,000 to become redeemable, due, liquidated or otherwise payable (whether at scheduled maturity, by required prepayment, upon acceleration or otherwise) and/or to be secured by cash collateral; or (ii) any Borrower Party shall otherwise fail to observe or perform any agreement, term or condition contained in any agreement or instrument relating to any Indebtedness (including, without limitation, the Second Lien Obligations) or Contingent Obligation of such Person (other than the Obligations), in an aggregate amount exceeding $750,000 or any other event shall occur or condition shall exist, if the effect of such failure, event or condition is to cause the Indebtedness (including, without limitation, the Second Lien Obligations) and/or Contingent Obligations of any Borrower Party (other than the Obligations) in an aggregate amount exceeding $750,000, to become redeemable, due, liquidated or otherwise payable (whether at scheduled maturity, by required prepayment, upon acceleration or otherwise) and/or to be secured by cash collateral; or

(f)            Insolvency; Voluntary Proceedings.  Any Borrower Party shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property (other than the appointment of a supervisor pursuant to Chapter 463B of the Nevada Revised Statutes or Indiana Code Chapter 4-33-21), (ii) be unable, or admit in writing its inability, to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated in full or in part, (v) become insolvent (as such term may be defined or interpreted under any applicable statute), or (vi) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or, in each case, any analogous procedure or step is taken in any jurisdiction; or

(g)           Involuntary Proceedings.  Proceedings for the appointment of a receiver, trustee, liquidator or custodian of any Borrower Party or of all or a substantial part of the property thereof (other than the appointment of a supervisor pursuant to Chapter 463B of the Nevada Revised Statutes or Indiana Code Chapter 4-33-21), or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to any Borrower Party or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within sixty (60) days of commencement, or, in each case, any analogous procedure or step is taken in any jurisdiction; or

(h)           Judgments.  (i) One or more judgments, orders, decrees or arbitration awards requiring any Borrower Party to pay an aggregate amount of $1,000,000 or more (exclusive of amounts covered by insurance issued by an insurer not an Affiliate of the Borrower and otherwise satisfying the requirements set forth in Section 5.01(d)) shall be rendered against any Borrower Party in connection with any single or related series of transactions, incidents or circumstances and the same shall not be satisfied, vacated or stayed for a period of twenty (20) consecutive days; provided that if one or more judgments, orders, decrees or arbitration awards requiring any Borrower Party to pay an aggregate amount of $2,000,000 or more (exclusive of amounts covered by insurance issued by an insurer not an Affiliate of the Borrower and otherwise satisfying the requirements set forth in Section 5.01(d)) shall be rendered against any Borrower Party in connection with any single or related series of transactions, incidents or circumstances such circumstance shall be an Event of Default whether or not the same has been satisfied, vacated or stayed; (ii) any judgment, writ, assessment, warrant of attachment, Tax lien or execution or similar process shall be issued or levied against a part of the property of any Borrower Party with an aggregate value in excess of $1,000,000 and the same shall not be released, stayed, vacated or otherwise dismissed within sixty (60) days after issue or levy; or (iii) any other judgments, orders, decrees, arbitration awards, writs, assessments, warrants of attachment, tax liens, executions or similar processes which, alone or in the aggregate, could reasonably be expected to have a Material Adverse Effect are rendered, issued or levied; or

(i)            Credit Documents.  Any of this Agreement, the Notes, the Guaranty, the Fee Letter, the Security Documents or any other material Credit Document, or any material term thereof shall cease to be, or be asserted by any Loan Party not to be, a legal, valid and binding obligation of such Loan Party enforceable in accordance with its terms or shall otherwise cease to be in full force and effect; or

(j)             Security Documents.  Any Lien intended to be created by any Security Document on any asset (other than immaterial assets) shall at any time be invalidated, subordinated or otherwise cease to be in full force and effect, for whatever reason, or any security interest purported to be created by any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid, first priority (except as expressly otherwise provided in this Agreement or such Security Document) perfected Lien in the Collateral covered thereby, or any Loan Party shall issue, create or permit to be outstanding any Equity Securities which shall not be subject to a first priority perfected Lien under the Security Documents (other than Equity Securities not required to be pledged under the Credit Documents); or

(k)            ERISA.  Any Reportable Event which the Administrative Agent reasonably believes in good faith constitutes grounds for the termination of any Pension Plan by the PBGC or for the appointment of a trustee by the PBGC to administer any Pension Plan shall occur and be continuing for a period of thirty (30) days or more after notice thereof is provided to the Borrower by the Administrative Agent, or any Pension Plan shall be terminated within the meaning of Title IV of ERISA or a trustee shall be appointed by the PBGC to administer any Pension Plan; or

(l)             Change of Control.  Any Change of Control shall occur; or

(m)           Involuntary Dissolution or Split Up.  Any order, judgment or decree shall be entered against any Borrower Party decreeing its involuntary dissolution or split up and such order shall remain undischarged and unstayed for a period in excess of ninety (90) days; or

(n)            Other Default.  The occurrence of an Event of Default (as such term is or may hereafter be specifically defined in any other Credit Document) under any other Credit Document; or

(o)            Guarantors.  Any Guarantor shall repudiate or purport to revoke the Guaranty; or

(p)            Designated Person.  Any Borrower Party shall become a Designated Person; or

(q)            Subordinated Obligations.  Any trustee for, or any holder of, any of the Subordinated Obligations asserts in writing that any such Subordinated Obligations (or any portion thereof) is not subordinated to the Obligations in accordance with its terms or the applicable subordination agreement (in the case of such other Subordinated Obligations); or any event occurs which gives the holder or holders of any such Subordinated Obligations (or an agent or trustee on its or their behalf) the right to declare such Subordinated Obligations due before the date on which it otherwise would become due, or the right to require the issuer thereof, to redeem, purchase or otherwise defease, or offer to redeem, purchase or otherwise defease, all or any portion of any Subordinated Obligations, or a final judgment is entered by a court of competent jurisdiction that any such Subordinated Obligations (or any portion thereof) is not subordinated in accordance with its terms or the applicable subordination agreement (in the case of such other Subordinated Obligations) to the Obligations; or

(r)             Uninsured Loss.  The occurrence of any uninsured loss with respect to any property of any Borrower Party in excess of $1,000,000; or

(s)            Unfunded Pension Liabilities.  The aggregate amount of Unfunded Pension Liabilities of the Borrower Parties shall exceed $1,000,000; or

(t)            Gaming Operations.  (i) Any Loan Party fails to obtain or fails to maintain in full force and effect any material Gaming Approval (including any Gaming License) or material Liquor Approval (including any material Liquor License) from, or any finding of suitability by, any Person, including any Governmental Authority (including any Gaming Board or Liquor Authority), required for the operation by any Loan Party of the businesses of the Borrower, (ii) any Loan Party fails to obtain or fails to maintain in full force and effect any material consent (including any Gaming License) from, or any finding of suitability by, any Person, including any Governmental Authority, required for the operation by any Loan Party of the businesses of the Borrower, (iii) any Landlord fails to obtain or fails to maintain in full force and effect any material consent (including any Gaming License) from, or any finding of suitability by, any Person, including any Governmental Authority (including any Gaming Authority), required for the operation by any Loan Party of the businesses of the Borrower, (iv) any executive officer of the Borrower fails to obtain or fails to maintain in full force and effect any material consent (including any Gaming License from, or any finding of suitability by, any Person, including any Governmental Authority (including any Gaming Board or Liquor Authority), required for the operation by any Loan Party of the businesses of the Borrower, and such failure results in a Material Adverse Effect; (v) the filing of a disciplinary complaint by any Gaming Board which by its terms seeks the denial, revocation or suspension of any Gaming License of any Loan Party, any equity owner of the Borrower or any Landlord, (vi) the suspension of gaming operations at any casino operated by any Loan Party for at least thirty (30) consecutive days other than as a result of a force majeure event, (vii) any Gaming Board commences or takes any enforcement action of any kind or description against any Borrower Party, any equity owner of the Borrower or any executive officer of any Borrower Party; provided that such enforcement action shall not constitute an Event of Default if (A) such enforcement action is of a type which occurs in the ordinary course of operations of a casino and results in the resolution of such action by the payment of a nominal fine, penalty, settlement amount or other action that does not impose material restrictions on the operation of the casino that is the subject of the action, (B) is cured or remedied within the applicable period permitted by applicable Governmental Rule, and (C) it does not and could not reasonably be expected to have a Material Adverse Effect; and, in each of clauses (i) through (iv) of this sentence, if there is a grace period expressly provided under applicable Gaming Laws, such failure is not cured or remedied within such applicable grace period; or

(u)           Material Contracts.  The occurrence of any default under or material breach (subject to applicable notice and cure provisions) of any Material Contract or the termination of any Material Contract.

6.02.         Remedies.  At any time after the occurrence and during the continuance of any Event of Default (other than an Event of Default referred to in Section 6.01(f) or 6.01(g)), the Administrative Agent may or shall, upon instructions from the Required Lenders, by written notice to the Borrower, (a) terminate the Commitments, any obligation of the L/C Issuer to make L/C Credit Extensions and the obligations of the Lenders to make Loans, (b) declare all or a portion of the outstanding Obligations (other than in connection with Lender Rate Contracts) payable by the Borrower to be immediately due and payable and/or (c) require that the Borrower Cash Collateralize the Obligations in an amount equal to 105% of the then Effective Amount of the L/C Obligations, in each case, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Notes to the contrary notwithstanding.  Upon the occurrence or existence of any Event of Default described in Section 6.01(f) or 6.01(g), immediately and without notice, (1) the Commitments, any obligation of the L/C Issuer to make L/C Credit Extensions and the obligations of the Lenders to make Loans shall automatically terminate, (2) the obligation of the Borrower to Cash Collateralize the Obligations in an amount equal to 105% of the then Effective Amount of the L/C Obligations shall automatically become effective, which amounts shall be immediately pledged and delivered to the Administrative Agent as security for the Obligations and (3) all outstanding Obligations payable by the Borrower hereunder shall, to the extent permitted by applicable law, automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, to the extent permitted by applicable law, anything contained herein or in the Notes to the contrary notwithstanding.  In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default, the Administrative Agent and the Collateral Trustee may exercise any other right, power or remedy available to it under any of the Credit Documents or otherwise by law.  Notwithstanding anything to the contrary in the Credit Documents, all Cash Collateral pledged by the Borrower as contemplated by the last sentence of Section 2.02(a)(ii)(H), shall first be applied to reimburse the L/C Issuer in respect of any amounts that a Lender has failed to fund under Section 2.02(c), then to the remaining L/C Obligations and then to the remaining Obligations in the manner set forth below:

Subject to the terms of the Intercreditor Agreement, the proceeds of any sale, disposition or other realization upon all or any part of the Collateral shall be distributed by the Collateral Trustee in the following order of priorities:

First, to the Administrative Agent and the Collateral Trustee, pari passu and ratably, in an amount sufficient to pay in full the costs and expenses of the Administrative Agent and the Collateral Trustee in connection with such sale, disposition or other realization, including all fees, costs, expenses, liabilities and advances incurred or made by the Administrative Agent and the Collateral Trustee in connection therewith, including, without limitation, attorneys’ fees and costs;

Second, to the Lenders in an amount equal to accrued interest then due and payable under this Agreement and the other Credit Documents (except for Lender Rate Contracts);

Third, pari passu and ratably, (i) to the Lenders in an amount equal to the principal amount of the outstanding Term Loans, then (ii) to the Lenders in an amount equal to the principal amount of the outstanding Revolving Loans and L/C Borrowings and to Cash Collateralize the remaining L/C Obligations on a pro rata basis in accordance with the then outstanding principal amount of the Revolving Loans and L/C Obligations (with the portion allocated to the Revolving Loans, Swing Line Loans and L/C Obligations to be applied first to repay the Swing Line Loans in full, then to repay the Revolving Loans in full and then to Cash Collateralize the Obligations in an amount equal to the then Effective Amount of all L/C Obligations) and (iii) to the Lender(s) or their Affiliates to whom obligations are owed in connection with any Lender Rate Contracts to the extent of the associated Termination Values of such Lender Rate Contracts and any interest owing thereon;

Fourth, to the Lenders in an amount equal to any other Obligations (other than the Obligations related to Lender Rate Contracts not paid under clause Third above) which are then unpaid;

Fifth, upon payment in full of all of the Obligations to the Second Lien Lender in payment of the Second Lien Obligations pursuant to the Second Lien Credit Documents; and

Finally, upon payment in full of all of the Obligations, to the Person(s) legally entitled thereto.

No application of payments will cure any Event of Default, or prevent acceleration, or continued acceleration, of amounts payable under the Credit Documents, or prevent the exercise, or continued exercise, of rights or remedies of the Administrative Agent, the Collateral Trustee and the Lenders hereunder or thereunder or at law or in equity.

6.03.         Right to Cure.  Notwithstanding anything to the contrary contained in Section 6.01 or Section 6.02:

(a)           For the purpose of determining whether an Event of Default under Section 5.03(a), Section 5.03(b) or Section 5.03(c) has occurred, the Borrower may on one or more occasions designate any portion of the net cash proceeds (the “Cure Amount”) from a sale or issuance of Equity Securities of the Borrower, any contribution to the common capital of the Borrower or the incurrence of additional Second Lien Obligations by the Borrower (with the same terms as the Second Lien Obligations incurred on the Initial Funding Date) as an increase to Adjusted EBITDA for the applicable fiscal quarter; provided that (i) such amounts to be designated are actually received by the Borrower after the first day of such applicable fiscal quarter and on or prior to the tenth (10th) Business Day after the date on which financial statements are required to be delivered with respect to such applicable fiscal quarter (the “Cure Expiration Date”), (ii) the Borrower shall have provided notice (the “Notice of Intent to Cure”) to the Administrative Agent on the date such amounts are designated as a “Cure Amount”, (iii) any Cure Amount received by the Borrower from the incurrence of additional Second Lien Obligations shall be promptly applied by the Borrower to make an optional prepayment of the Term Loans pursuant to Section 2.06(b), and (iv) the Cure Amount is sufficient to cause the Borrower to be in compliance with Section 5.03(a), Section 5.03(b) and Section 5.03(c).  In addition to the foregoing, on or prior to the Cure Expiration Date, the Second Lien Administrative Agent may deliver a notice (the “Notice of Lender Cure”) to the Borrower and the Administrative Agent notifying them of (1) the exercise by the Second Lien Administrative Agent and the Second Lien Lenders of a mandatory term loan commitment increase pursuant to Section 2.01(i) of the Second Lien Credit Agreement, and (2) the designation of any portion of the net cash proceeds of the incurrence of additional Second Lien Obligations pursuant to Section 2.01(i) of the Second Lien Credit Agreement, as a “Cure Amount”; provided that such Cure Amount shall be delivered by the Second Lien Administrative Agent directly to the Administrative Agent for application against the First Lien Obligations.  The Cure Amount used to calculate Adjusted EBITDA for one fiscal quarter shall be used and included when calculating Adjusted EBITDA for each four fiscal quarter period that includes such fiscal quarter.

(b)           In furtherance of clause (a) above, (A) upon designation and actual receipt of the Cure Amount by the Borrower (or designation of the Cure Amount by the Second Lien Administrative Agent), the covenants under Section 5.03(a), Section 5.03(b) and Section 5.03(c) shall be deemed satisfied and complied with as of the end of the relevant fiscal quarter with the same effect as though there had been no failure to comply with the covenants under such Section 5.03(a), Section 5.03(b) and Section 5.03(c) and any Event of Default under Section 5.03(a), Section 5.03(b) or Section 5.03(c) shall be deemed not to have occurred for purposes of the Credit Documents, and (B) upon receipt by the Administrative Agent of a Notice of Intent to Cure (or receipt by the Borrower and the Administrative Agent of a Notice of Lender Cure) prior to the Cure Expiration Date, neither the Administrative Agent nor any Lender may exercise any rights or remedies under Section 6.02 (or under any other Credit Document) on the basis of any actual or purported Event of Default under Section 5.03(a), Section 5.03(b) or Section 5.03(c) until and unless the Cure Expiration Date has occurred without the Cure Amount having been received and designated pursuant to this Section 6.03.

(c)           In each period of four consecutive fiscal quarters, there shall be at least two (2) fiscal quarters in which no cure right set forth in this Section 6.02 is exercised.

(d)           There can be no more than four (4) fiscal quarters in which the cure rights set forth in this Section 6.04 are exercised during the term of this Agreement.

ARTICLE VII. ADMINISTRATIVE AGENT, COLLATERAL TRUSTEE
 AND RELATIONS AMONG LENDERS.

7.01.         Appointment, Powers and Immunities.

(a)           Each Lender (on its own behalf or on behalf of any Affiliate of such Lender that is party to a Lender Rate Contract) hereby appoints and authorizes Capital One, as the Administrative Agent and the Collateral Trustee, to execute any and all Credit Documents (other than this Agreement) on its behalf and to act as its agent hereunder and under the other Credit Documents with such powers as are expressly delegated to the Administrative Agent and the Collateral Trustee by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto, and Capital One hereby accepts such appointment as Administrative Agent and as Collateral Trustee.  Each Lender (on its own behalf and on behalf of any Affiliate of such Lender that is party to a Lender Rate Contract) hereby authorizes the Administrative Agent and the Collateral Trustee to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers as are set forth herein or therein, together with such other powers as are reasonably incidental thereto. The Lead Arranger shall not have any duties or responsibilities or any liabilities under this Agreement or any other Credit Documents and any amendments, consents, waivers or any other actions taken in connection with this Agreement or the other Credit Documents shall not require, except to the extent expressly set forth in Section 8.04(f), the consent of the Lead Arranger, in such capacity.  Neither the Administrative Agent nor the Collateral Trustee shall have any duties or responsibilities except those expressly set forth in this Agreement or in any other Credit Document, be a trustee for any Lender (or any Affiliate of such Lender that is party to a Lender Rate Contract) or have any fiduciary duty to any Lender (or any Affiliate of such Lender that is party to a Lender Rate Contract).  Notwithstanding anything to the contrary contained herein, neither the Administrative Agent nor the Collateral Trustee shall be required to take any action which is contrary to this Agreement or any other Credit Document or any applicable Governmental Rules.  None of the Administrative Agent, any Lender or the Collateral Trustee shall be responsible to any other Lender for any recitals, statements, representations or warranties made by any Loan Party contained in this Agreement or in any other Credit Document, for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document or for any failure by any Loan Party to perform its obligations hereunder or thereunder.  The Administrative Agent and the Collateral Trustee may employ agents and attorneys-in-fact and shall not be responsible to any Lender for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care.  Neither the Administrative Agent nor the Collateral Trustee nor any of their respective directors, officers, employees, agents or advisors shall be responsible to any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Credit Document or in connection herewith or therewith, except to the extent determined by a final, non-appealable judgment of a court of competent jurisdiction to have arisen from its or their own gross negligence or willful misconduct.  Except as otherwise provided under this Agreement, the Administrative Agent and the Collateral Trustee shall take such action with respect to the Credit Documents as shall be directed by the Required Lenders or in the absence of such direction, such action as the Administrative Agent or the Collateral Trustee in good faith deems advisable under the circumstances.

(b)           The Collateral Trustee and any co-agents, co-trustees, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 7.01(a) for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder and hereunder at the direction of the Collateral Trustee shall be entitled to the benefits of all provisions of this Article VII, Section 8.02 and Section 8.03 as if set forth in full herein with respect thereto.

(c)           The L/C Issuer shall act on behalf of the Revolving Lenders with respect to any Letters of Credit issued by it and the documents associated therewith until such time (and except for so long) as the Administrative Agent may agree at the request of the Required Lenders to act for the L/C Issuer with respect thereto; provided, however, that the L/C Issuer shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Article VII with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term “Administrative Agent” as used in this Article VII included the L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the L/C Issuer.

(d)           The Collateral Trustee shall act on behalf of the Lenders with respect to the Rising Star Vessel and Rising Star Vessel Security Document; provided, however, that the Collateral Trustee shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Article VII with respect to any acts taken or omissions suffered by the Collateral Trustee as fully as if the term “Administrative Agent” as used in this Article VII included the Collateral Trustee with respect to such acts or omissions, and (ii) as additionally provided herein or in the Intercreditor Agreement with respect to the Collateral Trustee.

7.02.         Reliance by the Administrative Agent, Collateral Trustee, L/C Issuer and Swing Line Lender.  The Administrative Agent, the Collateral Trustee, the L/C Issuer and the Swing Line Lender shall be entitled to rely upon any certificate, notice or other document (including any cable, telegram, facsimile, e-mail or telex) believed by it in good faith to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons (including any certificate, notice or other document from a Loan Party that a sale, transfer, or other disposition of Collateral is permitted by Section 5.02(c)), and upon advice and statements of legal counsel, independent accountants and other experts selected by the Administrative Agent and the Collateral Trustee with reasonable care.  As to any other matters not expressly provided for by this Agreement, the Administrative Agent and the Collateral Trustee shall not be required to take any action or exercise any discretion, but shall be required to act or to refrain from acting upon instructions of the Required Lenders and shall in all cases be fully protected by the Lenders in acting, or in refraining from acting, hereunder or under any other Credit Document in accordance with the instructions of the Required Lenders (or all Lenders if required by Section 8.04), and such instructions of the Required Lenders (or all the Lenders as the case may be) and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders.

7.03.         Defaults.  Neither the Administrative Agent nor the Collateral Trustee shall be deemed to have knowledge or notice of the occurrence of any Default unless the Administrative Agent or the Collateral Trustee has received a written notice from a Lender or the Borrower, referring to this Agreement, describing such Default and stating that such notice is a “Notice of Default.”  If the Administrative Agent or the Collateral Trustee receives such a notice of the occurrence of a Default, the Administrative Agent or the Collateral Trustee, as the case may be, shall give prompt notice thereof to the Lenders.  The Administrative Agent or the Collateral Trustee shall take such action with respect to such Default as shall be reasonably directed by the Required Lenders; provided, however, that until the Administrative Agent or the Collateral Trustee shall have received such directions, the Administrative Agent and the Collateral Trustee may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interest of the Lenders.  Notwithstanding anything in the contrary contained herein, the order and manner in which the Lenders’ rights and remedies are to be exercised (including, without limitation, the enforcement by any Lender of its Note) shall be determined by the Required Lenders in their sole discretion.

7.04.         Indemnification.  Without limiting the Obligations of the Borrower hereunder, each Lender agrees to indemnify the Administrative Agent and the Collateral Trustee, ratably in accordance with its Proportionate Share of all Obligations and Commitments, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against the Administrative Agent or the Collateral Trustee, in each case in its capacity as such, in any way relating to or arising out of this Agreement or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or the enforcement of any of the terms hereof or thereof; provided, however, that no Lender shall be liable for any of the foregoing to the extent determined by a final, non-appealable judgment of a court of competent jurisdiction to have arisen from the Administrative Agent’s or the Collateral Trustee’s gross negligence or willful misconduct.  The Administrative Agent and the Collateral Trustee shall be fully justified in refusing to take or in continuing to take any action hereunder unless it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  The obligations of each Lender under this Section 7.04 shall survive the payment and performance of the Obligations, the termination of this Agreement and any Lender ceasing to be a party to this Agreement (with respect to events which occurred prior to the time such Lender ceased to be a Lender hereunder).

7.05.         Non-Reliance.  Each Lender represents that it has, independently and without reliance on the Administrative Agent, the Collateral Trustee or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of the business, prospects, management, financial condition and affairs of the Borrower Parties and its own decision to enter into this Agreement and agrees that it will, independently and without reliance upon the Administrative Agent, the Collateral Trustee or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own appraisals and decisions in taking or not taking action under this Agreement.  Neither the Administrative Agent, the Collateral Trustee, nor any of their respective Affiliates, directors, officers, employees, agents or advisors shall (a) be required to keep any Lender informed as to the performance or observance by any Loan Party of the obligations under this Agreement or any other document referred to or provided for herein or to make inquiry of, or to inspect the properties or books of any Loan Party; (b) have any duty or responsibility to disclose to or otherwise provide any Lender, and shall not be liable for the failure to disclose or otherwise provide any Lender, with any credit or other information concerning any Loan Party which may come into the possession of the Administrative Agent or the Collateral Trustee or that is communicated to or obtained by the bank serving as Administrative Agent or Collateral Trustee or any of their respective Affiliates in any capacity, except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent or  the Collateral Trustee hereunder or the other Credit Documents; or (c) be responsible to any Lender for (i) any recital, statement, representation or warranty made by any Loan Party or any officer, employee or agent of any Loan Party in this Agreement or in any of the other Credit Documents, (ii) the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any Credit Document, (iii) the value or sufficiency of the Collateral or the validity or perfection of any of the liens or security interests intended to be created by the Credit Documents, or (iv) any failure by any Loan Party to perform its obligations under this Agreement or any other Credit Document.

7.06.         Resignation of the Administrative Agent or Collateral Trustee.  Each of the Administrative Agent and the Collateral Trustee may resign at any time by giving thirty (30) days prior written notice thereof to the Borrower and the Lenders.  Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent or Collateral Trustee, as applicable, which successor Administrative Agent or Collateral Trustee, if not a Lender, shall be reasonably acceptable to the Borrower; provided, however, that the Borrower shall have no right to approve a successor Administrative Agent or Collateral Trustee if an Event of Default has occurred and is continuing.  Upon the acceptance of any appointment as the Administrative Agent or the Collateral Trustee hereunder by a successor Administrative Agent or Collateral Trustee, as applicable, such successor Administrative Agent or Collateral Trustee shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent or Collateral Trustee, as applicable, and the retiring Administrative Agent or Collateral Trustee shall be discharged from the duties and obligations thereafter arising hereunder; provided that the retiring Administrative Agent or Collateral Trustee shall be discharged from the duties and obligations arising hereunder from and after the end of such thirty (30) day period even if no successor has been appointed.  If no such successor has been appointed, the Required Lenders shall act as the Administrative Agent or Collateral Trustee, as applicable, hereunder and under the other Credit Documents.  After any retiring Administrative Agent’s or Collateral Trustee’s resignation hereunder as the Administrative Agent or the Collateral Trustee, as applicable, the provisions of this Article VII shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent or the Collateral Trustee, as applicable.  In the case of the replacement of the Administrative Agent, the successor Administrative Agent (or if there is no successor, one of the Lenders appointed by the Required Lenders that accepts such appointment) shall also simultaneously replace the then existing Administrative Agent and the then existing Administrative Agent shall be fully released as “L/C Issuer” and “Swing Line Lender” hereunder pursuant to documentation in form and substance reasonably satisfactory to the then existing Administrative Agent.

7.07.         Collateral Matters.

(a)           The Collateral Trustee is hereby authorized by each Lender, without the necessity of any notice to or further consent from any Lender, and without the obligation to take any such action, but subject to the provisions of the Intercreditor Agreement, to take any action with respect to any Collateral or any Security Document which may from time to time be necessary to perfect and maintain perfected the Liens of the Security Documents.

(b)           The Lenders irrevocably authorize the Collateral Trustee, at its option and in its discretion, to release (and to execute and deliver such documents, instruments and agreements as the Collateral Trustee may deem necessary to release) any Lien granted to or held by the Collateral Trustee upon any Collateral (i) upon termination of the Commitments and the full Cash Collateralization of the then outstanding L/C Obligations and the payment in full of all Loans and all other Obligations payable under this Agreement and under the other Credit Documents (other than contingent indemnification obligations and Obligations in respect of Lender Rate Contracts); (ii) constituting property of the Loan Parties which is sold, transferred or otherwise disposed of in connection with any transaction not prohibited by this Agreement or the Credit Documents; (iii) constituting property leased to the Loan Parties under an operating lease which has expired or been terminated in a transaction not prohibited by this Agreement or the Credit Documents or which will concurrently expire and which has not been and is not intended by the Loan Parties to be, renewed or extended; (iv) consisting of an instrument, if the Indebtedness evidenced thereby has been paid in full; or (v) if approved or consented to by those of the Lenders required by Section 8.04.  Upon request by the Collateral Trustee, the Lenders will confirm in writing the Collateral Trustee’s authority to release particular types or items of Collateral pursuant to this Section 7.07.

(c)            Unless all the Lenders otherwise consent in writing, any and all cash collateral for the Obligations shall be released to the Borrower, to the extent not applied to the Obligations, only if (i) the Commitments have been terminated (ii) all Obligations (other than contingent indemnification obligations and Obligations in respect of Lender Rate Contracts) have been paid in full and are no longer outstanding, including, without limitation, any L/C Obligations or any other contingent obligations.

7.08.         Performance of Conditions.  For the purpose of determining fulfillment by the Borrower and the other Loan Parties of conditions precedent specified in Sections 3.01 and 3.02 only, each Lender shall be deemed to have consented to, and approved or accepted, or to be satisfied with each document or other matter sent by the Administrative Agent to such Lender for consent, approval, acceptance or satisfaction, or required under Article III to be consented to, or approved by or acceptable or satisfactory to, that Lender, unless an officer of the Administrative Agent who is responsible for the transactions contemplated by the Credit Documents shall have received written notice from that Lender prior to the making of the requested Loan or the issuance of the requested Letter of Credit specifying its objection thereto and either (i) such objection shall not have been withdrawn by written notice to the Administrative Agent or (ii) in the case of any condition to the making of a Loan, that Lender shall not have made available to the Administrative Agent that Lender’s Proportionate Share of such Loan or Letter of Credit.

7.09.         The Administrative Agent and the Collateral Trustee in their Individual Capacities.  Each of the Administrative Agent and the Collateral Trustee and their respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from and generally engage in any kind of banking or other business with any Loan Party and its Affiliates as though the Administrative Agent and the Collateral Trustee were not the Administrative Agent or Collateral Trustee, L/C Issuer or Swing Line Lender, as applicable, hereunder.  With respect to Loans, if any, made by the Administrative Agent or the Collateral Trustee in its capacity as a Lender, the Administrative Agent or the Collateral Trustee, as applicable, in its capacity as a Lender, shall have the same rights and powers under this Agreement and the other Credit Documents as any other Lender and may exercise the same as though it were not the Administrative Agent, L/C Issuer or Swing Line Lender or the Collateral Trustee, as applicable, and the terms “Lender” or “Lenders” shall include the Administrative Agent or the Collateral Trustee, as applicable, in its capacity as a Lender.  Neither the Administrative Agent or the Collateral Trustee shall be deemed to hold a fiduciary, trust or other special relationship with any Lender and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Administrative Agent or the Collateral Trustee.

7.10.         Collateral Matters/Lender Rate Contracts.  Each Lender on its own behalf or on behalf of its Affiliates understands and agrees that (a) counterparties to Lender Rate Contracts will have the benefits of the Collateral as set forth in the Credit Documents and (b) if the Obligations are repaid as described in Section 7.07, the Collateral will be released as described in Section 7.07 and such Lender and its Affiliates will no longer have the benefits of the Collateral.

7.11.         Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)            to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.02(i), 2.02(j), 2.05, 8.02 and 8.03) allowed in such judicial proceeding; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.05, 8.02 and 8.03.

7.12.         Application of Gaming Laws.

(a)           This Agreement, the Security Agreement and the other Credit Documents are subject to Gaming Laws and approval, if so required, of the applicable Gaming Board.  Without limiting the foregoing, each of the Administrative Agent, the Collateral Trustee and the Lender Parties acknowledges that (i) it is subject to being called forward by the Gaming Board in their discretion, for licensing or a finding of suitability or to file or provide other information, and (ii) all rights, remedies and powers in or under this Agreement and the other Credit Documents, including with respect to the Collateral (including Equity Securities), may be exercised only to the extent that the exercise thereof does not violate any applicable provisions of the Gaming Laws and only to the extent that required approvals are obtained from the requisite Gaming Boards.

(b)            Each of the Administrative Agent, the Collateral Trustee and the Lender Parties agrees to cooperate with all Gaming Boards in connection with the provision of such documents or other information as may be requested by such Gaming Boards relating to the Borrower Parties or to the Credit Documents to the extent not inconsistent with the internal policies of the Lenders and any applicable Governmental Rules or legal or regulatory restrictions.  The Borrower hereby consents to any such disclosure by the Administrative Agent, the Lender Parties or Collateral Trustee to any Gaming Board and releases such parties from any liability for any such disclosure.

(c)            If during the existence of an Event of Default hereunder or under any of the other Credit Documents it shall become necessary, or in the opinion of the Required Lenders advisable, for an agent, supervisor, receiver or other representative of the Administrative Agent, the Collateral Trustee and the Lender Parties to become licensed under any Governmental Rule as a condition to receiving the benefit of any Collateral encumbered by the Security Documents or other Credit Documents or to otherwise enforce the rights of the Administrative Agent and the Lenders under the Credit Documents, the Borrower hereby agrees to assist the Collateral Trustee and the Lender Parties and any such agent, supervisor, receiver or other representative to obtain  licenses and to execute such further documents as may be required in connection therewith.

(d)           The parties acknowledge that the provisions of this Section 7.12 shall not be for the benefit of the Borrower or any other Borrower Party.

ARTICLE VIII. MISCELLANEOUS.

8.01.        Notices.

(a)            Except as otherwise provided herein, all notices, requests, demands, consents, instructions or other communications to or upon the Borrower, any Lender or the Administrative Agent, Collateral Trustee, L/C Issuer or Swing Line Lender under this Agreement or the other Credit Documents shall be in writing and faxed, mailed, emailed or delivered, if to the Borrower or to the Administrative Agent, the Collateral Trustee, the L/C Issuer or the Swing Line Lender, at its respective facsimile number or address set forth below or, if to any Lender, at the address or facsimile number specified for such Lender in Part B of Schedule I (or to such other facsimile number or address for any party as indicated in any notice given by that party to the other parties).  All such notices and communications shall be effective (i) when sent by an overnight courier service of recognized standing, on the second Business Day following the deposit with such service; (ii) when mailed, first-class postage prepaid and addressed as aforesaid through the United States Postal Service, upon receipt; (iii) when delivered by hand, upon delivery; and (iv) when sent by facsimile transmission or e-mail, upon confirmation of receipt; provided, however, that any notice delivered to the Administrative Agent, the L/C Issuer or the Swing Line Lender under Article II shall not be effective until actually received by such Person.

Administrative Agent, Collateral Trustee, L/C Issuer and Swing Line Lender

For Notices of Borrowing, Notices of Conversion and Notices of Interest Period Selection:

Capital One, National Association 201 St. Charles Avenue, 29th Floor New Orleans, LA 70170 Attention: Lori Ferguson Tel. No. (504) 533-5718 Fax No. (504) 533-2060 Email: lorie.ferguson@capitalone.com

For all other notices:

Capital One, National Association
201 St. Charles Avenue, 29th Floor
New Orleans, LA  70170
Attention:  Ross Wales, SVP
Tel. No.  (504) 533-5719
Fax No.  (504) 533-2060
Email:    ross.wales@capitalone.com

Borrower:	Full House Resorts, Inc.
4670 S. Fort Apache Road, Suite 190
Las Vegas, NV 89147
Attention: Mark Miller
Chief Financial Officer/Chief Operating Officer
Tel. No. (702) 221-7800
Fax No. (702) 221-8101
Email: mmiller@fullhouseresorts.com

With a Copy to:	Greenberg Traurig, LLP
2375 East Camelback Road, Suite 700
Phoenix, AZ 85016
Attention: Jeffrey H. Verbin Tel. No. (602) 445-8202
Fax No. (602) 445-8630 Email: verbinj@gtlaw.com

Each Notice of Borrowing, Notice of Conversion and Notice of Interest Period Selection shall be given by the Borrower to the Administrative Agent’s office located at the address referred to above during the Administrative Agent’s normal business hours.  In any case where this Agreement authorizes notices, requests, demands or other communications by the Borrower to the Administrative Agent, the Collateral Trustee or any Lender to be made by telephone or facsimile, the Administrative Agent, the Collateral Trustee or any Lender may conclusively presume that anyone purporting to be a person designated in any incumbency certificate or other similar document received by the Administrative Agent, the Collateral Trustee or a Lender is such a person.

(b)           The Borrower agrees that the Administrative Agent and the Collateral Trustee may make any material delivered by the Borrower to the Administrative Agent or the Collateral Trustee, as well as any amendments, waivers, consents, and other written information, documents, instruments and other materials relating to the Borrower or any of its Subsidiaries, or any other materials or matters relating to this Agreement, the other Credit Documents or any of the transactions contemplated hereby (collectively, the “Communications”) available to the Lenders by posting such notices on an electronic delivery system (which may be provided by the Administrative Agent, the Collateral Trustee, an Affiliate of the Administrative Agent or the Collateral Trustee, or any Person that is not an Affiliate of the Administrative Agent or the Collateral Trustee), such as IntraLinks, The Debt Exchange, Inc., DXSyndicate. or a substantially similar electronic system (the “Platform”).  The Borrower acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) none of the Administrative Agent or the Collateral Trustee nor any of their respective Affiliates warrants the accuracy, completeness, timeliness, sufficiency, or sequencing of the Communications posted on the Platform.  The Administrative Agent and the Collateral Trustee and their respective Affiliates expressly disclaim with respect to the Platform any liability for errors in transmission, incorrect or incomplete downloading, delays in posting or delivery, or problems accessing the Communications posted on the Platform and any liability for any losses, costs, expenses or liabilities that may be suffered or incurred in connection with the Platform except for liability determined by a final, non-appealable judgment of a court of competent jurisdiction to be due to the Administrative Agent’s or the Collateral Trustee’s gross negligence or willful misconduct.  No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Administrative Agent, the Collateral Trustee or any of their respective Affiliates in connection with the Platform.  Each Lender agrees that notice to it (as provided in the next sentence) (a “Notice”) specifying that any Communication has been posted to the Platform shall for purposes of this Agreement constitute effective delivery to such Lender of such information, documents or other materials comprising such Communication.  Each Lender agrees (i) to notify, on or before the date such Lender becomes a party to this Agreement, the Administrative Agent and the Collateral Trustee in writing of such Lender’s email address to which a Notice may be sent (and from time to time thereafter to ensure that the Administrative Agent and the Collateral Trustee has on record an effective email address for such Lender) and (ii) that any Notice may be sent to such email address.

8.02.         Expenses.  The Borrower shall pay on demand, whether or not any Credit Event occurs hereunder, (a) all reasonable and documented fees and expenses, including syndication expenses, travel expenses, attorneys’, consultants’ and experts’ fees and expenses incurred by the Administrative Agent, the Collateral Trustee and the Lead Arranger in connection with the syndication of the facilities provided hereunder, due diligence, the preparation, negotiation, execution and delivery of, and the exercise of its duties under, this Agreement and the other Credit Documents, and the preparation, negotiation, execution and delivery of amendments, waivers, consents, modifications and supplements related to the Credit Documents, (b) all reasonable and documented fees and expenses of the Administrative Agent, the Collateral Trustee and the Lead Arranger in connection with the use of any Platform and (c) all fees and expenses, including attorneys’ fees and expenses, incurred by the Administrative Agent, the Collateral Trustee and the Lenders in the enforcement or attempted enforcement of any of the Obligations or in preserving any of the Administrative Agent’s, the Collateral Trustee’s, the Collateral Trustee’s or the Lenders’ rights and remedies (including, without limitation, all such fees and expenses incurred in connection with any “workout” or restructuring affecting the Credit Documents or the Obligations or any bankruptcy or similar proceeding involving any Borrower Party); provided that the Borrower shall not be obligated to pay for more than one set of lawyers (to consist of primary counsel and local/specialty counsel) for such persons unless multiple sets of counsel are reasonably deemed appropriate due to conflicts of interest.  The obligations of the Borrower under this Section 8.02 shall survive the payment of the Obligations and the termination of this Agreement.

8.03.         Indemnification.  To the fullest extent permitted by law, and in addition to any other indemnity set forth in the Credit Documents, the Borrower agrees to (a) protect, indemnify, defend and hold harmless the Administrative Agent, the Collateral Trustee, the L/C Issuer, the Lead Arranger, the Swing Line Lender, the Lenders and their Affiliates and their respective directors, officers, employees, attorneys, agents, trustees and advisors (collectively, “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, judgments, costs, disbursements, or expenses of any kind or nature and from any suits, claims or demands (including in respect of or for reasonable attorneys’ fees and other expenses) arising on account of or in connection with any matter or thing or action or failure to act by Indemnitees, or any of them, arising out of or relating to (i) the Credit Documents or any transaction contemplated thereby or related thereto, including the making of any Loans, the funding of any Unreimbursed Amounts and any use by the Borrower of any proceeds of the Loans or the Letters of Credit, (ii) any Environmental Damages, (iii) the Acquisition Documents or any transaction contemplated thereby or related thereto, including the Acquisition, (iv) any claims for brokerage fees or commissions in connection with the Credit Documents or the Acquisition Documents or any transaction contemplated thereby or in connection with the Borrower’s failure to conclude any other financing, and to reimburse each Indemnitee on demand for all legal and other expenses incurred in connection with investigating or defending any of the foregoing, (v) the use of any Platform or (vi) any and all excise, sales or other similar taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Security Documents, including any penalties, claims or other losses resulting from any delay in paying such excise, sales or other similar taxes and (b) reimburse each Indemnitee for all reasonable legal fees and other expenses in connection with such Indemnitee’s investigation or defense of any of the foregoing; provided, however, that nothing contained in this Section 8.03 shall obligate the Borrower to protect, indemnify, defend or hold harmless any Indemnitee against any liabilities, obligations, losses, damages, penalties, judgments, costs, disbursements, or expenses to the extent arising out of the gross negligence or willful or reckless misconduct of such Indemnitee as determined by a final, non-appealable judgment of a court of competent jurisdiction.  In the case of any investigation, litigation or proceeding to which the indemnity set forth in this Section 8.03 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, the holders of the Borrower’s Equity Securities, any creditor of the Borrower or an Indemnitee and whether or not an Indemnitee is otherwise a party thereto.  Upon receiving knowledge of any suit, claim or demand asserted by a third party that the Administrative Agent, the Collateral Trustee, the Lead Arranger or any Lender believes is covered by this indemnity, the Administrative Agent, the Collateral Trustee, the Lead Arranger or such Lender, as applicable, shall give the Borrower notice of the matter with reasonable promptness; provided, however, that the failure of the Administrative Agent, the Collateral Trustee, the Lead Arranger or such Lender to so notify the Borrower shall not relieve the Borrower from its obligations under this Section 8.03 or result in any liability of the Administrative Agent, Collateral Trustee, the Lead Arranger or the Lenders.  In connection with any such suit, claim or demand, the Administrative Agent, the Collateral Trustee, the Lead Arranger or such Lender may select its own counsel or request that the Borrower defend such suit, claim or demand, with legal counsel reasonably satisfactory to the Administrative Agent, the Collateral Trustee, the Lead Arranger or such Lender as the case may be, at the Borrower’s sole cost and expense; provided, however, that  the Administrative Agent, the Collateral Trustee, the Lead Arranger or such Lender shall have the right to defend, at the Borrower’s sole cost and expense, any such matter that is in connection with a formal proceeding instituted by any Governmental Authority having authority to regulate or oversee any aspect of the Administrative Agent’s, the Collateral Trustee’s, the Lead Arranger’s or such Lender’s business or that of its Affiliates.  The Administrative Agent, the Collateral Trustee, the Lead Arranger or such Lender may also require the Borrower to defend the matter.  In the event an Indemnitee (or any of its officers, directors or employees) appears as a witness in any action or proceeding brought against the Borrower in which an Indemnitee is not named as a defendant, the Borrower agrees to reimburse such Indemnitee for all out-of-pocket expenses incurred by it (including reasonable fees and expenses of counsel) in connection with its appearing as a witness.  Any failure or delay of the Administrative Agent, the Collateral Trustee, the Lead Arranger or any Lender to notify the Borrower of any such suit, claim or demand shall not relieve the Borrower of its obligations under this Section 8.03.  No Indemnitee referred to above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful or reckless misconduct of such Indemnitee.  The Borrower shall not, without the prior written consent of each Indemnitee affected thereby (which consent will not be unreasonably withheld), settle any threatened or pending claim or action that would give rise to the right of any Indemnitee to claim indemnification hereunder unless such settlement (x) includes a full and unconditional release of all liabilities arising out of such claim or action against such Indemnitee and (y) does not include any statement as to or an admission of fault, culpability or failure to act by or on behalf of any Indemnitee.  The Borrower shall not be liable for any settlement of any claim against any of the Indemnitees made without the Borrower’s prior written consent, which consent shall not be unreasonably withheld or delayed.  The obligations of the Borrower under this Section 8.03 shall survive the payment of the Obligations and the termination of this Agreement.  The obligations of the Loan Parties with respect to Environmental Damages are (1) separate and distinct from the Obligations described within the Real Property Security Documents and the Liens and security interests created in the Real Property Security Documents, and (2) may be enforced against the Loan Parties without regard to the existence of the Real Property Security Documents and independently of any action with respect to the Real Property Security Documents.

8.04.         Waivers; Amendments.  Any term, covenant, agreement or condition of this Agreement or any other Credit Document may be amended or waived, and any consent under this Agreement or any other Credit Document may be given, if such amendment, waiver or consent is in writing and is signed by the Borrower and the Required Lenders (or the Administrative Agent or the Collateral Trustee, in each case on behalf of the Required Lenders with the written approval of the Required Lenders); provided, however, that:

(a)           Any amendment, waiver or consent which would (i) amend the definition of “Required Lenders”, or modify in any other manner the number or percentage of the Lenders required to make any determinations or to waive any rights under, or to modify any provision of, this Agreement, (ii) amend this Section 8.04, (iii) release all or substantially all of the Collateral, (iv) increase the dollar amounts in Section 2.01(h), (v) release any Guarantor, or (vi) amend any provision of Section 8.05 to be more restrictive of participations or assignments, must be in writing and signed or approved in writing by all of the Lenders (provided that any Guarantor may be released without any Lender approval in connection with a sale or other disposition of the Equity Securities of such Guarantor that is permitted under Section 5.02(c) or (d) or is consented to by the Required Lenders in writing);

(b)           Any amendment, waiver or consent which would (i) reduce the principal of or interest on any Loans or L/C Borrowings or any fees or other amounts payable for the account of the Lenders hereunder, (ii) extend any date (including the Maturity Date) fixed for any payment of the principal of or interest on any Loans or any fees or other amounts payable for the account of a Lender (excluding mandatory prepayments required by Sections 2.06(c)(iii) – (vii)), (iii) increase the Total Revolving Loan Commitment or the Total Term Loan Commitment (except in each case as contemplated by Section 2.01(h)) or (iv) amend Section 2.10, must be in writing and signed or approved in writing by each Lender directly adversely affected thereby;

(c)           Any amendment, waiver or consent which increases the Proportionate Share of any Lender must be in writing and signed by such Lender;

(d)           Any amendment, waiver or consent which affects the rights or duties of the Swing Line Lender under this Agreement must be in writing and signed by the Swing Line Lender;

(e)           Any amendment, waiver or consent which affects the rights of any Lead Arranger under Section 8.02 or Section 8.03 must be in writing and signed by such Lead Arranger;

(f)           Any amendment, waiver or consent which affects the rights or duties of the L/C Issuer under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it must be in writing and signed by the L/C Issuer;

(g)           Any amendment, waiver or consent which affects the rights or obligations of the Collateral Trustee must be in writing and signed by the Collateral Trustee; and

(h)           Any amendment, waiver or consent which affects the rights or obligations of the Administrative Agent must be in writing and signed by the Administrative Agent.

For the avoidance of doubt, the application of the provisions of Section 2.01(b) of the Guaranty or any similar provisions in any other Credit Document: (1) is automatic to the extent applicable, (2) is not an amendment or modification of the Guaranty or any other Credit Document and (3) does not require the consent or approval of any Person.

No failure or delay by the Administrative Agent, the Collateral Trustee or any Lender in exercising any right under this Agreement or any other Credit Document shall operate as a waiver thereof or of any other right hereunder or thereunder nor shall any single or partial exercise of any such right preclude any other further exercise thereof or of any other right hereunder or thereunder.  Unless otherwise specified in such waiver or consent, a waiver or consent given hereunder shall be effective only in the specific instance and for the specific purpose for which given.  The Lenders may condition the giving or making of any amendment, waiver or consent of any term, covenant, agreement or condition of this Agreement or any other Credit Document on payment of a fee by the Borrower (which may be payable only to the Lenders that consent to such matters within specified periods).

In connection with any such proposed amendment, modification, waiver or termination requiring the consent of all Lenders (such proposed amendment, modification, waiver or termination, a “Proposed Change”), if the consent of the Required Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this Section 8.04 being referred to as a “Non-Consenting Lender”), then, so long as the Lender that is acting as the Administrative Agent is not a Non-Consenting Lender, at the Borrower’s request, the Lender that is acting as the Administrative Agent or an Eligible Assignee that is acceptable to the Administrative Agent shall have the right with the Administrative Agent’s consent and in the Administrative Agent’s sole discretion (but shall have no obligation) to purchase from such Non-Consenting Lender, and such Non-Consenting Lender agrees that it shall, upon the Administrative Agent’s request, sell and assign to the Lender that is acting as the Administrative Agent or such Eligible Assignee, all of its rights and obligations under this Agreement and the other Credit Documents (including for purposes of this paragraph, the Revolving Loan Commitments, the Revolving Loans, the Term Loan Commitments, the Term Loans, L/C Advances and participations in Swing Line Loans) for an amount equal to the principal balance of all Revolving Loans, Term Loans and L/C Advances, and aggregate amounts funded under Section 2.03(c)(ii) in respect of Swing Line Loans, by the Non-Consenting Lender and all accrued interest and fees with respect thereto through the date of sale (or such other amounts as may be agreed upon by the Non-Consenting Lender and the assignee).  In such event, such Non-Consenting Lender agrees to execute an Assignment Agreement to reflect such purchase and sale, but regardless of whether such Assignment Agreement is executed, such Non-Consenting Lender’s rights hereunder, except rights under Section 8.03 with respect to actions prior to such date, shall cease from and after the date of tender by the purchaser of the amount of the purchase price.

In addition, notwithstanding the foregoing, (x) the Fee Letter may only be amended, modified or changed, or rights or privileges thereunder waived, only by the parties thereto in accordance with the respective provisions thereof and (y) each Lender Rate Contract may only be amended, modified or changed, or rights or privileges thereunder waived, only by the parties thereto in accordance with the respective provisions thereof.

Any amendment, modification, supplement, termination, waiver or consent pursuant to this Section 8.04 shall apply equally to, and shall be binding upon, each of the Administrative Agent, the Collateral Trustee and the Lenders.  Notwithstanding anything to the contrary herein, any Defaulting Lender shall not have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Proportionate Share of such Defaulting Lender may not be increased without the consent of such Defaulting Lender.

Notwithstanding anything to the contrary contained herein or in any other Credit Document, the authority to enforce rights and remedies hereunder and under the other Credit Documents against the Borrower or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent and the Collateral Trustee in accordance with Section 6.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent or the Collateral Trustee from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent or the Collateral Trustee, as applicable) hereunder and under the other Credit Documents, (b) the L/C Issuer from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer) hereunder and under the other Credit Documents or (c) any Lender from exercising setoff rights in accordance with Section 8.06 (subject to the terms of Section 2.10); and provided, further, that if at any time there is no Person acting as Administrative Agent or the Collateral Trustee hereunder and under the other Credit Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent or the Collateral Trustee pursuant to Section 6.02 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.10, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

8.05.         Successors and Assigns.

(a)           Binding Effect.  This Agreement and the other Credit Documents shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Administrative Agent, the Collateral Trustee, the L/C Issuer or the Swing Line Lender all future holders of the Notes and their respective successors and permitted assigns, except that no Loan Party may assign or transfer any of its rights or obligations under any Credit Document  (except in connection with a merger or consolidation permitted by Section 5.02(d)) without the prior written consent of the Administrative Agent, the Collateral Trustee and each Lender.  Any purported assignment or transfer by a Loan Party in violation of the foregoing shall be null and void.

(b)           Participations.  Any Lender may, without notice to or consent of the Borrower, at any time sell to one or more banks or other financial institutions (“Participants”) participating interests in all or a portion of any Loan owing to such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under this Agreement and the other Credit Documents (including for purposes of this Section 8.05(b), participations in L/C Obligations and in Swing Line Loans).  In the event of any such sale by a Lender of participating interests, such Lender’s obligations under this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of its Notes for all purposes under this Agreement and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement pursuant to which any such sale is effected may require the selling Lender to obtain the consent of the Participant in order for such Lender to agree in writing to any amendment, waiver or consent of a type specified in Section 8.04(a)(i) or (iv) or Section 8.04(b)(i) or (ii) but may not otherwise require the selling Lender to obtain the consent of such Participant to any other amendment, waiver or consent hereunder.  The Borrower agrees that if amounts outstanding under this Agreement and the other Credit Documents are not paid when due (whether upon acceleration or otherwise), each Participant shall, to the fullest extent permitted by law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement and any other Credit Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement or any other Credit Documents; provided, however, that (i) no Participant shall exercise any rights under this sentence without the consent of the Administrative Agent, (ii) no Participant shall have any rights under this sentence which are greater than those of the selling Lender and (iii) such rights of setoff shall be subject to the obligation of such Participant to share the payment so obtained with all of the Lenders as provided in Section 2.10(b).  The Borrower also agrees that any Lender which has transferred any participating interest in its Commitment or Loans shall, notwithstanding any such transfer, be entitled to the full benefits accorded such Lender under Sections 2.11, 2.12 and 2.13, as if such Lender had not made such transfer.

(c)           Assignments.  Any Lender may, at any time, sell and assign to any Lender or any Eligible Assignee (individually, an “Assignee Lender”) all or a portion of its rights and obligations under this Agreement and the other Credit Documents (including for purposes of this Section 8.05(c), participations in L/C Obligations and in Swing Line Loans) (such a sale and assignment to be referred to herein as an “Assignment”) pursuant to an assignment agreement in substantially the form of Exhibit E (an “Assignment Agreement”), executed by each Assignee Lender and such assignor Lender (an “Assignor Lender”) and delivered to the Administrative Agent for its acceptance and recording in the Register; provided, however, that:

(i)            Each Assignee Lender that is a Revolving Lender shall provide appropriate assurances and indemnities (which may include letters of credit) to the L/C Issuer and the Swing Line Lender as each may require with respect to any continuing obligation to purchase participation interests in any L/C Obligations or any Swing Line Loans then outstanding;

(ii)           Without the written consent of the Administrative Agent and, if no Event of Default has occurred and is continuing, the Borrower (which consent of the Administrative Agent and the Borrower shall not be unreasonably withheld, conditioned or delayed), no Lender may make any Assignment (x) of Term Loans to any Assignee Lender which is not, immediately prior to such Assignment, a Lender hereunder or an Affiliate thereof or Approved Fund as to such Lender or (y) of Revolving Loan Commitments, Revolving Loans, L/C Advances and Swing Line Loans to any Assignee Lender which is not, immediately prior to such Assignment, a Revolving Lender hereunder; and

(iii)           Without the written consent of (1) the Administrative Agent, (2) if such Assignment would result in the Assignee Lender becoming a Revolving Lender, the L/C Issuer, and (3) if no Event of Default has occurred and is continuing, the Borrower (which consent shall not be unreasonably withheld, conditioned or delayed and shall be deemed to have been given unless the Borrower provides written objection to such assignment to the Administrative Agent with five business days after receiving notice thereof), no Lender may make any Assignment to any Assignee Lender (I) with respect to any Assignment of a Term Loan (or, to the extent such Assignment is made prior to the Initial Funding Date, a Term Loan Commitment) and Revolving Loan Commitment, that is less than Two Million Dollars ($2,000,000) in the aggregate or (II) if, after giving effect to such Assignment, the Term Loan (or, to the extent such Assignment is made prior to the Initial Funding Date, the Term Loan Commitment) and Revolving Loan Commitment of such Lender or such Assignee Lender would be less than Two Million Dollars ($2,000,000) in the aggregate (except that, in each case, a Lender may make an Assignment which reduces its Revolving Loan Commitment or Term Loan (or, to the extent such Assignment is made prior to the Initial Funding Date, Term Loan Commitment) to zero without the written consent of the Borrower and the Administrative Agent except to the extent such written consent is required by Section 8.05(c)(ii) above).

(iv)           Upon such execution, delivery, acceptance and recording of each Assignment Agreement, from and after the Assignment Closing Date determined pursuant to such Assignment Agreement, (A) each Assignee Lender thereunder shall be a Lender hereunder with a Revolving Loan Commitment and Loans as set forth on Attachment 1 to such Assignment Agreement and shall have the rights, duties and obligations of such a Lender under this Agreement and the other Credit Documents, and (B) the Assignor Lender thereunder shall be a Lender with a Revolving Loan Commitment and Loans as set forth on Attachment 1 to such Assignment Agreement or, if the Revolving Loan Commitment and Loans of the Assignor Lender have been reduced to $0, the Assignor Lender shall cease to be a Lender and to have any obligation to make any Loan; provided, however, that any such Assignor Lender which ceases to be a Lender shall continue to be entitled to the benefits of any provision of this Agreement which by its terms survives the termination of this Agreement.  Each Assignment Agreement shall be deemed to amend Schedule I to the extent, and only to the extent, necessary to reflect the addition of each Assignee Lender, the deletion of each Assignor Lender which reduces its Revolving Loan Commitment and Loans to $0 and the resulting adjustment of Revolving Loan Commitment and Loans arising from the purchase by each Assignee Lender of all or a portion of the rights and obligations of an Assignor Lender under this Agreement and the other Credit Documents.  On or prior to the Assignment Closing Date determined pursuant to each Assignment Agreement, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent, in exchange for the surrendered Revolving Loan Note or Term Loan Note, if any, of the Assignor Lender thereunder, a new Revolving Loan Note or Term Loan Note to the order of each Assignee Lender thereunder that requests such a note (with each new Revolving Loan Note to be in an amount equal to the Revolving Loan Commitment assumed by such Assignee Lender and each new Term Loan Note to be in the original principal amount of the Term Loan then held by such Assignee Lender) and, if the Assignor Lender is continuing as a Lender hereunder, a new Revolving Loan Note or Term Loan Note to the order of the Assignor Lender if so requested by such Assignor Lender (with the new Revolving Loan Note to be in an amount equal to the Revolving Loan Commitment retained by it and the new Term Loan Note to be in the original principal amount of the Term Loan retained by it).  Each such new Revolving Loan Note and Term Loan Note shall be dated the Assignment Closing Date, and each such new Note shall otherwise be in the form of the Note replaced thereby.  The Notes surrendered by the Assignor Lender shall be returned by the Administrative Agent to the Borrower marked “Replaced”.  Each Assignee Lender which was not previously a Lender hereunder and which is not organized under the laws of the United States or a state thereof shall, within three (3) Business Days of becoming a Lender, deliver to the Borrower and the Administrative Agent (A) two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI (or successor applicable form), as the case may be, certifying in each case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes or (B) in the case of a Lender that is a Non-Bank Lender, (i) a Non-Bank Certificate and (ii) two accurate and complete original signed copies of United States Internal Revenue Service Form W-8BEN (with respect to the portfolio interest exemption) (or successor form) certifying to such Lender’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments of interest to be made under this Agreement, but only if and to the extent such Lender is legally entitled to do so and if such Lender is unable to, such Lender (other than an assignee pursuant to a request by the Borrower under Section 2.15) shall not be entitled to indemnification for such Taxes under Section 2.12 greater than that to which its assignor was entitled immediately preceding such Assignment.

Notwithstanding anything to the contrary contained herein, if at any time Capital One assigns all of its Commitments and Loans pursuant to Section 8.05(c) above, Capital One may, (i) upon 30 days’ notice to the Borrower and the Lenders, resign as L/C Issuer and/or (ii) upon five Business Days’ notice to the Borrower, terminate the Swing Line.  In the event of any such resignation as L/C Issuer or termination of the Swing Line, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Capital One as L/C Issuer or the termination of the Swing Line, as the case may be.  Capital One shall retain all the rights and obligations of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the Closing Date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund participations in Unreimbursed Amounts pursuant to Section 2.02(c)).  If Capital One terminates the Swing Line, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such termination, including the right to require the Lenders to make Base Rate Loans or fund participations in outstanding Swing Line Loans pursuant to Section 2.03(c).

(d)           Register.  The Borrower hereby designates the Administrative Agent (and the Administrative Agent agrees to serve) as the Borrower’s agent, solely for purposes of this Section 8.05(d), to maintain a register at its address referred to in Section 8.01 (the “Register”) on which it will record the Commitments from time to time of each of the Lenders, the Loans made by, and Letters of Credit of, each of the Lenders and each repayment in respect of the principal amount of the Loans and Letters of Credit of each Lender.  Failure to make any such recordation, or any error in such recordation shall not affect the Borrower’s obligations in respect of such Loans or Letters of Credit.  With respect to any Lender, the transfer of the Commitment of such Lender and the rights to the principal of, and interest on, any Loan or Letter of Credit made pursuant to such Commitment shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent.  The ownership of such Commitment, Loans and Letters of Credit prior to such recordation and all amounts owing to the transferor with respect to such Commitment, Loans and Letters of Credit shall remain owing to the transferor.  The registration of an assignment or transfer of all or part of any Commitment, Loan or Letter of Credit shall be recorded by the Administrative Agent on the Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment Agreement pursuant to Section 8.05(c).  Coincident with the delivery of such an Assignment Agreement to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note evidencing such Loan, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to assigning or transferor Lender.  The Borrower agrees to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 8.05(d), except to the extent caused by the gross negligence or willful misconduct of the Administrative Agent.

(e)           Registration.  Upon its receipt of an Assignment Agreement executed by an Assignor Lender and an Assignee Lender (and, to the extent required by Section 8.05(c), by the Borrower and the Administrative Agent) together with payment to the Administrative Agent by Assignor Lender of a registration and processing fee of $3,500, the Administrative Agent shall (i) promptly accept such Assignment Agreement and (ii) on the Assignment Closing Date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Lenders and the Borrower.  The Administrative Agent may, from time to time at its election, prepare and deliver to the Lenders and the Borrower a revised Schedule I reflecting the names, addresses and respective Commitments or Loans of all Lenders then parties hereto (and in any event Schedule I shall be deemed amended to reflect any assignment consummated pursuant to the terms of this Agreement or upon any Lender becoming a party to this Agreement by any other means (including pursuant to a joinder as contemplated by Section 2.01(h)).

(f)            Confidentiality.  Subject to Section 8.10, the Administrative Agent and the Lenders may disclose the Credit Documents and any financial or other information relating to the Loan Parties to each other or to any potential Participant or Assignee Lender.

(g)           Pledges to Federal Reserve Banks; Other Pledges of Notes.  Notwithstanding any other provision of this Agreement, any Lender may at any time assign or pledge all or a portion of its rights under this Agreement and the other Credit Documents to a Federal Reserve Bank.  No such assignment shall relieve the assigning Lender from its obligations under this Agreement and the other Credit Documents.  In the case of any Lender that is a Fund, such Lender may (i) assign or pledge all or any portion of the Loans held by it (and Notes evidencing such Loans) to the trustee under any indenture to which such Lender is a party in support of its obligations to the trustee for the benefit of the applicable trust beneficiaries, or (ii) pledge all or any portion of the Loans held by it (and Notes evidencing such Loans) to its lenders for collateral security purpose; provided, however, no such pledgee under clause (i) or (ii) shall become a Lender hereunder (by foreclosure, transfer in lieu of foreclosure or otherwise) unless and until it complies with the assignment provisions of this Agreement to become a Lender hereunder and has received all consents required hereunder.

(h)           True Sale.  All participations in the Obligations or any portion thereof, whether pursuant to provisions hereof or otherwise, are intended to be “true sales” for purposes of financial reporting in accordance with Statement of Financial Accounting Standards No. 140.  Accordingly, the L/C Issuer or any Lender that sells or is deemed to have sold a participation in the Obligations (including any participations in Letters of Credit and/or Loans, any participations described in Section 8.05(b) above and any participations under Section 2.10(b)) (each a “Participation Seller”) hereby agrees that if such Participation Seller receives any payment in respect of the Obligations to which such participation relates through the exercise of setoff by such Participation Seller against the Borrower or any other obligor, then such Participation Seller agrees to promptly pay to the participating party in such participation such participant’s pro rata share of such setoff (after giving effect to any sharing with the Lenders under Section 2.10(b) hereof).

(i)            Additional Forms.  If required by applicable Governmental Rules or otherwise deemed prudent by the Administrative Agent, the Borrower and each Lender shall prepare, execute and deliver a completed Form U-1 (or Form G-3, as applicable) for each Lender (and, if applicable, for each Participant, in which case the applicable Lender shall cause its Participant to satisfy the requirements of this Section).

8.06.        Setoff; Security Interest.

(a)           Setoffs By Lenders.  In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, with the prior consent of the Administrative Agent but without prior notice to or consent of the Borrower, any such notice and consent being expressly waived by the Borrower to the extent permitted by applicable Governmental Rules, upon the occurrence and during the continuance of an Event of Default, to set-off and apply against the Obligations any amount owing from such Lender to the Borrower.  The aforesaid right of set-off may be exercised by such Lender against the Borrower or against any trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver or execution judgment or attachment creditor of the Borrower or against anyone else claiming through or against the Borrower or such trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver, or execution judgment or attachment creditor, notwithstanding the fact that such right of set-off may not have been exercised by such Lender at any prior time.  Each Lender agrees promptly to notify the Borrower after any such setoff and application made by such Lender; provided, that the failure to give such notice shall not affect the validity of such set-off and application.

(b)           Security Interest.  As security for the Obligations, the Borrower hereby grants to the Administrative Agent and each Lender, for the benefit of the Administrative Agent and the Lenders, a continuing security interest in any and all deposit accounts or moneys of the Borrower now or hereafter maintained with such Lender.  Each Lender shall have all of the rights of a secured party with respect to such security interest.

8.07.        No Third Party Rights.  Nothing expressed in or to be implied from this Agreement is intended to give, or shall be construed to give, any Person, other than the parties hereto and their permitted successors and assigns hereunder, any benefit or legal or equitable right, remedy or claim under or by virtue of this Agreement or under or by virtue of any provision herein.

8.08.         Partial Invalidity.  If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law or any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Agreement nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.

8.09.         Jury Trial.  EACH OF THE BORROWER, THE LENDERS, THE L/C ISSUER, THE SWING LINE LENDER, THE ADMINISTRATIVE AGENT AND THE COLLATERAL TRUSTEE TO THE FULLEST EXTENT PERMITTED BY APPLICABLE GOVERNMENTAL RULES, HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AS TO ANY ISSUE RELATING HERETO IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT.

8.10.         Confidentiality.  None of the Administrative Agent, the Lead Arranger, the Collateral Trustee or any Lender shall disclose to any Person any Confidential Information, except that the Administrative Agent, the Lead Arranger, the Collateral Trustee and any Lender may disclose any such information (a) to its own directors, officers, employees, auditors, counsel and other advisors and to its Affiliates; (b) to the Administrative Agent, the Lead Arranger, the Collateral Trustee or any other Lender; (c) which is otherwise known or available to the public or which is otherwise known to the receiving party prior to the time such Confidential Information was delivered to the Administrative Agent, the Lead Arranger, the Collateral Trustee or any Lender; (d) if required or appropriate in any report, statement or testimony submitted to any Governmental Authority having or claiming to have jurisdiction over the Administrative Agent, the Lead Arranger, the Collateral Trustee or such Lender; (e) if required in response to any summons or subpoena; (f) in connection with any enforcement by the Administrative Agent, the Lead Arranger, the Collateral Trustee or the Lenders of their rights under this Agreement or the other Credit Documents or any litigation among the parties relating to the Credit Documents or the transactions contemplated thereby; (g) to comply with any Requirement of Law applicable to the Administrative Agent, the Lead Arranger, the Collateral Trustee or such Lender; (h) to any Assignee Lender or Participant or any prospective Assignee Lender or Participant; provided that such Assignee Lender or Participant or prospective Assignee Lender or Participant agrees to be bound by the provisions of (or provisions substantially similar to) this Section 8.10; or (i) otherwise with the prior consent of such Loan Party; provided, however, that any disclosure made in violation of this Agreement shall not affect the obligations of the Loan Parties under this Agreement and the other Credit Documents.  Nothing in this Section 8.10 shall limit the use of any Platform as described in Section 8.01(b).

8.11.         Counterparts.  This Agreement may be executed in any number of identical counterparts, any set of which signed by all the parties hereto shall be deemed to constitute a complete, executed original for all purposes.  Transmission by facsimile, “pdf” or similar electronic copy of an executed counterpart of this Agreement shall be deemed to constitute due and sufficient delivery of such counterpart.  Any party hereto may request an original counterpart of any party delivering such electronic counterpart.

8.12.         Consent to Jurisdiction.  Each of the parties to this Agreement irrevocably submits to the non-exclusive jurisdiction of the courts of the State of New York and the courts of the United States located in New York, New York and agrees that any legal action, suit or proceeding arising out of or relating to this Agreement or any of the other Credit Documents may be brought against such party in any such courts.  In addition, the Borrower irrevocably submits to the non-exclusive jurisdiction of the courts of any State (each a “Real Property State”) where any real property described in any Real Property Security Document is located and the courts of the United States located in any such Real Property State and agrees that any legal action, suit or proceeding arising out of or relating to any Real Property Security Document related to real property located in a Real Property State may be brought against such party in any such courts in such Real Property State.  Final judgment against any party in any such action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the judgment, or in any other manner provided by law.  Nothing in this Section 8.12 shall affect the right of any party to commence legal proceedings or otherwise sue any other party in any other appropriate jurisdiction, or concurrently in more than one jurisdiction, or to serve process, pleadings and other papers upon any other party in any manner authorized by the laws of any such jurisdiction.  The Borrower agrees that process served either personally or by registered mail shall, to the extent permitted by law, constitutes adequate service of process in any such suit.  Each of the parties to this Agreement irrevocably waives to the fullest extent permitted by applicable Governmental Rules (a) any objection which it may have now or in the future to the laying of the venue of any such action, suit or proceeding in any court referred to in the first sentence above; (b) any claim that any such action, suit or proceeding has been brought in an inconvenient forum; (c) its right of removal of any matter commenced by any other party in the courts of the State of New York or any Real Property State or to any court of the United States; (d) any immunity which it or its assets may have in respect of its obligations under this Agreement or any other Credit Document from any suit, execution, attachment (whether provisional or final, in aid of execution, before judgment or otherwise) or other legal process; and (e) any right it may have to require the moving party in any suit, action or proceeding brought in any of the courts referred to above arising out of or in connection with this Agreement or any other Credit Document to post security for the costs of any party or to post a bond or to take similar action.

8.13.         Relationship of Parties.  The relationship between the Borrower, on the one hand, and the Lenders, the Collateral Trustee and the Administrative Agent, on the other, is, and at all times shall remain, solely that of borrower and lenders.  None of the Lenders, the Collateral Trustee or the Administrative Agent shall under any circumstances be construed to be partners or joint venturers of the Borrower or any of its Affiliates; nor shall the Lenders, the Administrative Agent nor the Collateral Trustee under any circumstances be deemed to be in a relationship of confidence or trust or a fiduciary relationship with the Borrower or any of its Affiliates, or to owe any fiduciary duty to the Borrower or any of its Affiliates.  The Lenders, the Administrative Agent, and the Collateral Trustee do not undertake or assume any responsibility or duty to the Borrower or any of its Affiliates to select, review, inspect, supervise, pass judgment upon or otherwise inform the Borrower or any of its Affiliates of any matter in connection with its or their property, any security held by the Administrative Agent, the Collateral Trustee or any Lender or the operations of the Borrower or any of its Affiliates.  The Borrower and each of its Affiliates shall rely entirely on their own judgment with respect to such matters, and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by any Lender, the Administrative Agent or the Collateral Trustee in connection with such matters is solely for the protection of the Lenders, the Administrative Agent and the Collateral Trustee and neither the Borrower nor any of its Affiliates is entitled to rely thereon.

8.14.         Time.  Time is of the essence as to each term or provision of this Agreement and each of the other Credit Documents.

8.15.         Waiver of Punitive Damages.  Notwithstanding anything to the contrary contained in this Agreement, each party to this Agreement hereby agrees that it shall not seek from any other party to this Agreement or from the Lead Arranger any punitive, exemplary or consequential damages under any theory of liability.

8.16.         USA PATRIOT Act.  Each Lender hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

8.17.         Clarification.  Notwithstanding anything to the contrary, the parties hereto understand and agree that Capital One is acting in various capacities under this Agreement and the other Credit Documents and therefore shall be permitted to fulfill its roles and manage its various duties hereunder in such manner as Capital One sees fit and, for the avoidance of doubt, in lieu of sending notices to itself when acting in different capacities Capital One may keep internal records regarding all such communications, notices and actions related to this Agreement and the other Credit Documents in accordance with its past practice.

8.18.         Intercreditor Agreement.  Each Lender hereunder (a) acknowledges that it has received a copy of the Intercreditor Agreement, (b) consents to the priority of Liens provided for in the Intercreditor Agreement, (c) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement and (d) authorizes and instructs the Collateral Trustee to enter into the Intercreditor Agreement as Collateral Trustee (and “First Lien Collateral Agent” thereunder) and on behalf of such Lender.  Notwithstanding anything herein to the contrary, the terms of this Agreement and the other Credit Documents are expressly subject to the terms of the Intercreditor Agreement.  In the event of any conflict between the terms of the Intercreditor Agreement and the terms of this Agreement and the other Credit Documents, the terms of the Intercreditor Agreement shall govern.

[Signatures on following pages]

IN WITNESS WHEREOF, the Borrower, the Lenders, the Administrative Agent, the L/C Issuer and the Swing Line Lender have caused this Agreement to be executed as of the day and year first above written.

BORROWER:	FULL HOUSE RESORTS, INC.,
a Delaware corporation

By: /s/ Mark J. Miller Name: Mark J. Miller Title: COO/CFO

[Signature Page to Credit Agreement – Full House]

ADMINISTRATIVE AGENT, COLLATERAL TRUSTEE, L/C ISSUER. SWING LINE LENDER AND LENDER:	CAPITAL ONE, NATIONAL ASSOCIATION,

By: /s/ Ross S. Wales
Name: Ross S. Wales
Title: Senior Vice President

[Signature Page to Credit Agreement – Full House]

LENDERS:	NEVADA STATE BANK

By: /s/ James Gazza
Name: James Gazza
Title: AVP

[Signature Page to Credit Agreement – Full House]

FIRST TENNESSEE BANK NATIONAL ASSOCIATION

By: /s/ Sherman Shipley
Name: Sherman Shipley
Title: Vice President

[Signature Page to Credit Agreement – Full House]

TRUSTMARK NATIONAL BANK

By: /s/ Craig E. Sosebee
Name: Craig E. Sosebee
Title: First Vice President

[Signature Page to Credit Agreement – Full House]

BANK OF NEVADA

By: Daron Joseph
Name: Daron Joseph
Title: SVP

[Signature Page to Credit Agreement – Full House]